As Filed with the Securities and Exchange Commission on September 26, 1997
                                                      Registration No. 333-33167
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           ---------------------------


                               Amendment No. 2 to
                                    Form S-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                                  Versar, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                           8711                 54-0852979
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Indentification
                                                                     Number)
                           ---------------------------

                                                       James C. Dobbs
                                                        Versar, Inc.
          6850 Versar Center                         6850 Versar Center
     Springfield, Virginia 22151                Springfield, Virginia 22151
           (703) 750-3000                              (703) 750-3000
   (Address,  including zip code, and        (Name, address, including zip code,
telephone number, including area code, of   and telephone number, including area
registrant's principal executive offices)        code, of agent for service)

                           ---------------------------

                        Copies of all communications to:

      Elizabeth Hardy Noe, Esq.                     Steven B. Jackman, Esq.
Paul, Hastings, Janofsky & Walker LLP               Sills Cummis Zuckerman
             Suite 2400                                 Radin Tischman
        600 Peachtree Street                         Epstein & Gross, P.A.
       Atlanta, Georgia 30308                        One Riverfront Plaza
           (404) 815-2400                          Newark, New Jersey  07102
                                                        (201) 643-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this Registration Statement.
                           ---------------------------

      If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                           ---------------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                                                PRELIMINARY COPY

                                [SMC LETTERHEAD]

                                                              September __, 1997

To Our Stockholders:

     You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Science Management Corporation ("SMC"), to be held on October 22, 1997 at 10:00 a.m. Eastern Daylight Time at The Bridgewater Manor, 1251 Routes 202/206, Bridgewater, New Jersey, 08807.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of July 29, 1997 (the "Merger Agreement"), among SMC, Versar, Inc., a Delaware corporation ("Versar"), and its wholly-owned subsidiary, Versar Acquisition I, Corp., a Delaware corporation ("Sub"), pursuant to which SMC will be merged with and into Sub (the "Merger"), each share of common stock, $0.10 par value per share (the "SMC Common Stock"), of SMC (other than shares held by Versar or shares as to which appraisal rights have been perfected and not withdrawn) will be converted into the right to receive .573584 of a share of common stock, $0.01 par value of Versar (the "Versar Common Stock"), and all outstanding preferred stock, $1.00 par value per share ("SMC Preferred Stock"), of SMC will be cancelled. The Merger Agreement is described more thoroughly in the attached Proxy Statement, which stockholders are urged to read carefully.

     After careful consideration, your Board of Directors believes that the Merger is in the best interests of SMC and its stockholders. Accordingly, your Board of Directors has unanimously approved the Merger Agreement and recommends that holders of SMC Common Stock vote FOR approval of the Merger Agreement.

     All stockholders are invited to attend the meeting in person. The affirmative vote of the holders of a majority of the issued and outstanding shares of SMC Common Stock and SMC Preferred Stock voting as one class will be necessary for approval and adoption of the Merger Agreement. Versar currently owns approximately 53.5% of the issued and outstanding SMC Common Stock and 100% of the outstanding SMC Preferred Stock and intends to vote such stock in favor of the Merger. Further, pursuant to lock-up agreements entered into with Versar, certain officers of SMC, collectively owning an aggregate of 15% of the issued and outstanding shares of SMC Common Stock, have agreed to vote their respective shares of SMC Common Stock in favor of the Merger Agreement. Accordingly, approval of the Merger Agreement by the stockholders is assured.

     Even if you plan to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy in the enclosed postage pre-paid envelope. If you attend the Special Meeting, you may vote in person whether or not you have previously returned your proxy.

                                 Sincerely,


                                 James A. Skidmore, Jr.
                                 Chairman, President and Chief Executive Officer

                                                                PRELIMINARY COPY

                         Science Management Corporation
                               721 Routes 202/206
                          Bridgewater, New Jersey 08807
                                 (908) 722-0300

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      to be held on October 22, 1997

                           ---------------------------

     Notice is hereby given that a Special Meeting of the stockholders (the "Special Meeting") of Science Management Corporation, a Delaware corporation ("SMC"), will be held on October 22, 1997 at 10:00 a.m. Eastern Daylight Time, at The Bridgewater Manor, 1251 Routes 202/206, Bridgewater, New Jersey 08807, for the purpose of considering and voting upon the following matters:

     1. A proposal to approve and adopt an Agreement and Plan of Merger dated as of July 29, 1997 (the "Merger Agreement"), among SMC, Versar, Inc., a Delaware corporation ("Versar"), and Versar's newly formed, wholly-owned subsidiary Versar Acquisition I, Corp., a Delaware corporation ("Sub"), pursuant to which, among other things, SMC will be merged with and into Sub (the "Merger") and, as a result, SMC will become a wholly-owned subsidiary of Versar, each share (other than shares held by Versar or shares as to which appraisal rights have been perfected and not withdrawn) of the common stock, $0.10 par value per share (the "SMC Common Stock"), of SMC will be converted into the right to receive .573584 of a share of common stock of Versar and all outstanding preferred stock, $1.00 par value per share ("SMC Preferred Stock"), of SMC will be cancelled.

     2. Such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

     Holders of record of SMC Common Stock and SMC Preferred Stock at the close of business on September 5, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     If the Merger Agreement proposed herein is approved by the holders of SMC Common Stock and SMC Preferred Stock at the Special Meeting and the Merger is effected by SMC, any stockholder of SMC who (i) delivers to SMC, before the taking of the vote on the approval of the Merger Agreement, written notice of his intent to demand payment for his shares if the Merger is effectuated, (ii) does not vote his shares in favor of the Merger and (iii) otherwise complies with Section 262 of the Delaware General Corporation Law, has or may have the right to demand in writing from SMC, payment for such stockholder's shares and an appraisal of the value thereof. SMC and any such stockholder shall in such case have the rights and duties and shall follow the procedure set forth in
Section 262 of the Delaware General Corporation Law regarding appraisal rights.

     Please fill in the appropriate blanks, sign, date and return the enclosed proxy card, whether or not you plan to attend the Special Meeting. If you attend the meeting and wish to vote in person, you may do so by withdrawing your proxy prior to voting at the Special Meeting. Proxies may be revoked by (i) filing with the Secretary of SMC at or before the taking of the vote at the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of SMC before the taking of the vote at the Special Meeting or
(iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).


                                            By Order of the Board of Directors


                                            Marion G. Hilferty
[Date]                                      Secretary

                                                                PRELIMINARY COPY

                                  Versar, Inc.
                                   PROSPECTUS

                         ------------------------------
                         Science Management Corporation
                                 Proxy Statement
                         ------------------------------

     This Proxy Statement/Prospectus is being furnished to the holders as of September 5, 1997 (the "Record Date"), of common stock, $0.10 par value per share (the "SMC Common Stock"), and preferred stock, $1.00 par value per share (the "SMC Preferred Stock"), of Science Management Corporation, a Delaware corporation ("SMC"), in connection with the solicitation of proxies by SMC's Board of Directors (the "SMC Board"), for use at a special meeting of stockholders of SMC (the "Special Meeting") to be held on October 22, 1997 at 10:00 a.m. Eastern Daylight Time at The Bridgewater Manor, 1251 Routes 202/206, Bridgewater, New Jersey 08807, and at any postponements or adjournments thereof. This Proxy Statement/Prospectus and the accompanying Proxy Card are first being mailed to stockholders of SMC on or about ____________________, 1997.

     At the Special Meeting, holders of SMC Common Stock and SMC Preferred Stock will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of July 29, 1997 (the "Merger Agreement"), among SMC, Versar, Inc., a Delaware corporation ("Versar"), and Versar's newly organized, wholly-owned subsidiary, Versar Acquisition I, Corp., a Delaware corporation ("Sub"), pursuant to which SMC will be merged with and into Sub (the "Merger") and, as a result, SMC will become a wholly-owned subsidiary of Versar, each share of SMC Common Stock (other than shares held by Versar and shares as to which appraisal rights have been perfected and not waived) will be converted into the right to receive .573584 of a share of common stock, $0.01 par value per share, of Versar (the "Versar Common Stock") and each share of SMC Preferred Stock will be cancelled. The Merger is described more thoroughly in this Proxy Statement/Prospectus and in the documents attached hereto which stockholders are urged to read carefully. The stockholders of SMC will also consider and vote upon such other matters as may properly come before the Special Meeting and any postponements or adjournments thereof.

     See "Risk Factors" on page 13 for a discussion of certain considerations in evaluating the Merger.

     Under Delaware law, stockholders of SMC will have appraisal rights in connection with the Merger. See "The Merger - Appraisal Rights," and Appendix
II. In order to exercise such appraisal rights properly, and in addition to other requirements of Delaware law, a dissenting stockholder must refrain from voting in favor of the Merger.

     This Proxy Statement/Prospectus also constitutes a prospectus of Versar pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 533,433 shares of Versar Common Stock that may be issued in consideration of the Merger to the holders of SMC Common Stock. Versar will not issue fractional shares of Versar Common Stock, but instead will pay cash to any stockholder otherwise entitled to receive a fractional share. See "Summary - The Merger," "The Merger - Exchange of Stock Certificates" and Appendix I.

     Versar is publicly traded on the American Stock Exchange (the "AMEX"). On September 16, 1997 the last reported sale price per share of Versar Common Stock was $5.0625. Although SMC is publicly traded, no active public trading market exists for SMC Common Stock. See "Summary - Market Value of Versar and SMC Common Stock."

  THE SECURITIES OF VERSAR, INC. OFFERED IN CONNECTION WITH THE MERGER HAVE NOT
    BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
      ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is __________, 1997.

                              AVAILABLE INFORMATION


     Versar has filed with the Securities Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, for the registration of Versar Common Stock to be issued in the proposed Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Versar Common Stock and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the public reference rooms and facilities of the Commission referred to below.

     Versar  is  subject  to the  information  requirements  of  the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the public reference facilities in the New York Regional Office, Seven World Trade Center, 14th Floor, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http:/www.sec.gov) that contains all information filed electronically by Versar with the Commission, including this Proxy Statement/Prospectus. In addition, such reports and other information may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Versar's annual report on Form 10-K for the year ended June 30, 1996, as previously filed by Versar with the Commission, is incorporated herein by reference for purposes of incorporating the information included therein concerning directors and executive officers of Versar, who shall remain in such capacities subsequent to the Merger, the compensation of such directors and executive officers and certain relationships and related transactions thereof, and principal holders of outstanding voting securities of Versar.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.


                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Versar and SMC. Statements in this document that are not historical facts are hereby identified as "forward- looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Versar cautions the reader that such "forward-looking statements" including without limitation, those relating to Versar's and SMC's future business prospects, revenues, working capital, liquidity and capital needs and the possible impact of current and future claims against either company based on negligence and other theories of liability, and regarding Versar's cost controls and reductions, resolution of billing delays, and the possibility of making additional acquisitions, wherever they occur in this document, are necessarily estimates reflecting the best judgment of Versar's and SMC's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements," including the possibilities that the demand for Versar's or SMC's services may decline as a result of possible changes in general and industry specific economic conditions and the effect of competitive services and pricing, the risk that one or more current or future claims made against either company could result in substantial liabilities and the risk of failure of Versar to integrate effectively the businesses of SMC. Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement/Prospectus.

     The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forwardlooking statements. These "forward-looking statements" are found at various places throughout this document. The reader is cautioned not to place undue reliance on forward-looking statements included herein and to read carefully the discussion of risks set forth under the heading "Risk Factors" for an understanding of the types of risks that may cause results to differ from those projected herein.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Versar, SMC or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Versar Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION........................................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  1

FORWARD-LOOKING STATEMENTS...................................................  1

SUMMARY......................................................................  6

RISK FACTORS................................................................. 14
     Integration of Versar and SMC........................................... 14
     Dependence on Government Contracts...................................... 14
     Regulatory Enforcement.................................................. 14
     Competition............................................................. 14
     Growth Potential of Environmental Consulting Industry .................. 14
     Dependence on Key Personnel............................................. 14
     Versar Acquisition Growth Strategy, Integration of Acquired
       Companies and Impact of Industry Consolidation on Growth Strategy .... 15
     Financial Constraints................................................... 15
     Weather Conditions...................................................... 15
     Potential Federal Income Tax Consequences............................... 15

THE SMC SPECIAL MEETING...................................................... 15
     Time, Date and Place.................................................... 15
     Matters to be Considered at the Special Meeting......................... 16
     Voting and Record Date.................................................. 16
     Proxies  ............................................................... 16


THE MERGER................................................................... 17
     General  ............................................................... 17
     Effects of the Merger................................................... 17
     Procedures for Exchange of Certificates................................. 17
     Background and Reasons for the Merger................................... 18
     Special Committee Review of the Merger and Recommendation to the Board.. 23 The Board's Approval of the Merger and Recommendation Regarding the
        Merger............................................................... 23
     Interests of Certain Persons in the Merger.............................. 24
     American Stock Exchange Listing......................................... 24
     Resale of Versar Common Stock by Affiliates............................. 24
     Material Federal Income Tax Consequences of the Merger.................. 25
     Regulatory Approvals.................................................... 26
     Accounting Treatment.................................................... 26
     Appraisal Rights........................................................ 26


THE MERGER AGREEMENT......................................................... 27
     General  ............................................................... 27
     Closing; Effective Time................................................. 28
     Merger Consideration.................................................... 28
     Representations and Warranties.......................................... 28
     Conduct of Business of SMC Prior to the Effective Time.................. 29
     Acquisition Proposals................................................... 29
     Conditions to Consummation of the Merger................................ 29

     Termination............................................................. 30
     Lock-up Agreements...................................................... 30
     Amendments and Waivers.................................................. 31
     Expenses ............................................................... 31

BUSINESS OF VERSAR........................................................... 31
     Background and Perspective.............................................. 31
     A Business Approach to Environmental Management......................... 31
     Establishing the Foundation for the Future.............................. 32
     Consulting Core Business................................................ 33
     Strategic Planning and Pollution Prevention............................. 33
     Total Compliance Management............................................. 34
     Personal Protection Equipment/ChemDemil................................. 35
     Corrective/Remedial Action.............................................. 36
     Backlog  ............................................................... 37
     Markets and Customers................................................... 37
     Competition............................................................. 37
     Employees............................................................... 37
     Market Driving Forces and The Future.................................... 37
     Properties.............................................................. 38
     Legal Proceedings....................................................... 38

SELECTED FINANCIAL DATA -- VERSAR............................................ 40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS -- VERSAR.................................................... 41
     Comparison of Nine Months Ended March 31, 1997 to Nine Months Ended
        March 31, 1996....................................................... 41
     Comparison of Fiscal Years Ended June 30, 1996, 1995 and 1994........... 41
     Liquidity and Capital Resources......................................... 43
     Impact of Accounting Standards.......................................... 43
     Impact of Inflation..................................................... 43

RECENT DEVELOPMENTS.......................................................... 44

BUSINESS OF SMC.............................................................. 44
     SMC Business Information Systems........................................ 45
     SMC Consulting.......................................................... 45
     SMC Environmental Services Group........................................ 46
     Engineering, Design and Construction Services Group..................... 47
     Employees............................................................... 47
     Properties.............................................................. 48
     Legal Proceedings....................................................... 48

SELECTED FINANCIAL DATA - SMC................................................ 49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS - SMC........................................................ 50
     First Six Months and Second Quarter 1997 Compared to 1996............... 50
     Comparison Of The Five Months Ended December 31, 1996, The Seven Months
        Ended July 31, 1996, And The Years Ended December 31, 1995 and 1994.. 50
     Liquidity And Capital Resources......................................... 52
     Impact of Inflation..................................................... 52

PRINCIPAL STOCKHOLDERS OF SMC................................................ 53
     Security Ownership Of Certain Beneficial Owners......................... 53
     Security Ownership Of Management........................................ 54

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)............ 55

DESCRIPTION OF CAPITAL STOCK OF VERSAR....................................... 61
     Authorized Capital Stock................................................ 61
     Versar Common Stock..................................................... 61
     Versar Preferred Stock.................................................. 61
     Certain Provisions of the DGCL.......................................... 61
     Limitations on Liability of Officers and Directors...................... 61
     Transfer Agent and Registrar............................................ 62

COMPARISON OF RIGHTS OF VERSAR STOCKHOLDERS AND SMC STOCKHOLDERS............. 62
     Classes and Series of Capital Stock..................................... 62
     Conversion and Dissolution.............................................. 62
     Size and Election of Board of Directors................................. 63
     Special Meetings of Stockholders........................................ 63
     Vote Required for Extraordinary Corporate Transactions.................. 63
     Nominations of Directors................................................ 64
     Amendment or Repeal of Certificate of Incorporation and Bylaws.......... 64
     Liability of Directors.................................................. 64
     Action By Written Consent............................................... 64

EXPERTS...................................................................... 65

LEGAL MATTERS................................................................ 65

                                     SUMMARY

     The following is a brief summary of information contained elsewhere in this Proxy Statement/Prospectus. This summary is not a complete statement of all information, facts or materials relating to a stockholder's decision with respect to the matters to be voted on at the Special Meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Stockholders are urged to review carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

General

The Merger........  This Proxy Statement/Prospectus relates  to  a  proposal  to approve an Agreement and Plan of Merger dated as of July 29, 1997, as amended (the "Merger Agreement"), among SMC, Versar and Sub, pursuant to which SMC will be merged into Sub. Upon consummation of the Merger, each outstanding share of SMC Common Stock (other than shares held by Versar or shares as to which appraisal rights have been perfected and not withdrawn) will be converted into the right to receive .573584 of a share of Versar Common Stock and all outstanding shares of SMC Preferred Stock (all of which are held by Versar) will be cancelled. The Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix I, and any summary contained herein of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement.

The Parties

SMC...............  SMC is a  diversified  international  professional  services firm,providing clients in the private and public sectors with expertise in four major areas as follows: (i) management services, (ii) information system services, (iii) environmental services and (iv) engineering, design and construction services to the process industry. SMC filed for bankruptcy on July 28, 1993 and emerged from bankruptcy on July 10, 1996. During the pendency of the bankruptcy proceedings, SMC's operating subsidiaries, which were not subject to the bankruptcy proceedings, continued to operate SMC's traditional business, although they did not receive the financial support SMC had provided in the past. Following emergence from bankruptcy, SMC has suffered continuing problems in growing its business and returning to profitability. Notwithstanding these difficulties, since emerging from bankruptcy, SMC has continued to maintain its traditional business and has developed a new consulting operation in France and signed a strategic alliance with its ex-Dutch subsidiary which continues to use the SMC international tradename. The principal executive offices of SMC are located at 721 Routes 202/206, Bridgewater, New Jersey 08807.

Versar and Sub....  Versar,   founded  in  1969,   is  a  nationally  recognized
                    environmental and infrastructure  engineering and consulting firm. From a network of 17
                    offices   nationwide,   Versar   specializes   in  providing
                    environmental risk and infrastructure management services to industry, government and commercial clients. Sub is a wholly-owned subsidiary of Versar formed for the purpose of engaging in the Merger. Sub has not engaged in any business other than in connection with its formation and the Merger.
                    The principal executive offices of both Versar and Sub are located at 6850 Versar Center, Springfield, Virginia 22151.

The Special Meeting

Time, Date and
  Place...........  The Special Meeting will be held at The  Bridgewater  Manor,
                    1251 Routes 202/206, Bridgewater, New Jersey 08807, on October 22, 1997, commencing at 10:00 a.m. Eastern Day-light Time.

Matters to be
 Considered at the
 Special Meeting.. At the Special Meeting, the stockholders of SMC will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and such other business as may properly come before the meeting and any postponements or adjournments thereof.

Record Date....... Holders  of  record  of  shares  of SMC  Common Stock and SMC
                   Preferred Stock at the close of business on September 5, 1997 are entitled to notice of, and to vote at, the Special Meeting.

Voting and Lock-up
 Agreements....... Under the laws of the State of Delaware, the affirmative vote of the holders of a majority of the shares of SMC Common Stock and SMC Preferred Stock issued and outstanding on the Record Date voting together as a class is required to authorize the Merger Agreement. See "THE SMC SPECIAL MEETING -- Voting and Record Date."

                   SMC is seeking approval of the Merger Agreement under the laws of the State of Delaware. Under the laws of the State of Delaware, absent either failure of SMC to comply with procedural requirements of such law or its certificate of incorporation or bylaws or the obtaining of a vote in favor of the Merger Agreement by fraud or deceptive means (in which case other remedies are available), the exclusive remedy of any stockholder desiring to challenge the Merger Agreement is the exercise of appraisal rights. A stockholder may vote in favor of or against the Merger Agreement or abstain from voting. An abstention counts as a "no" vote with respect to approval of the Merger Agreement and does not prohibit a stockholder who otherwise complies with the applicable legal requirements from exercising appraisal rights. SMC intends to use this exclusive remedy defense against any challenges to the Merger Agreement or the corporate action giving rise to it.

                   Versar   holds   approximately   53.5%   of  the  issued  and
                   outstanding SMC Common Stock and 100% of the issued and outstanding shares of SMC

                   Preferred Stock and intends to vote such stock in favor of the Merger Agreement. Further, pursuant to lock-up agreements entered into between Versar and certain stockholders of SMC (who are also officers of SMC), collectively owning an aggregate of 15% of the outstanding shares of SMC Common Stock, such stockholders have agreed to vote their respective shares of SMC Common Stock in favor of the Merger Agreement. Accordingly, approval of the Merger by the stockholders is assured. See "THE MERGER AGREEMENT -- Lock-up Agreements."

Effects of the
 Merger........... Upon consummation of the Merger, SMC will merge with and into
                   Sub and the surviving corporation of such merger will be a direct, wholly- owned subsidiary of Versar. Each share of SMC Common Stock outstanding immediately prior to the Effective Time (other than shares held by Versar or shares as to which appraisal rights have been perfected and not withdrawn) will be converted into the right to receive .573584 of a share of Versar Common Stock. All outstanding shares of SMC Preferred Stock will be cancelled. See "THE MERGER -- Effects of the Merger."

Procedures for
 Exchange of
 Certificates..... Promptly after the Effective Time as defined herein, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of SMC Common Stock will be mailed to each holder of SMC Common Stock for use in exchanging such holder's stock certificates for the Versar Common Stock and cash in lieu of fractional shares (the "Merger Consideration") to which each holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Procedures for Exchange of Certificates."

Background and
 Reasons for
 the Merger....... Subsequent to SMC's emergence from bankruptcy, disputes arose between SMC's principal stockholder and the management of SMC with respect to, among other things, the management and working capital requirements of the company. Versar purchased the various stock ownership interests of such principal stockholder and is consummating the Merger in connection with such purchase to provide liquidity to the remaining outside stockholders of SMC. The terms of the Merger were negotiated in connection with Versar's purchase of the principal stockholder's interest. As a result, many of the outstanding difficulties of SMC arising since its emergence from bankruptcy will be resolved in connection with the Merger. See "THE MERGER -- Background and Reasons for the Merger."

AMEX Listing.....  A subsequent listing  application will be filed with the AMEX to list the shares of Versar Common Stock to be issued to the SMC stockholders upon consummation of the Merger. Although no assurance can be given that the AMEX will accept such shares of Versar Common Stock for listing, Versar anticipates that these shares will qualify for listing. See "THE MERGER -- American Stock Exchange Listing."

Recommendation of
 the Board of
 Directors.......  The Board  has  unanimously approved the Merger Agreement and recommends to SMC's stockholders that they vote FOR its approval. The Board has determined that the Merger represents an attractive opportunity for the stockholders to exchange their illiquid shares of SMC Common Stock for freely tradeable shares of a financially stable company for fair value. See "THE MERGER -- The Board's Approval of the Merger and Recommendation Regarding the Merger."

Interests of Certain
 Persons in the
 Merger..........  Certain members  of management and the  Board of Directors of
                   SMC have interests in the Merger that are in addition to or different from the interests of stockholders of SMC generally. Such interests relate to continued employment of certain executive officers of SMC following the Merger, the election of James A. Skidmore, Jr. to the Board of Directors of Versar, and certain other SMC board members' affiliation with Versar. Further, Versar has granted options to purchase an aggregate of 87,750 shares of Versar Common Stock to certain members of SMC management and other key employees in connection with the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

Regulatory
 Approvals.......  No  governmental  approvals  are required with respect to the
                   Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

Accounting
 Treatment.......  Versar accounted  for its  acquisition of 53.5% of the issued and outstanding SMC Common Stock and the outstanding SMC Preferred Stock under the purchase method of accounting. The Merger constitutes an acquisition of minority interests and will also be accounted for under the purchase method of accounting. As a result, the total consideration paid by Versar for its interests in SMC will be allocated to the assets and liabilities of SMC based on the fair value of the assets and liabilities acquired.


Material Income Tax
 Consequences....  It is currently  contemplated that the Merger will qualify as a tax-free reorganization. If the Merger does so qualify, no gain or loss will be recognized for federal income tax purposes by SMC, Versar or Sub as a result of the Merger. In addition, no gain or loss will be recognized by holders of SMC Common Stock as a result of the exchange of their SMC Common Stock for Versar Common Stock, except for any cash received for fractional shares. However, the Merger may not qualify as a tax-free reorganization, depending upon the level of appraisal rights perfected, the value of the Versar Common Stock at the time of the Merger, and how many shares of Versar Common Stock are sold by former SMC stockholders after the Merger. If the Merger does not qualify for tax-free reorganization status, the SMC stockholders will recognize a gain or loss upon the exchange of their SMC Common Stock for Versar Common Stock.
                    Regardless of whether the Merger qualifies for tax-free reorganization status, SMC stockholders who perfect appraisal rights will recognize gain or loss upon exchange of their SMC Common Stock for cash. See "THE MERGER -- General -- and -- Material Federal Income Tax Consequences of the Merger."


Appraisal Rights..  All stockholders of SMC on the Record  Date will be entitled to exercise appraisal rights in accordance with Delaware law with respect to the Merger. A stockholder wishing to exercise appraisal rights must file a notice with SMC before the taking of the vote on the approval of the Merger Agreement, must not vote in favor of the Merger (i.e., vote "no" or abstain from voting) and must comply with all other provisions of Delaware law necessary for the perfection of appraisal rights. See "THE MERGER -- Appraisal Rights."

The Merger Agreement


General  .........  Upon  the  terms and subject to the conditions of the Merger
                    Agreement, SMC will merge with and into Sub effective as of the Effective Time. Upon consummation of the Merger, SMC will become a wholly-owned subsidiary of Versar and the stockholders of SMC will receive the Merger Consideration described herein. Notwithstanding the above, if Versar (in its sole discretion) determines that the Merger may not qualify for tax-free reorganization status, the Merger Agreement provides that Versar has the option (in its sole discretion, after consultation with SMC) to restructure the Merger such that Sub will merge with and into SMC, with SMC becoming the surviving corporation. See "THE MERGER -- General -- and -- Material Federal Income Tax Consequences of the Merger."


Effective Time....  The effective time of the Merger (the "Effective Time") will occur upon the filing of a Certificate of Merger with the Secretary of State of Delaware and acceptance thereof by such Secretary of State or such later date as may be specified in such certificate. It is anticipated that such certificate will be filed promptly after the Special Meeting. See "THE MERGER AGREEMENT -- Closing; Effective Time."

Merger
   Consideration..  In  consideration  for the Merger, Versar will issue .573584 of a share of Versar Common Stock in exchange for each share of SMC Common Stock (other than shares held by Versar and shares as to which appraisal rights have been perfected and not withdrawn). In lieu of issuing fractional shares of Versar Common Stock, Versar will pay cash to any stockholder otherwise entitled to receive a fractional share, in an amount equal to the fair market value of such fractional share. No consideration will be allocated to shares of SMC Preferred Stock, all of which are held by Versar and will be cancelled in connection with the Merger.

Conditions to and
   Termination of
   the Merger..... The  consummation  of  the  Merger  is  subject  to  a number of conditions and the Merger Agreement may be terminated by either party upon the occurrence or failure to occur of certain events. See "THE MERGER AGREEMENT -- Conditions
                   to   Consummation   of  the  Merger -- and -- Termination."

Market Value of Versar
and SMC Common Stock

Market for Versar
   Common Stock...  Versar  Common  Stock is traded on the AMEX under the symbol
                    "VSR." The following table sets forth the actual high and low closing sale prices for the Versar Common Stock for the periods indicated.

                                                             Versar Common Stock
                                                             -------------------
                            Period                             High        Low
                            ------                           -------     -------
                    Fiscal Year Ending June 30, 1998
                    First Quarter (thru September 16,
                      1997)................................. $5.0625     $3.375


                    Fiscal Year Ended June 30, 1997

                    Fourth Quarter..........................  4.000       3.1875

                    Third Quarter...........................  3.1875      3.000

                    Second Quarter..........................  3.250       2.5625

                    First Quarter...........................  3.9375      2.5625


                    Fiscal Year Ended June 30, 1996


                    Fourth Quarter..........................  4.688       2.625

                    Third Quarter...........................  3.563       2.750

                    Second Quarter..........................  4.063       3.125

                    First Quarter...........................  4.813       3.000


                    Fiscal Year Ended June 30, 1995


                    Fourth Quarter..........................  3.438       2.625

                    Third Quarter...........................  3.125       2.000

                    Second Quarter..........................  4.000       2.563

                    First Quarter...........................  3.938       2.875


                    On May 2, 1997, the last trading day prior to the announcement by Versar that it had purchased a controlling interest in SMC and that it intended to propose the Merger, the closing sale price of Versar Common Stock as reported on the AMEX was $3.5625 per share. On September 16, 1997, the closing sale price of Versar Common Stock as reported on the AMEX was $5.0625 per share. The number of recordholders of Versar Common Stock as of June 30, 1997 was 748.

Market for SMC

   Common Stock...  Although  SMC  is a reporting company under the Exchange Act and has been publicly traded in the past on the AMEX, SMC Common Stock now trades on the over-the-counter bulletin board. There is no established public trading market for SMC Common Stock and trades in the stock are sporadic, constituting on average fewer than one trade per month. The number of record holders of SMC Common Stock as of August 31, 1997 was 655.

Dividends.........  No  cash  dividends  have been paid by Versar since it began public trading of its stock in 1986. The Board of Directors of Versar intends to retain any future earnings for use in Versar's business and does not anticipate paying cash dividends in the foreseeable future. Under the terms of Versar's revolving line of credit, approval will be required from Versar's primary bank for the payment of any dividends. During the pendency of SMC's bankruptcy and since emerging from bankruptcy, SMC has paid no dividends.

Risk Factors......  Ownership of Versar Common Stock involves certain risks.  In considering how to vote with respect to the Merger Agreement, holders of SMC Common Stock should carefully examine the "Risk Factors" section of this Proxy Statement/Prospectus, as well as other pertinent information set forth in this Proxy Statement/Prospectus. See "RISK FACTORS."

Comparative Per Share Data

     Set forth below, are earnings and book value per share data of Versar on an historical and pro forma per share basis and of SMC on an historical and equivalent pro forma per share basis. The Versar pro forma combined data was derived by combining financial information of Versar and SMC after giving effect to the Merger under the purchase method of accounting. The per share equivalent pro forma data for SMC was calculated by multiplying Versar's pro forma amounts by the exchange ratio stated in "THE MERGER--Effects of the Merger."

     The information set forth below should be read in conjunction with the respective historical audited and unaudited financial statements of Versar and SMC and the respective notes thereto and with the unaudited pro forma financial information and the related notes thereto, which appear elsewhere in this Proxy Statement/Prospectus.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position.

                                             Fiscal Year            Nine Months
                                                Ended                  Ended
                                            June 30, 1996         March 31, 1997
                                            -------------         --------------
Earnings (Loss) per share:

Versar
   Historical.............................   $       0.19            $    0.17
   Pro Forma..............................          (0.11)                0.05

SMC
   Historical*............................          (0.58)**              0.30**

Book value per share:

Versar
   Historical.............................           1.55                 1.77
   Pro Forma..............................           1.75                 1.94

SMC***
   Historical*............................             --             $  (0.04)


* SMC's historical earnings per share and book value per share for the six-month period ended June 30, 1997 was $0.07 and $0.03, respectively.


** SMC Historical amounts have been conformed to Versar's year end and are calculated based on the shares outstanding subsequent to the Reorganization from Bankruptcy.

*** SMC's historical book value per share is neither comparable nor meaningful at June 1996 due to the "fresh-start" accounting adjustments adopted by SMC in July 1996.

                                  RISK FACTORS

Integration of Versar and SMC

      There can be no assurance that Versar will be able to integrate successfully the operations, facilities and management of SMC or realize any benefits of the Merger. Additionally, there can be no assurance that the Merger will not have an adverse effect on ongoing relationships with customers or suppliers of SMC. Failure to successfully integrate the businesses of SMC with Versar could have a material adverse effect on Versar's results of operations and financial condition.

Dependence on Government Contracts

      Contracts with agencies of the United States government and various state and local governments have historically represented approximately two/thirds of Versar's revenue. Therefore, Versar is materially dependent on various contracts with such governmental agencies. Companies engaged in government contracting are subject to certain unique business risks. Among these risks are dependence on congressional appropriations and administrative allotment of funds, and changing policies and regulations. Because the government contracts held by Versar are usually awarded for relatively short periods of time and are subject to renewal options in favor of the government, or, if of longer term, are subject to the award of task orders, the stability and continuity of that portion of Versar's business depends on the periodic exercise by the government of contract renewal options and the awarding of task orders. Further, following the award of a contract or task order, completion of the work is dependent on congressional appropriations of the funds necessary to complete the task. Further, the federal government contracting laws provide that the United States government is to do business only with responsible contractors. In this regard, federal agencies have the authority under certain circumstances to suspend or debar a contractor from further government contracting for a certain period of time in order to protect the government's interest. Neither Versar nor its subsidiaries have been suspended or debarred from government contracting, nor has it ever been the subject of any proceeding for such purpose.

Regulatory Enforcement

      Versar's business is materially dependent on the continued enforcement by state and federal governments of various environmental regulations. From time to time, depending on political pressures, state and federal agencies relax environmental clean-up standards to promote economic growth and to discourage industrial businesses from relocating. Any relaxation in clean-up standards impacts Versar's ability to secure additional contracting work with such agencies. Further, in a period of relaxed environmental standards, private industry may be less willing to allocate funds to consulting services designed to prevent environmental problems.

Competition

      The environmental consulting industry is highly competitive. Versar competes with many companies, some of which have greater resources than Versar and no assurance can be given that such competitors will not substantially increase the resources devoted to their environmental consulting business in a manner competitive with the services provided by Versar. In addition, Versar faces competition from the growing use by its clients of in-house environmental staff.

Growth Potential of Environmental Consulting Industry

      The environmental consulting industry, while stable, has not exhibited growth over the last few years. Unless government regulations are strengthened and more stringently enforced with respect to environmental clean-up, Versar does not expect the industry to grow in the foreseeable future. Given the strong competition within this industry, this lack of growth may impact Versar's ability to secure additional contracts in the future.

Dependence on Key Personnel

      Versar's business is managed by a small number of management and operating personnel, the loss of certain of whom could have a material adverse effect on Versar. Versar believes that its ability to manage it planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel.

Versar Acquisition Growth Strategy, Intergration of Acquired Companies and Impact of Industry Consolidation on Growth Strategy

      A significant component of Versar's growth strategy is the growth of Versar through acquisitions, such as the acquisition of SMC described herein. Versar believes that its current financial resources and the availability of Versar's Common Stock and the authorized, but unissued preferred stock of Versar will enable it to consider additional acquisitions, some of which may be larger than the currently proposed acquisition. Although additional acquisitions may enhance the opportunity of Versar to increase net income over time, such acquisitions will present greater administrative burdens, increased exposure to uncertainties inherent in acquisitions and marketing new services, the financial risks of additional operating costs and potential additional interest costs. Versar may also need to obtain additional equity or debt financing in order to complete such acquisitions. There can be no assurance that Versar will be able to conclude any acquisitions in the future on terms favorable to it or that, once consummated, such acquisitions will be advantageous to Versar.

      Versar's future success is dependent upon its ability to effectively integrate acquired businesses into Versar, including its ability to implement potentially available marketing and costs saving opportunities. The financial performance of Versar is and will be subject to various risks associated with the acquisition of businesses, if additional acquisitions are completed, including the financial impact of expenses and potential disruptions associated with the integration of businesses. In addition, the diversion of senior management's attention during the integration process could have an adverse effect on Versar's operations. There can be no assurance that future acquisitions will not have an adverse effect upon Versar's operating results, particularly during the periods in which the operations of acquired businesses are being integrated into Versar's operations.

      The environmental consulting industry is currently experiencing a trend of consolidation. As a result, Versar will face increasing competition in bidding for additional acquisition targets, including competition with companies with larger resources to complete such acquisitions than Versar. As a result, Versar's strategy of growth through acquisitions may be more difficult to achieve as consolidation continues. As a result, the diversion of senior management's attention to Versar's acquisition strategy may increase as competition for additional acquisitions increases. There can be no assurance that Versar will be successful in future bids for acquisition targets.

Financial Constraints

      In recent years Versar has reduced its outstanding debt and currently has additional borrowing capacity. However, many of the companies with which Versar competes for customers and for acquisition opportunities are larger and have greater resources than Versar, particularly greater amounts of cash and greater borrowing capacity. Versar's inability to access additional capital could adversely impact its growth strategy, its ability to meet customer needs and its ability to complete additional acquisitions.

Weather Conditions

      Versar's ability to complete contracts in a timely, cost effective manner is impacted by adverse weather conditions, particularly in the northern portion of the country during the winter. As a result, Versar's revenue and earnings may vary considerably from quarter to quarter.

Potential Federal Income Tax Consequences


     It is currently contemplated that the Merger will qualify as a tax-free reorganization. However, the Merger may not qualify as a tax-free reorganization, depending upon the level of appraisal rights perfected, the value of the Versar Common Stock at the time of the Merger, and how many shares of Versar Common Stock are sold by former SMC stockholders after the Merger. If the Merger does not qualify for tax-free reorganization status, the SMC stockholders will recognize a gain or loss upon the exchange of their SMC Common Stock for Versar Common Stock for federal income tax purposes. Further, in such situation, if the Merger is not restructured as set forth under "THE MERGER -- General and -- Material Federal Income Tax Consequences of the Merger," the transaction would be taxable to the Surviving Corporation. Further, regardless of whether the Merger qualifies for tax-free reorganization status, SMC stockholders who perfect appraisal rights will recognize gain or loss for federal income tax purposes upon exchange of their SMC Common Stock for cash.


                             THE SMC SPECIAL MEETING

Time, Date and Place

     This Proxy Statement/Prospectus is being furnished to the holders of SMC Common Stock and SMC Preferred Stock as of the Record Date in connection with the solicitation of proxies by the SMC Board for use at the Special Meeting to be held on October 22, 1997 at 10:00 a.m. Eastern Daylight Time, at and at any postponements or adjournments thereof.

Matters to be Considered at the Special Meeting

      At the Special Meeting, the holders of SMC Common Stock and SMC Preferred Stock will be asked to consider and vote upon (i) the Merger Agreement, and the transactions contemplated thereby and (ii) such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Voting and Record Date

      The Board has fixed September 5, 1997 (the "Record Date"), as the Record Date for determining holders of SMC Common Stock and SMC Preferred Stock of record entitled to receive notice of and to vote at the Special Meeting. Accordingly, only holders of record of SMC Common Stock and SMC Preferred Stock who are holders of such securities as of the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,999,604 shares of SMC Common Stock outstanding and entitled to vote and 1,750,000 shares of SMC Preferred Stock outstanding and entitled to vote.

      Each holder of record of SMC Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to the approval of the Merger Agreement and any other matter to be submitted to a vote of stockholders at the Special Meeting. The SMC Preferred Stock is entitled as a class to a vote with respect to the Merger Agreement equal to .01% of the aggregate vote to which all issued and outstanding shares of SMC Common Stock is entitled, exercisable in person or by properly executed proxy. As a result, Versar as the holder of the SMC Preferred Stock, is entitled to approximately .00011 votes per share of SMC Preferred Stock, or approximately 200 votes in the aggregate.

      The presence at the Special Meeting, in person or by a proxy, of the holders of a majority of the shares of SMC Common Stock and a majority of the shares of SMC Preferred Stock outstanding on the Record Date will constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by SMC to act as the inspectors for the meeting. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the laws of the State of Delaware, the affirmative vote of a majority of the shares of SMC Common Stock and SMC Preferred Stock issued and outstanding on the Record Date voting together as a class is required to authorize the Merger. Abstentions and "broker non-votes" will be included in the calculation for purposes of determining whether the Merger Agreement has been approved and will be treated as "no" votes.

      The Board has unanimously approved the Merger Agreement and recommends a vote FOR the approval of the Merger Agreement. SMC is seeking stockholder approval of the Merger Agreement. Certain stockholders of SMC owning in the aggregate 15% of the outstanding SMC Common Stock have agreed to vote in favor of the Merger Agreement. Further, Versar owns approximately 53.5% of the outstanding SMC Common Stock and 100% of the outstanding SMC Preferred Stock and intends to vote such stock in favor of the Merger Agreement. Therefore, approval of the Merger Agreement by the stockholders of SMC is assured. See "THE MERGER AGREEMENT -- Lock-up Agreements" and "PRINCIPAL STOCKHOLDERS OF SMC."

Proxies

      All shares of SMC Common Stock and SMC Preferred Stock which are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the stockholders. If no choice is marked, the shares will be voted FOR approval of the Merger Agreement.

      At the time this Proxy Statement/Prospectus was filed with the Commission, the Board was not aware of any other matters not referred to herein that would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy will vote the shares represented thereby in accordance with their best judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of SMC at or before the taking of the vote at the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of SMC before the taking of the vote at the Special Meeting or
(iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any proxy revoked in writing should be addressed to: Marion G. Hilferty, Secretary, Science Management Corporation, 721 Routes 202/206, Bridgewater, New Jersey 08807.

      All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by SMC and Versar jointly. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of SMC Common Stock held of record by such brokers, custodians, nominees and fiduciaries, and SMC may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. Directors and employees of SMC may also solicit proxies in person or by telephone without receiving any compensation in addition to their regular compensation as directors and employees.

                                   THE MERGER

General

      The following information sets forth the material terms of the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto. A copy of the Merger Agreement is included as Appendix I and is incorporated herein by reference. The stockholders of SMC are urged to read the Merger Agreement carefully.

Effects of the Merger

      At the Effective Time, SMC will be merged with and into Sub, and the separate existence of SMC will cease. Sub will be the surviving corporation ("Surviving Corporation") in the Merger and will continue to exist as a wholly-owned subsidiary of Versar. At the Effective Time, each share of SMC Common Stock then issued and outstanding (other than shares held by Versar and shares as to which the holder perfects appraisal rights in accordance with Delaware law) will be converted into the right to receive .573584 of a share of Versar Common Stock. As of the Record Date there were 1,999,604 shares of SMC Common Stock outstanding of which 1,070,000 shares were held by Versar. See "-- Background and Reasons for the Merger." Upon consummation of the Merger, holders of SMC Common Stock, excluding Versar, would be entitled to receive, in the aggregate, approximately 533,433 shares of Versar Common Stock. At the Effective Time, each share of SMC Preferred Stock will be cancelled. As of the Record Date there were 1,750,000 shares of SMC Preferred Stock outstanding.

      Each certificate representing SMC Common Stock prior to the Merger (other than certificates held by Versar and certificates representing shares as to which the holder has perfected appraisal rights) will thereafter represent only the right to receive the Merger Consideration. For a description of the procedures for exchanging certificates representing SMC Common Stock, see "--Procedures for Exchange of Certificates." Each share of SMC Common Stock and SMC Preferred Stock held by Versar prior to the Merger will be cancelled and no payment will be made with respect thereto in connection with the Merger.

      At the Effective Time, each issued and outstanding share of common stock of Sub will constitute one share of common stock of the Surviving Corporation, all of which will be held by Versar.

      Pursuant to the Merger, at the Effective Time, all the properties, rights, privileges, powers and franchises of SMC and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of SMC and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Procedures for Exchange of Certificates

      As of the Effective Time, a bank or trust company designated by Versar shall act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, represented shares of SMC Common Stock entitled to payment pursuant to the Merger Agreement.

      Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than Versar and holders of SMC Common Stock who have properly demanded and perfected appraisal rights under the DGCL, as defined herein) of a certificate which immediately prior to the Effective Time represented outstanding Common Stock, a notice advising the holder of the effectiveness of the Merger accompanied by a letter of transmittal in customary form (the "Letter of Transmittal"). The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing SMC Common Stock for Merger Consideration in connection with the

Merger and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon delivery of the certificates to the Exchange Agent.

      Upon surrender to the Exchange Agent of certificates representing SMC Common Stock in accordance with the instructions contained in the Letter of Transmittal, the holder thereof will be entitled to receive in exchange therefor shares of Versar Common Stock and cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger Agreement. The stock certificates so surrendered will forthwith be cancelled. In the event of a transfer of ownership of SMC Common Stock which is not registered in the stock transfer records of SMC, it shall be a condition to such exchange that a certificate representing the proper number of shares of SMC Common Stock be presented by the transferee to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender of the certificate. SMC stockholders should not submit their certificates evidencing shares of SMC Common Stock for exchange unless and until the transmittal instructions and a Letter of Transmittal are received or obtained from the Exchange Agent.

      Any SMC stockholder who has lost or misplaced a certificate representing shares of SMC Common Stock must deliver to the Exchange Agent an affidavit of that fact and, if required by Versar, post a bond in such reasonable amount as Versar may direct as indemnity against any claim that may be made against SMC or Versar with respect to such certificate, in order to receive the Merger Consideration to which such holder is entitled.

      Any portion of the aggregate Merger Consideration remaining undistributed six months after the Effective Time will be returned to the Surviving Corporation and any holders of theretofore unsurrendered SMC Common Stock will thereafter be able to look only to the Surviving Corporation for any portion of such Merger Consideration to which they are entitled. Neither Versar, Sub nor SMC will be liable to any holder of SMC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Background and Reasons for the Merger

      The terms of the Merger Agreement are the result of arms-length negotiations between representatives of Versar and SMC. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

      SMC has traditionally operated through a series of subsidiaries offering management services and systems, environmental consulting and engineering services to both the public and private sectors. During the 1970's and 1980's, SMC grew from a relatively small company to a large, multi-national company with several subsidiaries and aggregate annual sales of approximately $90 million. By the early 1990's, SMC began to suffer financially from a soft economy, expensive lease obligations undertaken in the 1980's, large overhead costs and personnel defections in two of its subsidiaries. In the early 1990's, discretionary spending for professional services in the United States and internationally slowed dramatically, and, as a result, SMC's business suffered a decline in revenue. This loss of revenue created a cash flow problem, particularly because SMC was obligated to continue fulfilling office lease obligations that could not be renegotiated. By 1993, although SMC had attempted to survive the difficult market conditions by selling several of its subsidiaries and taking other corporate action, the Board of Directors of SMC determined that the financial condition of SMC could best be enhanced by seeking relief through the bankruptcy process. Consequently, SMC, but not its operating subsidiaries, in cooperation and agreement with its bank, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey in July 1993.

      At the time the bankruptcy petition was filed, Constellation Bank N.A. (the "Bank") held a first priority lien on the stock of SMC's domestic subsidiaries and was owed approximately $5,150,000. In addition, Donald Gant, who was owed approximately $2,000,000, held a first priority lien on the stock of SMC's foreign subsidiaries except for the United Kingdom subsidiary.

      Throughout 1993 and 1994, SMC continued to pursue a reorganization program intended to reduce losses, strengthen and refocus its business and generate working capital. SMC made substantial progress towards cost containment in a number of areas, and began to realize the benefits of this cost reduction program in the results of operations during 1994. Notwithstanding such progress, in 1995 and 1996, SMC operations were adversely affected by the lack of liquidity and working capital. SMC's cash position dramatically declined during this period. During the pendency of the bankruptcy proceedings, no new capital was invested in SMC, nor did it have any bank financing.

      On June 28, 1994, SMC and its domestic subsidiaries executed an agreement (the "Agreement") with the Bank and Somerset Kensington Capital Corp. ("Somerset"), pursuant to which the Bank's claim of approximately $5,400,000 was assigned to Somerset for the sum of $900,000. A dispute then arose between SMC and Somerset concerning their respective rights under the Agreement. Ultimately, Imperial Capital Worldwide Partners, L.P. ("Imperial") took an assignment of the Bank's claim from Somerset for the sum of approximately $1,035,000. Prior to SMC's motion to the Bankruptcy Court for approval of this assignment, Imperial had assured SMC management that it would become a co-proponent of a plan of reorganization for SMC and that it would contribute substantial additional working capital to SMC.

      During 1995, SMC and Imperial contentiously dealt with several disputes arising from the written agreement between SMC and Imperial regarding the reorganization plan and the introduction of working capital to SMC. On January 25, 1996, after months of protracted negotiations, SMC and Imperial, as co-proponents, filed the Fifth Modified Plan of Reorganization (the "Bankruptcy Plan"), which was confirmed by the U.S. Bankruptcy Court in a hearing held on April 17, 1996. The Bankruptcy Plan became effective and SMC emerged from bankruptcy protection on July 10, 1996 (the "Effective Date").

      Pursuant to the Bankruptcy Plan, SMC was recapitalized as follows. SMC's old common stock (3,300,000 shares outstanding) and all other equity interests related thereto were canceled, annulled and extinguished. A total of 10,000,000 shares of new common stock were authorized, and 1,999,604 of such shares were issued and distributed. SMC also issued 1,750,000 shares of new preferred stock, redeemable subject to restrictions specified in the Bankruptcy Plan.

     On the Effective Date, in satisfaction of Imperial's claim as successor to the Bank and Somerset, Imperial received approximately 53.5% of SMC's new common stock, 100% of SMC's new preferred stock and an option to purchase an additional 17.5% of SMC's new common stock from all of the other holders of SMC's new common stock on a pro rata basis. The unsecured creditors received 20% of SMC's new common stock plus cash in the amount of $570,000, to be paid over a three-year period on each anniversary of the Effective Date. The remaining shares of SMC's new common stock were issued to certain management stockholders (17%), the former equity holders of SMC (7.5%) and Charles Gordon Holladay (2%).

      On the Effective Date, and without the knowledge of the Bankruptcy Court or SMC management, Imperial sold to Sorol, a New York partnership ("Sorol"), for the sum of $500,000 a portion of the equity interests in SMC issued to Imperial, consisting of 20% of SMC's new common stock, 37.7% of SMC's new preferred stock and a portion of Imperial's option giving Sorol the right to purchase an additional 6.6% of SMC's new common stock. The Stock Purchase Agreement between Imperial and Sorol provided, among other things, that Imperial had the right to repurchase all of the equity interests it had sold to Sorol for the sum of $760,000 at any time during the 18 month period following the Effective Date (the "Sorol Repurchase Option").

      At a foreclosure auction conducted pursuant to the Bankruptcy Plan, Mr. Gant purchased SMC's interest in its foreign subsidiaries except for the United Kingdom subsidiary in exchange for his secured claim.

      The Bankruptcy Plan provided, among other things, that administrative claims would be paid up to an aggregate cap of $1,016,000. SMC paid $466,000 of administrative claims on or about the Effective Date substantially using funds provided by Imperial in accordance with the requirements of the Bankruptcy Plan. The Bankruptcy Plan required the $550,000 balance of the administrative claims to be paid in three installments, 12 months, 18 months and 24 months after the Effective Date.

     The Bankruptcy Plan specified who would be the officers of SMC as of the Effective Date. The officers specified included James A. Skidmore, Jr., who has been President and Chief Executive Officer of SMC since 1972 and Chairman of the Board since 1975, as President and Chief Executive Officer. The Bankruptcy Plan also addressed the composition of the Board of Directors of SMC, giving Imperial the right to designate three members and providing that James A. Skidmore, Jr. would be Chairman of the Board and that he would have the right to designate an additional member of the Board. Mr. Skidmore's designee was Aaron Locker.

      From inception, the Board appointees of Imperial, Harvey Borsuk, Jonathan Borsuk and Michelle Borsuk Dana (collectively, the "Borsuks"), and the other directors and management of SMC disagreed as to the management of SMC and the requirements of the Bankruptcy Plan. One of the major disagreements was regarding the subject of working capital. The Bankruptcy Plan did not provide for any injection of working capital by Imperial or any other person; it did, however, permit SMC to seek asset-based debt financing for purposes of working capital. After the Effective Date, SMC continued to suffer financial difficulty, primarily from the lack of working capital, as the Board of Directors of SMC (controlled by Imperial) continually rejected management's working capital proposals.

      The parties also disagreed regarding various payments that the Borsuks caused or attempted to cause SMC to make to them. At a time when SMC had barely enough funds to meet payroll, had difficulties meeting its responsibilities for payables and could not afford to pay for refundable bid bonds for new projects, and notwithstanding the fact that none of the Borsuks were experienced in the business of SMC, the Borsuks voted to compensate Harvey Borsuk and Michelle Borsuk Dana at the rate of $10,000 per year plus $1,000 per meeting for their services as directors and to elect Jonathan Borsuk Vice Chairman and to compensate him at the rate of $10,000 per month, plus benefits and expenses. In addition, Jonathan Borsuk attempted to travel extensively at SMC's expense and demanded an office, a secretary and company-provided transportation.

      These disagreements led to a deadlock between management and the Board and the inability of SMC to implement a viable business and financing plan. In connection with these and related disagreements, including the involuntary termination of Mr. Skidmore as President and Chief Executive Officer of SMC in violation of his Employment Agreement, the following two lawsuits were instituted against the Borsuks and Imperial: James A. Skidmore, Jr. et al vs. Imperial Capital et al., pending before the Superior Court of New Jersey, Monmouth County, Chancery Division (the "Superior Court Action") and Ravin Sarasohn et al. vs. Imperial Capital et al., pending before the United States Bankruptcy Court, New Jersey Division (the "Ravin Sarasohn Action"). See, "BUSINESS OF SMC - Legal Proceedings" for a discussion of these lawsuits.

      As a result of the Ravin Sarasohn Action, the Bankruptcy Court enjoined the Borsuks from paying themselves any compensation. As a result of the Superior Court Action, Mr. Skidmore was restored to his position as President and Chief Executive Officer of SMC and both Imperial and the Borsuks were restrained from interfering with his exercise of the corporate duties associated with his position, including his ability to oversee the day-to-day operations of SMC, and the Borsuks agreed to negotiate in good faith with Mr. Skidmore to resolve their differences or to effectuate a buyout by one party of the other.

      On or about December 4, 1996, Mr. Skidmore and his counsel, other representatives of SMC and Harvey and Jonathan Borsuk and their counsel met to discuss, among other things, whether or not other outside investors could be brought in to purchase the Borsuks' equity interests in SMC. During that meeting the Borsuks stated that they would require a minimum of $1,250,000 to $1,500,000 and that they would negotiate in good faith if Mr. Skidmore could produce such a potential investor.

      During the ensuing period, from December 1996 through March 1997, SMC management worked vigorously at contacting potential investors. Very few of the potential investors contacted by SMC were interested. Management believes that this was partially due to the conflict between Imperial and management, partially due to reluctance to invest in a company that was subject to a plan of reorganization under the U.S. Bankruptcy Code and also partially due to the fact that SMC's working capital difficulties over an extended period of time had left it in a position where an immediate infusion of working capital was required in addition to the purchase of the Borsuks' position. The ability to attract investors was further complicated by the fact that the size of the investment that SMC was pursuing was, at least initially, less than $2,000,000. SMC found that most of the traditional financing organizations appear to prefer larger investments and had little or no interest in pursuing an investment of this size. Another complicating factor was the fact that SMC's business is more diversified than that of most other professional services businesses, resulting in most potential investors from within the industry still being unfamiliar with significant parts of SMC's business.

      By the end of February 1997, serious interest had developed from two sources. One was Versar, one of the directors of which contacted Mr. Skidmore directly; they had known each other through business dealings over a period of time. The other (the "Other Interested Party") was introduced through a New York investment banking firm that was familiar with the Borsuks. There were numerous meetings between SMC management and representatives of each of the two interested parties, as well as constant telephone conversations. During the course of these discussions and meetings both interested parties requested financial statements as well as various reports and forecasts, which were furnished by SMC. On a daily basis Mr. Skidmore and members of his staff answered questions from both organizations. In February and March 1997, the Other Interested Party visited SMC's headquarters and the offices of most of its domestic and international subsidiaries.

      On or about April 1, 1997, the Chief Executive Officer of the Other Interested Party informed Mr. Skidmore that they had reached a tentative price with the Borsuks to purchase their entire equity interest. This price was $2,790,000. Notwithstanding the Borsuks' initial statements to management that they required $1,250,000 to $1,500,000, their demands had increased several times during the process. Although the Other Interested Party was the first to reach agreement with the Borsuks, management had serious concerns about the Other Interested Party because they had indicated on several occasions that they would not be able to make a written commitment to abide by the terms of the Bankruptcy Plan (including funding SMC to the extent necessary for it to do so) and because they were unwilling to make any specific commitments regarding the timing and amount of the funding of SMC's working capital requirements. Management was concerned that they would not fund these requirements promptly. Management was concerned about meeting SMC's obligations under the Bankruptcy Plan in part because of the potential that its creditors could force the Company back into bankruptcy and perhaps to be liquidated if these obligations were not met. Imperial could not proceed without the support of Mr. Skidmore because of the need for a resolution of the two legal proceedings referred to above before a buyer would be willing to enter into a transaction with Imperial.

      Versar was not at that time as serious a suitor because it had only expressed a willingness to pay up to $1,500,000 for the Borsuks' equity interests. The day after he was informed of the Other Interested Party's price agreement with Imperial, Mr. Skidmore informed Versar of this price. Versar reacted promptly. In response to Mr. Skidmore's request, Versar informed Mr. Skidmore that it would send a detailed term sheet in a short period of time outlining what it was willing to do.

     The next day, SMC received a written proposed term sheet from the general counsel of Versar. The term sheet provided that Versar would pay the price that Imperial had negotiated with the Other Interested Party, would follow all of the terms of the Bankruptcy Plan and would provide SMC with adequate working capital to pursue a business plan to be agreed upon and to meet all of SMC's obligations under the Bankruptcy Plan. It also provided that in addition to purchasing Imperial's equity interests, Versar would purchase the SMC shares held by SMC management for a price of $1.90 per share payable in Versar Common Stock valued at $4.00 per share, and would purchase the SMC shares held by all other stockholders of SMC in exchange for convertible preferred stock of Versar with an annual dividend of 3%. The number of shares and conversion rate of the preferred stock were to be fixed to reflect a $6.00 value per share for the Versar Common Stock.

     The term sheet further provided that the existing Employment Agreements of Mr. Skidmore and of Frank S. Rathgeber, SMC's Executive Vice President, and Marion G. Hilferty, SMC's Vice President - Administration and Secretary, would remain in place. Mr. Skidmore's Employment Agreement is for a three-year term which commenced on the Effective Date at an annual salary of not less than $200,000, plus additional annual compensation equal to 4% of SMC's income before income taxes. The term sheet provided that Mr. Skidmore would be elected to Versar's Board of Directors as Vice Chairman. The term sheet also provided that SMC management and other key employees of SMC would be granted options to purchase an aggregate of up to 100,000 shares of Versar common stock at a price equal to their fair market value on the date of grant. Pursuant to the term sheet, options to purchase in the aggregate 87,750 shares of Versar Common Stock were granted to certain SMC employees and members of SMC management effective May 2, 1997, at a price of $3.569 per share, 25,000 of which were granted to Mr. Skidmore.

      Several days later, a full "due diligence team" arrived at SMC headed up by the general counsel of Versar, to conduct a complete review of SMC's business in connection with the proposed transaction. The next week, Versar visited the offices of each of SMC's domestic subsidiaries.

      Management proceeded to negotiate with Versar regarding the purchase of management's stock and the stock held by the other stockholders of SMC. The original discussions and documentation provided for the purchase of management's aggregate holdings of 17% of SMC's Common Stock contemporaneously with the purchase of Imperial's equity interests in exchange for common stock of Versar, and for the purchase of the SMC Common Stock held by the remaining SMC stockholders in a subsequent merger transaction in exchange for convertible preferred stock of Versar.

      The original discussions and documentation reflected a price of $1.90 per share of SMC common stock for management's stock. Management viewed this as a favorable price because it was equal to the price that Sorol had negotiated with Imperial as the price Imperial would have to pay to repurchase Sorol's equity interests in SMC pursuant to the Sorol Repurchase Option, allocating the entire price to the SMC Common Stock held by Sorol and nothing to the SMC Preferred Stock held by Sorol or to its options to purchase additional shares of SMC common stock. The Sorol price represented a 52% premium over the price that Sorol paid to Imperial for these equity interests. The $1.90 was also obviously favorable compared to the $.125 at which the SMC Common Stock was generally quoted in the market since January 1997. Management expressed concern, however, about the reasonableness of the purchase price being offered to the non-management stockholders in relation to the price being offered to management. Management was anxious to have all stockholders treated equally.

      For purposes of determining how many shares of Versar Common Stock would be received for each share of SMC Common Stock, Versar initially proposed that the Versar Common Stock be valued at $4.00 per share, resulting in an exchange ratio of .475 shares of Versar Common Stock to each share of SMC Common Stock ($1.90/$4.00). After negotiation, it was agreed that the Versar Common Stock would be valued based on its average closing price over the five business days preceding the closing of the transaction between Versar and Imperial. This average turned out to be $3.3125 per share, resulting in an exchange ratio of
 .573584 shares of Versar Common Stock to each share of SMC Common Stock ($1.90/$3.3125).

     During this period the conversations continued with the Other Interested Party. Several of their representatives met again with various representatives of SMC. After that meeting, they were asked to respond regarding the amount and timing of their funding of working capital requirements and to commit to abide by all terms of the Bankruptcy Plan. In a letter dated April 16, 1997, the Other Interested Party stated that it would provide up to $1 million of working capital on a mutually agreed schedule by purchasing common stock from SMC at $2.00 per share. The letter also stated that the Other Interested Party, if it became majority stockholder of SMC, would not interfere with or prevent SMC's compliance with the terms of the Bankruptcy Plan, provided that the Other Interested Party would be free to exercise its rights as a stockholder of SMC as it, in its sole discretion, determined.

      In the meantime SMC had been late with several payrolls for certain of the SMC subsidiaries. The missed payrolls particularly aggravated the situation at the two data centers that SMC operates for IBM, since under SMC's contract with IBM the employees at these sites were to be paid on time. Several senior members of management had long intervals when they were not paid at all. Mr. Skidmore was not paid for five months and others went without pay for approximately three months. In addition there were numerous employee expenses that were not being reimbursed throughout the company, in some cases for as much as eight months. Mr. Skidmore used his personal credit card and wrote many personal checks to pay for insurance and other expenses of the business. On one occasion Sheriff's officers came into the headquarters to begin to tag the furniture and other assets because the landlord of SMC's headquarters facility had gone into court seeking immediate payment of past rents. The landlord for the facility used by SMC's Environmental Services Group obtained an injunction freezing the Environmental Services Group's payroll account. Numerous creditors were calling on a frequent basis. Payables were accumulating to substantial amounts. In some cases vendors that were important to various assignments would no longer work for SMC until they were paid. This was particularly true in the environmental business. Many business opportunities that otherwise would have been pursued could not be pursued because there was no money to travel or to fund other necessary marketing expenses. Several key staff members from the already very small and depleted staff were asked to go on four day work weeks. These factors combined to make it extremely difficult for SMC to function.

     Mr. Skidmore held almost daily meetings with his management team and management agreed unanimously that SMC had to act quickly or there would be no business left to sell. Management determined that SMC could survive and rebuild the business with either party. It was agreed that whichever party could fund SMC's working capital needs in the shortest period of time should be given priority in order to save SMC. Versar continued to move much more rapidly in its pursuit of SMC and was also willing to modify its term sheet to include a specific plan for the amount and timing of the funding of working capital requirements. The aggregate amount under this plan was approximately $1.9 million, with approximately $730,000 in the first three months and approximately $1.6 million over the course of the first 12 months. This compared favorably with the $1 million of working capital offered by the Other Interested Party. Versar also gave management comfort that bills would be satisfied, relationships with vendors would be taken care of and employees' expenses and back salaries would be given priority. Accordingly, management determined to proceed with negotiations with Versar and to hold the Other Interested Party in reserve in the event negotiations with Versar failed.

     Representatives of SMC management and Versar and attorneys for both parties met on April 29, 1997 to finalize documentation for the transaction. During this meeting, it became clear that the transaction needed to be restructured in certain respects. First, primarily to alleviate management's concerns about the reasonableness of the purchase price for the stock held by the non-management stockholders, and also to avoid the need for a significant outlay of cash by Versar in lieu of issuing fractional shares of preferred stock, the parties agreed that the non-management stockholders would receive Versar Common Stock rather than Versar Preferred Stock, at the same .573584 exchange ratio as had been agreed upon for the management shares. This meant that management and non-management stockholders would be treated the same. It also would provide liquidity for SMC's stockholders who had been faced with a higherly illiquid market for the SMC Common Stock. Second, primarily because of adverse tax consequences for the management stockholders that would have resulted from the transaction as originally proposed, the parties agreed to include management's shares in the Merger rather than Versar purchasing them at the time of the closing of the transaction with Imperial.

     Effecitve April 30, 1997, Versar executed an Agreement to Merge (the "Agreement to Merge") in favor and for the benefit of each of the plaintiffs in the Superior Court Action, and Versar also executed a revised term sheet, which provided that it would become a legally binding obligation of Versar effective upon the closing of Versar's purchase of Imperial's equity interests. Pursuant to the Agreement to Merge, Versar agreed with such plaintiffs to cause SMC to be merged with and into a newly formed, wholly-owned subsidiary of Versar on the terms described above as soon as practicable following the Imperial closing. In connection with the execution of the Agreement to Merge, Mr. Skidmore and two other corporate executives of SMC, Marion G. Hilferty and Frank S. Rathgeber, entered into lock-up agreements setting forth, among other things, their agreement to vote all shares of SMC Common Stock held by them in favor of the Merger Agreement. See "THE MERGER AGREEMENT--Lock-up Agreements."

     On May 2, 1997, pursuant to a Stock Purchase Agreement dated April 30, 1997 among Imperial Capital Worldwide Partners L.P., Imperial Capital Investors Corp., Jonathan Borsuk, Harvey Borsuk and Versar (the "Stock Purchase Agreement"), Versar purchased from Imperial Capital Worldwide Partners, L.P. all of its equity interests in SMC (including the shares and options that Imperial had the right to repurchase from Sorol and another party), consisting of 1,070,000 shares of SMC Common Stock, 1,750,000 shares of SMC Preferred Stock and an option to purchase an additional 350,000 shares of SMC Common Stock pro rata from all holders of outstanding shares of SMC Common Stock, which option was subsequently cancelled. Versar funded a portion of such stock purchase through a $2,000,000 three-year term note with NationsBank, N.A. and the balance from Versar's cash reserves. As a condition to the closing of such stock purchase, Versar was required to secure a general release of the Superior Court Action and the Ravin Sarasohn Action. For a discussion of these lawsuits see above and "BUSINESS OF SMC -- Legal Proceedings." The releases of the Ravin Sarasohn Action were executed prior to such closing. A majority of the plaintiffs in the Superior Court Action executed releases prior to such closing; all but one have now done so. For a discussion of the current status of this matter, see "BUSINESS OF SMC -- Legal Proceedings." In satisfaction of an additional condition to such closing, the Imperial entities described above, the Borsuks, SMC, all SMC subsidiaries and their respective subsidiaries executed a mutual release with respect to any liabilities accruing through the date of the closing.

     Effective April 30, 1997, pursuant to the Stock Purchase Agreement, the Borsuks resigned as directors of SMC (as well as from all other positions held with SMC and its subsidiaries) and Benjamin M. Rawls, Lawrence W. Sinnott and James C. Dobbs, Chairman and CEO, Vice President and CFO and Vice President and General Counsel, respectively, of Versar were elected to SMC's Board of Directors.

     To fulfill Versar's obligations under the Agreement to Merge, after the May 2, 1997 closing Versar and SMC negotiated the terms of the Merger Agreement to set forth in full the terms upon which the Merger would occur.

Special Committee Review of the Merger and Recommendation to the Board

      Other than Mr. Locker, each member of the SMC Board of Directors has an interest in the Merger. In the case of three of the directors this interest results from being an officer of Versar. In the case of Mr. Skidmore this interest results from his anticipated continuing employment as President and Chief Executive Officer of SMC once it becomes a wholly-owned subsidiary of Versar upon the occurrence of the Merger and his service as Vice Chairman of the Board of Versar. Accordingly, at the SMC Board meeting held on May 29, 1997, the SMC Board established a Special Committee to review the terms of the Merger Agreement and the Merger and appointed Mr.
Locker as its sole member.

     Mr. Locker conducted a diligent review of the background and reasons for the Merger and of the terms of the Merger and of the Merger Agreement. He reviewed numerous documents related to SMC, Versar and the Merger and he conferred and exchanged detailed correspondence with executives of both SMC and Versar. He then prepared a report to the Board discussing his review and conclusions, which was distributed to the members of the Board of Directors of SMC on or about July 16, 1997. Mr. Locker was assisted in this process by David N. Brainin, Esq., who is Of Counsel to Mr. Locker's firm, Locker,
Greenberg & Brainin P.C., which acted as counsel to the Special Committee. Mr. Brainin identified the relevant documents to be reviewed, assisted with the review of documents, the preparation of correspondence and the preparation of the report, and participated in conferences with executives of SMC and Versar.

     Mr. Locker's report lists the major documents that were reviewed and then briefly describes the background and terms of the proposed Merger. The report notes that both management and non-management stockholders will receive the same per share consideration in the Merger, and that this consideration is equal to the cash consideration paid to Sorol. The report further notes that analysis of this consideration by customary valuation methods would, in the opinion of negotiators for both SMC and Versar, have been inappropriate, if not impossible, due to the SMC bankruptcy, the problems encountered by SMC since emerging from bankruptcy, the uncertainty of future projections and other reasons. The report then goes on to state that where values could be calculated, they were less than 10% of the value that Versar had agreed to pay to Imperial. The report concludes that the proposed exchange ratio of .573584 shares of Versar common stock to each share of SMC common stock is fair to the non-Versar stockholders of SMC, that the proposed Merger is in the best interest of SMC and that Mr. Locker recommends its approval to the Board.

The Board's Approval of the Merger and Recommendation Regarding the Merger

      At a meeting held on July 21, 1997, the SMC Board accepted the report of the Special Committee and, based upon the recommendation contained in such report and all other relevant factors, the Board unanimously approved the Merger and the Merger Agreement.

      For all of the reasons set forth above, the SMC Board believes that the Merger is fair to, and in the best interests of, SMC and its stockholders. The Board has determined that the Merger represents an attractive opportunity for the stockholders to exchange their illiquid shares of SMC Common Stock for freely tradeable shares of a financially stable company for fair value. SMC Board therefore recommends to SMC's stockholders that they vote FOR the approval of the Merger Agreement and the Merger contemplated thereby.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Board with respect to the Merger Agreement, SMC stockholders should be aware that certain of the executive officers and directors of SMC have interests in the Merger that are in addition to or different from the interests of stockholders of SMC generally, as described below.

      As disclosed under "- Background and Reasons for the Merger," in connection with the Merger the existing Employment Agreements of Mr. Skidmore, Mr. Frank S. Rathgeber and Ms. Marion G. Hilferty, each an executive officer of SMC, will remain in place. Mr. Skidmore has been elected to Versar's Board of Directors as Vice Chairman in connection with the purchase of Imperial stock by Versar and will remain in such position following the Merger. Pursuant to the term sheet, certain members of SMC management and other key employees of SMC have been granted options to purchase in the aggregate 87,750 shares of Versar Common Stock at a price of $3.569 per share, equal to the fair market value of the Versar Common Stock on the date of grant, 25,000 of which were granted to Mr. Skidmore.

      As disclosed under "-Special Committee Review of the Merger and Recommendation to the Board," other than Mr. Aaron Locker, each member of the SMC Board of Directors has an interest in the Merger. In the case of three of the Directors this interest results from being an officer of Versar. In the case of Mr. Skidmore, this interest results from his anticipated continuing employment under his Employment Agreement as President and Chief Executive Officer of the Surviving Corporation as described above and his service as Vice Chairman of the Board of Directors of Versar.

American Stock Exchange Listing

      A subsequent listing application will be filed with the AMEX to list the shares of Versar Common Stock to be issued to SMC stockholders in connection with the Merger. Although no assurance can be given that the shares of Versar Common Stock so issued will be accepted for listing, Versar anticipates that these shares will qualify for listing on the AMEX, upon official notice of issuance thereof.

Resale of Versar Common Stock by Affiliates

      Versar Common Stock to be issued to SMC stockholders in connection with the Merger has been registered under the Securities Act and, upon consummation of the Merger, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of SMC or Versar within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with SMC or Versar at the time of the Special Meeting (generally, directors and certain executive officers of SMC or Versar and major stockholders of SMC or Versar).

      Affiliates of SMC or Versar may not sell their shares of Versar Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time (the "Restricted Period"), an Affiliate (together with certain related persons) is entitled to sell shares of Versar Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of Versar Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to Affiliates only if Versar remains current with its information filings with the Commission under the Exchange Act. Following the Restricted Period, an Affiliate may sell such Versar Common Stock free of such manner of sale or volume limitations, provided that Versar is current with its Exchange Act information filings and such Affiliate is not then an Affiliate of Versar. At any time following two years after the Effective Time, an Affiliate may sell such shares of Versar Common Stock without any restrictions, so long as such Affiliate is not then, and has not been for at least three months prior thereto, an Affiliate of Versar.

Material Federal Income Tax Consequences of the Merger

     Set forth below is Paul, Hastings, Janofsky & Walker LLP's opinion regarding the material federal income tax aspects of the Merger to holders of SMC Common Stock deemed converted in the Merger into shares of Versar Common Stock and to the Surviving Corporation under current law and regulations. Paul, Hastings, Janofsky & Walker LLP, counsel to Versar, has issued to Versar and filed as an exhibit to the Registration Statement, of which this Proxy Statement/Prospectus is a part, a tax opinion indicating that the discussions of the tax consequences and legal conclusions set forth in "THE MERGER -- Material Federal Income Tax Consequences of the Merger" are accurate and complete in all material respects and constitute its opinion as stated above. The discussion is based on the Internal Revenue Code of 1986, as amended. Neither SMC nor Versar will seek any rulings from the Internal Revenue Service with respect to the transactions contemplated hereby.

      The following discussion is limited to the material federal income tax aspects of the Merger for a holder of SMC Common Stock who is a citizen or resident of the United States, and who, on the date of conversion of such holder's shares of SMC Common Stock, holds such shares as capital assets. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of disposition of SMC Common Stock in the Merger. The following discussion does not address potential foreign, state, local and other tax consequences nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, Subchapter S corporations and taxpayers subject to alternative minimum tax.


      It is currently contemplated that the Merger will qualify for tax-free reorganization status. As a tax-free reorganization, no gain or loss will be recognized for federal income tax purposes by SMC, Versar or Sub as a result of the Merger. In addition, no gain or loss will be recognized by holders of SMC Common Stock as a result of the exchange of their shares of SMC Common Stock for shares of Versar Common Stock pursuant to the Merger. The aggregate tax basis of the shares of Versar Common Stock received by each holder of SMC Common Stock will equal the aggregate tax basis of such holders' shares of SMC Common Stock exchanged in the Merger. The holding period for the shares of Versar Common Stock received by each holder of SMC Common Stock will include the holding period for the shares of SMC Common Stock of such holder exchanged in the Merger.

      However, the Merger will not qualify for tax-free status if the continuity of interest requirement is not satisfied. In general, to satisfy the continuity of interest requirement in the context of this Merger, the SMC stockholders, as a group (including Imperial), (1) must exchange a substantial part of their SMC Common Stock for Versar Common Stock (the "substantial part" test), and (2) either must (a) in fact, retain ownership of the Versar Common Stock for some period following the Merger or (b) in the event the Versar Common Stock is sold shortly after the Merger, demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the Merger (the "post-merger" test).

      The Internal Revenue Service announced in Revenue Procedure 77-37 that for purposes of the "substantial part" test, the target shareholders must receive stock of the acquiring corporation equal to 50% of the value of the target's stock at the time of the Merger. However, Revenue Ruling 77-37 states that this percentage does not define the lower limits permitted for a tax-free reorganization. Some courts have permitted a tax-free reorganization where the value of the acquiring corporation's stock issued in a merger was less than 50% of the total consideration for the target's stock.

      Several factors impact the calculation of the percentage of the total consideration paid with Versar Common Stock to determine whether the "substantial part" test is satisfied. First, Versar's prior purchase of SMC stock from Imperial must be counted as a cash acquisition. Second, cash will be paid to those SMC stockholders who perfect appraisal rights. Third, the value of the Versar Common Stock at the time of the Merger will affect the calculation of the stock portion of the total consideration. The higher the value of the Versar Common Stock at the time of the Merger, the greater the stock portion of the total consideration.

      In addition to the foregoing factors, the "post-merger" test may not be satisfied if Versar Common Stock is sold shortly after the Merger (unless the intent to sell was formed after the Merger). Even so, based on current law, it appears that SMC stockholders owning less than five percent of the SMC Common Stock may freely transfer their Versar Common Stock without impacting the tax-free status of the Merger.

      In summary, it is contemplated that the Merger will qualify for tax-free reorganization status. However, in large part, factors beyond the control of Versar or SMC will determine whether the Merger is tax-free, such as how many SMC stockholders perfect appraisal rights, the value of the Versar Common Stock at the time of the Merger, the amount of Versar Common Stock sold by former SMC stockholders after the Merger, the timing of such sales, and the identity of such former SMC stockholders.

      If it is determined by Versar (in its sole discretion) at any time prior to the Effective Date of the Merger, whether before or after the SMC Special Stockholders' Meeting, that the Merger may not qualify for tax-free reorganization status, then Versar (in its sole discretion, after consultation with SMC) may restructure the Merger so that SMC will be the surviving entity rather than Sub to avoid adverse tax consequences to SMC. If the Merger is not tax-free, all SMC stockholders (even those who approve the Merger) will recognize gain or loss for federal income tax purposes as a result of the Merger.

      The amount of gain or loss recognized by an SMC stockholder who approves the Merger will be calculated by comparing, as of the date of the Merger, the value of the Versar Common Stock received by the SMC stockholder with the SMC stockholder's tax basis in the SMC Common Stock surrendered pursuant to the Merger. Any gain or loss recognized by an SMC stockholder will generally be long-term capital gain or loss if the SMC stockholder has held his or her SMC Common Stock for more than one year as of the Effective Date of the Merger. An SMC stockholder's tax basis in the Versar Common Stock will be its fair market value as of the Effective Date of the Merger, and a new holding period will start as of the Effective Date of the Merger. Therefore, if the Merger is not tax-free, a former SMC stockholder must hold the Versar Common Stock for more than one year to realize long-term capital gain on any appreciation in the value of the Versar Common Stock after the Merger.

      Regardless of whether the Merger is or is not tax-free, the amount of gain or loss recognized by an SMC stockholder who perfects his or her appraisal rights will be calculated by comparing the amount of cash received by the SMC stockholder with the SMC stockholder's tax basis in the SMC Common Stock redeemed by SMC. Any gain or loss recognized will generally be long-term capital gain or loss if the SMC stockholder has held his or her SMC Common Stock for more than one year as of the date the stock is redeemed.

      THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SMC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

Regulatory Approvals

      No governmental approvals or filings, state or federal, are required with respect to the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

Accounting Treatment

      Versar accounted for its acquisition of 53.5% of the issued and outstanding SMC Common Stock and the outstanding SMC Preferred Stock under the purchase method of accounting. The Merger constitutes an acquisition of minority interests and will also be accounted for under the purchase method of accounting. As a result, the total consideration paid by Versar for its interests in SMC will be allocated to the assets and liabilities of SMC based on the fair value of the assets and liabilities acquired.

      Representatives of Versar's independent public accountants, Arthur Andersen LLP, who have also audited certain periods of the SMC financial statements included herein, will be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to reasonable and appropriate questions.

Appraisal Rights

      The following discussion is a complete summary in all material respects of the law pertaining to dissenters' rights under the Delaware General Corporation Law (the "DGCL"). However, such summary is qualified in its entirety by reference to the full text of Section 262 of the DGCL setting forth the rights of stockholders who object to the Merger Agreement and the Merger. Stockholders wishing to exercise such appraisal rights or to preserve their rights to do so ("Dissenting Stockholders") should review the following discussion and the provisions of Section 262 of the DGCL with counsel. A copy of Section 262 of the DGCL is attached to this Proxy Statement/Prospectus as Appendix II. The failure of Dissenting Stockholders to comply in a timely and proper manner with the procedures set forth in the DGCL will result in the loss of appraisal rights with respect to the Merger.

      Section 262 of the DGCL sets forth the rights of stockholders of SMC who object to the Merger. In general, as described in greater detail below, a stockholder objecting to the Merger who wishes to dissent must file a written notice of dissent prior to the vote on the Merger Agreement, and, after such vote is taken, comply with Section 262 to seek appraisal of the value of SMC Common Stock.

      Any  holder  of  Common  Stock  who does  not vote in favor of the  Merger
Agreement (including any such holder who abstains from voting), or who duly revokes a vote in favor of such transaction, and (in either case) who objects to the Merger, may, if the Merger is consummated, obtain payment, in cash, for the appraised fair market value of such stockholder's shares of SMC immediately prior to the Merger by complying with the requirements of the DGCL. Holders of SMC Common Stock are ineligible to exercise their appraisal rights unless they are stockholders on the Record Date, continue to hold such shares through the Effective Time and have not voted in favor of the Merger Agreement.

      Before the taking of the vote on the Merger Agreement at the Special Meeting, each Dissenting Stockholder must file with SMC a written demand for appraisal of the value of his/her shares of SMC Common Stock if the Merger is consummated. A written demand must be filed with SMC by holders of SMC Common Stock who wish to demand appraisal even if they vote against the Merger. Such written demand should be addressed to: Marion G. Hilferty, Secretary, Science Management Corporation, 721 Routes 202/206, Bridgewater, New Jersey 08807.

      If the Merger Agreement is approved, within ten days after the Effective Time, the Surviving Corporation must provide written notice to each Dissenting Stockholder of the Effective Time and that appraisal rights are available for any or all of the shares of SMC. If the Dissenting Stockholders and the Surviving Corporation cannot reach agreement as to the appraisal value of the SMC Common Stock, the Surviving Corporation or any Dissenting Stockholder, within 120 days after the Effective Time of the Merger, may file a petition in the Court of Chancery in Delaware demanding a determination of the value of the SMC Common Stock. Within such 120 day period, any Dissenting Stockholder is entitled to receive upon request from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. This written statement must be mailed to the Dissenting Stockholder within ten days after written request is received by the Surviving Corporation. Further, at any time within 60 days after the Effective Time of the Merger, any Dissenting Stockholder has the right to withdraw his demand for appraisal and accept the terms offered upon the Merger.

      Following the filing of a petition in the Court of Chancery for an appraisal of the value of the SMC Common Stock, the Court shall determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Court may demand that Dissenting Stockholders submit their certificates of stock to the Registry in Chancery for notation thereon of the pendency of the appraisal proceedings and may dismiss the proceedings as to any Dissenting Stockholder failing to comply with such request. The Court will then appraise the SMC Common Stock determining the fair value thereof immediately prior to the Merger exclusive of any element of value arising from the accomplishment or expectation of the Merger together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court is authorized by the DGCL to take into account all relevant factors. Upon determination of the fair value, the Court shall then direct the Surviving Corporation to pay the Dissenting Stockholders the fair value so determined. Interest may be simple or compound as the Court may direct.

      SMC will accept a Dissenting Stockholder's objection to the Merger and demand for payment of its shares by facsimile transmission, provided such facsimile is confirmed, in writing, sent by certified or registered mail to SMC at the address specified above within 24 hours after transmission of the facsimile. The facsimile communication should be addressed to: Marion G. Hilferty, Secretary, Science Management Corporation, facsimile number: (908) 722-0421.

      A vote against the Merger does not constitute a "written demand" filed by a Dissenting Stockholder. A Dissenting Stockholder's abstention from voting on the Merger or failure to specify any vote on the accompanying proxy will not constitute a waiver of such stockholder's rights under the DGCL, provided that a written demand has been properly filed. A vote in favor of the Merger will constitute a waiver of such stockholder's appraisal rights, however, even if a written demand has been filed.

                              THE MERGER AGREEMENT

      The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Appendix I (exclusive of certain exhibits) and is incorporated herein by reference.

General

      The Merger Agreement provides for the merger of SMC into Sub. Sub will be the Surviving Corporation of the Merger and shall succeed to and assume all rights and obligations of SMC. In connection with the Merger, the stockholders of SMC (other than Versar, and those stockholders who perfect appraisal rights in accordance with the DGCL) will receive the Merger Consideration described below. Notwithstanding the above, as described under the heading "THE MERGER-Material Federal Income Tax Consequences of the Merger," the Merger Agreement provides that, in the event the Versar determines (in its sole discretion) that the Merger may not qualify for tax-free reorganization status, Versar will have the option (exercisable in its sole discretion, after consultation with SMC) to restructure the Merger such that SMC will be the Surviving Corporation of the Merger. In such event, SMC will be a wholly-owned subsidiary of Versar and will, as the Surviving Corporation, succeed to and assume all rights and obligations of Sub and SMC. The payment of the Merger Consideration to the Stockholders of SMC will not be impacted by any such change in the structure of the Merger.


Closing; Effective Time

      The closing of the Merger will take place as soon as practicable after the day upon which all conditions to consummation of the Merger are satisfied or waived. The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and acceptance thereof by such Secretary of State as required by the DGCL or at such later date as may be specified in the Certificate of Merger. It is anticipated that such Certificate will be filed promptly after the approval and adoption of the Merger Agreement by the stockholders of SMC at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement.

Merger Consideration

      In connection with the Merger, each outstanding share of SMC Common Stock at the Effective Time (except those shares held by Versar and shares for which appraisal rights have been perfected and not withdrawn) will be converted into the right to receive .573584 of a share of Versar Common Stock. Each share of SMC Common Stock owned by Versar or held by SMC as treasury shares will be cancelled without consideration. Instructions with regard to the surrender of certificates formerly representing shares of SMC Common Stock will be delivered to the holders thereof as described under the heading "THE MERGER - Procedures for Exchange of Certificates."

      No fractional share of Versar Common Stock will be issued to any holder of SMC Common Stock, but in lieu thereof, each such stockholder who otherwise would be entitled to receive a fraction of a share of Versar Common Stock (after aggregating all fractional shares of Versar Common Stock which would be received by such stockholder) shall receive cash from Versar in an amount equal to the then fair market value of a share of Versar Common Stock multiplied by such fraction. The fair market value of a share of Versar Common Stock shall be deemed to be equal to the average of the closing sale price of the Versar Common Stock as reported by the American Stock Exchange for the five-day trading period ending two days prior to the closing date of the Merger.

      After the Effective Time, the holder of a certificate formerly representing shares of SMC Common Stock shall cease to have any rights as a stockholder of SMC, and such holder's sole right will be to receive the Merger Consideration with respect to such shares. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing shares of SMC Common Stock presented to the Surviving Corporation after the Effective Time will be cancelled in exchange for the aggregate Merger Consideration to which the holder of such certificates is entitled.

      In no event will holders of SMC Common Stock be entitled to receive any interest on the aggregate Merger Consideration to be distributed to them in connection with the Merger.

      Outstanding shares of SMC Preferred Stock, all of which are held by Versar, and those shares of SMC Common Stock held by Versar will be cancelled in connection with the Merger for no additional consideration.

      Each of the outstanding shares of Sub will automatically be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

Representations and Warranties

      The Merger Agreement contains various customary representations and warranties of SMC relating to, among other things, (i) SMC's organization and similar corporate matters; (ii) the execution, delivery and performance of the Merger Agreement by SMC, the legality, validity and enforceability thereof against SMC, and the noncontravention of, and lack of conflict with, the Certificate of Incorporation or Bylaws of SMC, the terms of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other obligation of SMC, or any provision of any statute, law, ordinance or administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SMC or any of its properties or assets; (iii) the financial statements of SMC and the accuracy of the information contained therein; (iv) subject to certain exceptions, absence of certain specified material changes or events; (v) the absence of undisclosed litigation and other legal proceedings;
(vi) the absence of undisclosed liabilities; (vii) the absence of defaults under or breaches of SMC's Certificate of Incorporation and Bylaws, agreements and obligations to which SMC is subject, or orders, writs, injunctions, decrees, statutes, rules or regulations applicable to SMC or its properties or assets;
(viii) the absence of any violations of applicable law; and (ix) entitlement to brokers and finders fees.

      The Merger Agreement also contains certain customary representations and warranties of Versar and Sub relating to, among other things: (i) their organization and similar corporate matters; (ii) the execution, delivery and performance of the Merger Agreement by Versar and Sub, the legality, validity and enforceability thereof against Versar and Sub, and the non-contravention of, and lack of conflict with, the Certificates of Incorporation and Bylaws of Versar and Sub, the terms of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other obligation of Versar, or any provision of any statute, law, ordinance or administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Versar or any of its properties or assets; (iii) documents filed by Versar with the Commission and the accuracy of the information contained therein; (iv) subject to certain exceptions, absence of certain specified material changes or events; (v) the absence of undisclosed liabilities; and (vi) entitlement to brokers and finders fees.

      None of the representations and warranties described above or contained in the Merger Agreement survive the Effective Time of the Merger.

Conduct of Business of SMC Prior to the Effective Time

      Pursuant to the Merger Agreement, SMC has agreed that, among other things, prior to the Effective Time, it will conduct its business in the ordinary course consistent with past practice and it will not, without the prior written consent of Sub: (i) amend its Certificate of Incorporation or Bylaws; (ii) issue or otherwise dispose of any securities of SMC; (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock or redeem or otherwise acquire any of its securities or authorize, adopt or otherwise participate in a plan of liquidation or other corporate reorganization; (iv) except for borrowings under SMC's existing credit facilities, incur any indebtedness, make any loans or investments in any other person, or pledge or otherwise encumber any of its shares of capital stock or assets; (v) enter into, amend or terminate any employee benefit agreement, trust or other arrangement for the benefit or welfare of any director, officer or employee, or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any current plan or arrangement; (vi) acquire, sell, lease or dispose of any assets other than in the ordinary course of business consistent with past practices; (vii) except as required by generally accepted accounting principles, change any accounting principle or practice used by it; (viii) make any tax selection or settle or compromise any tax liability; (ix) pay or discharge any claims, obligations or liabilities, other than those reflected or reserved against in the financial statements of SMC or incurred in the ordinary course of business consistent with past practices; (x) acquire any corporation, partnership or other business organization or division thereof, enter into any contract or agreement other than in the ordinary course of business consistent with past practice with executory obligations not to exceed $150,000 in each case or authorize any capital expenditures in excess of $5,000; or (xi) commit or agree in writing or otherwise to take any of the actions described above.

Acquisition Proposals

      From the date of the Merger Agreement until termination thereof, SMC has agreed, and has agreed to cause its officers, directors, employees or other agents, not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal, as defined below, (ii) waive any provision of any standstill or similar agreement entered into by SMC, or (iii) engage in negotiations with, or disclose any nonpublic information relating to SMC or afford access to its properties, books or records to, any person that may be considering making, or has made, an Acquisition Proposal. An "Acquisition Proposal" is defined as any offer or proposal for, or any indication of interest in, a merger or other business combination involving SMC or the acquisition of any equity interest in, or a substantial portion of the assets of SMC other than the transactions contemplated by the Merger Agreement.

Conditions to Consummation of the Merger

      The respective obligations of SMC, Versar and Sub to consummate the Merger are subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions: (i) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction existing which prohibits, restrains, enjoins or restricts the consummation of the Merger; (ii) the effectiveness of this Registration
Statement, no stop order suspending the effectiveness of this Registration Statement being in effect and no proceedings for such purpose being threatened by the Commission or initiated by the Commission and not concluded or withdrawn;
(iii) the approval for listing on the American Stock Exchange of the Versar Common Stock to be issued in connection with the Merger; and (iv) the approval by the stockholders of SMC of the Merger Agreement and the transactions contemplated thereby.

      The obligation of SMC to consummate the Merger is subject to the satisfaction (or waiver) of the following conditions: (i) Versar and Sub shall have performed in all material respects their obligations under the Merger Agreement; (ii) the representations and warranties of Versar and Sub contained in the Merger Agreement shall be true and correct in all material respects; and
(iii) Sub shall have executed such documents as required by under the Bankruptcy Plan to affirm its assumption of SMC's obligations thereunder.

      The obligations of Versar and Sub to consummate the Merger are subject to the satisfaction (or waiver) of the following conditions: (i) SMC shall have performed in all material respects its obligations under the Merger Agreement;
(ii) the representations and warranties of SMC shall be true and correct in all material respects; and (iii) SMC shall have secured all consents required for its consummation of the Merger.

Termination

      The Merger Agreement may be terminated (i) at any time prior to the Effective Time by mutual consent of the parties; (ii) by Versar or SMC if the Merger has not been consummated on or before December 31, 1997, or a United States federal or state court or federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable; (iii) by SMC prior to the Effective Time if there has been a material breach by Versar or Sub of any obligation or any representation or warranty, which is not cured within 20 days of notice thereof or (iv) by Versar prior to the Effective Time if there has been a material breach by SMC of any obligation or any representation or warranty contained in the Agreement, which is not cured within 20 days of notice thereof.

Lock-up Agreements

      In connection with, and as an inducement to, Versar's and Sub's execution of the Agreement to Merge described under "THE MERGER -- Background and Reasons for the Merger", Versar entered into Lock-up Agreements dated as of April 30, 1997 (the "Lock-up Agreements"), with each of James A. Skidmore, Jr., Marion G. Hilferty and Frank S. Rathgeber (the "Management Stockholders") who together are beneficial owners of approximately 15% of the outstanding SMC Common Stock. See "PRINCIPAL STOCKHOLDERS OF SMC."

      Pursuant to the Lock-up Agreements, the Management Stockholders have agreed to vote all of their shares of SMC Common Stock on matters as to which each such Management Stockholder is entitled to vote at a meeting of the stockholders of SMC, or by written consent without a meeting, as follows: (i) in favor of approval and adoption of the Merger Agreement and all related matters;
(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of SMC under the Agreement to Merge; and (iii) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger. In connection with the voting provisions of the Lock-up Agreements, each Management Stockholder appointed Versar, with full power of substitution, as attorney and proxy to vote all shares of Common Stock with respect to those matters described in clauses (i), (ii) and (iii) above as to which such Management Stockholder is entitled to vote.

      Pursuant to the terms of the Lock-up Agreements, during the term of such agreements, each Management Stockholder has agreed not to (i) sell, exchange or otherwise dispose of or enter into any contract, agreement or other arrangement to sell, exchange or otherwise dispose of any of such Management Stockholder's shares or other securities received in respect thereof or in exchange therefor;
(ii) create or suffer to exist any lien with respect to any of such Management Stockholder's shares or any securities received or to be received in respect thereof or in exchange therefor; or (iii) grant any options, rights, warrants or enter into any contracts, agreements or other arrangement to grant any options, rights or warrants with respect to any of such Management Stockholder's shares or other securities received in respect thereof or in exchange therefor.

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

Amendments and Waivers

      The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto. The Merger Agreement provides that at any time before the closing of the Merger, either SMC or Versar may waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement and waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement.

Expenses

      Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.


                               BUSINESS OF VERSAR

Background and Perspective

      Versar, founded in 1969, is a nationally recognized environmental and infrastructure engineering and consulting management firm. From a network of 17 offices nationwide, Versar specializes in providing environmental risk and infrastructure management services to industry, government, and commercial clients.

      For the past five years, management has focused on rebuilding and restructuring Versar by establishing a focus and direction for the Company, increasing sales volume, reducing the overhead cost structure, disposing of highly leveraged real estate, divesting of unprofitable laboratory operations, reducing high legal fees and increasing cash flow.

      Versar has successfully completed its rebuilding and restructuring efforts by completing the refinancing in January 1996 of its former real estate operations spun-off to shareholders in June 1994. As of the March 31, 1997, Versar had completed its twelfth consecutive profitable quarter and increased its funded backlog by 42% in the past three years. In addition, during fiscal 1996 sales volume increased to $44 million or 13% over fiscal year 1995 and profitability improved by more than 100 percent. During the first nine months of the current fiscal year, sales volume remained stable and net income increased to $873,000 or 41% over the same period in fiscal year 1996.

      Versar has been ranked by Engineering News Record as 119th out of the top 500 engineering design firms in gross revenue in the United States.

A Business Approach to Environmental Management

      Management, while continuing to strengthen Versar's basic operations in all areas of the organization, is also assessing the changing market conditions and repositioning Versar for continued growth and enhanced profitability. The 1990s continue to be a period of change as government and industry re-size their organizations and re-focus their operations on ways to improve productivity and reduce costs. Versar believes that with this change will come new business decision-making that no longer sees environment, health and safety issues as a "cost of doing business," but rather a way to "achieve economic benefit and competitive advantage" by preventing pollution, conserving raw resources and protecting their workforce.

      Versar is at the forefront in helping its clients capture the benefits of this new approach to business. Having long recognized the limitations of regulatory driven environmental, health and safety programs, Versar has focused on the economic benefits of an alternative approach to environmental management. This approach places the customers business objectives at the center of the decision-making process, and then addresses the environmental, health and safety issues in such a way that they compliment those objectives while complying with the regulations. Beyond simple compliance, it challenges Versar's expertise to develop alternatives that enhance the client's productivity and reduce the unit cost of operations.

      Versar is consolidating all of its services under the umbrella of Strategic Environmental Management (SEM). SEM involves a shift from dealing with the effects of regulations and waste generation in a reactive manner to working proactively with clients to address new ways of dealing with wastes and associated environmental expenditures. This involves moving upstream to identify process inefficiencies which create waste and increase environmental management costs. Environmental consulting and engineering services and technologies are applied to minimize waste thereby reducing raw material and eliminating disposal costs. With its background knowledge of regulations, Versar helps clients comply with existing and anticipated future environmental standards.

      Manufacturers today are taking advantage of technology to improve environmental performance and bolster profits. In doing so, companies are turning to solutions that address pollution prevention as an integral part of plant operations and control.

      Technology is providing the tools that allows business to treat environmental performance as a competitive advantage rather than a cost burden, by integrating it into operational continuous improvement programs. Making this shift requires a change in the way business thinks about the issue. Management must evaluate and implement pollution prevention measures from a business perspective. The key to a long-term pollution prevention strategy will be the ability of management to evaluate performance and to mainstream environmental management functions into the operations of plants.

      Over the last three years, Versar has substantially increased its total contract backlog to $325 million, much of which is in the cutting edge areas of pollution prevention, compliance management, and resource management support services to government and industry. Versar will continue to grow as it expands its services to respond to the growing movement in government and industry toward privatization and out-sourcing of environmental infrastructure services.

      In 1996, Versar made its first investment in environmental infrastructure management with the acquisition of Valu Add Management Services (Valu Add). Valu Add brings extensive knowledge and experience to the Versar team in consulting to industry, state, local, and foreign governments on alternative approaches to optimize the management of their environmental infrastructure and to consider alternative management options for capital facility financing and operation.

      In fiscal year 1997, Versar is building on this new capability and further expand its service offerings to provide in-plant continuing services to its clients through potential mergers and acquisitions.

Establishing the Foundation for the Future

      Five years ago, Versar faced many difficult issues. The Company was highly leveraged; had many legal issues to deal with, and its cost structure was significantly out of line with the sales volume.

      In fiscal year 1991, Versar had over $27 million in debt. Versar was the most leveraged of all the publicly traded environmental engineering and consulting firms, both from the perspective of total liabilities to equity as well as debt to equity. From fiscal years 1991 and through 1994, Versar was successful in reducing outstanding debt in half by the end of fiscal year 1994 through sales of its manufacturing division and management of working capital.

      In June 1994, Versar spun-off the stock of its real estate operations, Sarnia Corporation ("Sarnia"), to Versar's shareholders. Notwithstanding this spin-off, Sarnia continued to be reflected in Versar's financial statements due to the guarantee of all of Sarnia's debt by Versar. In January 1996, Sarnia was able to refinance the existing debt reducing Versar's guarantee from $12.4 million to $1.5 million and the divestiture of Sarnia was considered complete for accounting purposes. Versar has a reserve of $1.5 million against the guarantee, which will be reversed into equity as the debt is repaid. With the refinancing, Versar's spin-off of Sarnia was complete and Versar was able to significantly improve its balance sheet and bring in line its financial ratios with its competitors.

      Since 1991, Versar has successfully resolved a number of lawsuits. Due to the resolution of these lawsuits, legal costs have been reduced by over $500,000 per year. See " - Legal Proceedings," for a discussion of current litigation involving Versar.

      Versar had several cost issues to deal with over the past five years. They include staffing, computer systems, and occupancy expense. While staffing will always remain the backbone of the consulting business, administrative and technical staffing had to be balanced to Versar's current and future sales volume. The company reduced administrative staff, consolidated many duplicate functions, and consolidated its finance activities. In addition, Versar reduced computer costs by over $1.5 million and occupancy expense by over $1 million in its headquarters location in Springfield, Virginia.

      During fiscal year 1995, Versar won 15 large federal, state and commercial contracts, which boosted Versar's total backlog to $306 million. In fiscal year 1996, Versar's total backlog increased to $325 million. As of

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March 31,  1997,  approximately  $30.2  million of the backlog  was  funded,  an increase of 15 percent compared to approximately $26.18 million as of March 31, 1996. Versar's challenge going forward is to fully develop these new contracts and enhance the value of our services by focusing on economic incentives and the application of new technologies. For a further description regarding Versar's total backlog, see "--Backlog". Versar believes that its total backlog helps solidify its business base and creates a framework for possible future growth.

      By having these contracts in place, the key to Versar's future revenue growth will be to develop these contracts by obtaining task orders to utilize the contracts capacities fully. While funding of these contracts is not assured due to federal budgetary cutbacks and changes in government and industry priorities, management is taking steps to develop task orders under these contracts in order to realize the maximum revenues.

Consulting Core Business

      Versar works in partnership with government and industry by becoming an involved member of its clients' organization, a client-centered approach that builds client relationships, sets priorities, ensures proper allocation and control of resources, supports and encourages synergistic activities among the various elements of the organization, and monitors results. Versar's goal is to help its clients build environmental performance into each aspect of their organizational activities to enhance both their environmental performance and improve their bottom line. Versar achieves this goal by helping clients to be more active in preventing pollution, better manage the spectrum of environmental compliance, and apply innovative and cost-effective approaches to remediation or corrective action of past problems in our environment.

      Today's environmental challenges require an integrated multidisciplinary team actively assisting clients in making informed decisions and implementing them at the least cost. These challenges are driven by:

      o Complex and changing environmental regulations and the need for a more strategic approach to meet national and international environmental challenges in a way that allows industry to be profitable and competitive in a world market.

      o Increased emphasis on compliance management and recognition that pollution prevention and waste minimization are a necessary part of the long-term solution to local and national environmental challenges.

      o Competition for limited resources and a need for new and better technology to achieve pollution prevention and remediation goals more cost effectively.

      Versar helps its clients meet these challenges through its distinction as a full-service firm that emphasizes:

      o Strategic Planning and Pollution Prevention. These are Versar's trademark services capitalizing on its combined strengths in regulatory policy, information management, pollution control and treatment technology that emphasize pollution prevention.

      o Total Compliance Management. A strategic approach and process of continuous improvement that permits senior management to view environmental compliance expenditures as business investments--an "Environmental Balance Sheet." Versar consults at the highest levels of industry and government where policy decisions are made.

      o Corrective/Remedial Action. Program management and integration services for corrective/remedial action are necessary to assist our clients in getting better results at lower costs. Versar is forging long-term strategic relationships with technology based, architect and engineering and construction firms to provide a fully-integrated consulting/engineering/construction capability.

Strategic Planning and Pollution Prevention

      The Pollution Prevention Act of 1990 is the legislative driver that initially forced regulators, industry, and government to look at alternative approaches to environmental management. Provisions of the Resource Conservation and Recovery Act (RCRA), the Clean Water Act, and the Clean Air Act Amendments of 1990 also emphasize pollution prevention. Pollution prevention planning is emerging as a new environmental ethic as regulators strive to develop better incentives for voluntary reduction of emissions and industries struggle to find better ways to meet environmental challenges in today's world economy.

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      In 1991,  the  Environmental  Protection  Agency  (EPA) issued a Pollution
Prevention Strategy that has led to several nationwide programs, such as the 33/50 Program, the Green Lights Program, and revisions to Emergency Planning and Community Right-To-Know Act (EPCRA) including the Toxic Release Inventory (TRI) Form R's, for reporting by industry on pollution prevention plans and progress. Also, on August 3, 1993, President Clinton signed Executive Order 12856, which requires all federal facilities to reduce their emissions by 50 percent by 1999. The order further requires agencies to comply with EPCRA, including annual submissions of TRI Form R reports.

      More recently, State legislation and local ordinances have been adopted to encourage pollution prevention. In the past five years, most states have enacted some form of pollution prevention legislation that affects the way some industries operate.

      Five years ago, Versar began emphasizing a strategic approach to environmental management that focuses on the economic benefit and business advantage of solving environmental problems from inside the plant or operation rather than the end-of-pipe. This approach is founded on a pollution prevention ethic, and a process of continuous improvement in operations that eliminate unnecessary overhead, enhances productivity, and improves the bottom line.

      Versar has been actively involved in pollution prevention since 1985. Versar has developed a core department of senior process and environmental engineers who specialize in waste reduction engineering and design. Versar was instrumental in developing the original Waste Minimization Opportunity Assessment Manual for the EPA. This manual was subsequently adopted by many industrial firms as the standard for pollution prevention audits. Versar provides training to plant managers and engineers on how to focus on pollution problems and identify effective pollution prevention activities. Versar works with the managers on methods to audit their operations and identify the problem areas. Versar has conducted several training workshops for industry and Department of Defense (DOD), resulting in several significant process changes being made by participating managers at their facilities. The DOD is increasing its emphasis in the area of pollution prevention as a way to deal with increasing pressures on the Federal budget and deficit reduction as the military downsizes and realigns its mission. Several of Versar's new contracts are specifically focused on pollution prevention and compliance management. These include WrightPatterson Air Force Base Aeronautical Systems Center, Air Force Education and Training Command, and the Navy NFESC in Port Huenume, California, and Weapons Systems Acquisition through the Air Force Human System Center.

Total Compliance Management

      Versar is helping many of its clients make the change to an incentive-based approach to compliance, limiting their liabilities to protect their assets, while at the same time helping them remain competitive and improve their profitability. Understanding the environmental consequences of industrial processes starts with having the capability to monitor environmental emissions and performance of all process elements.

      Compliance Assessments -- A key element in helping a client manage its environmental, health and safety concerns is to establish a plan and conduct comprehensive site/facilities assessments. Versar conducts a wide range of assessments and audits of industrial and government facilities. Versar also has initiated efforts to assist clients in implementing the Standard ISO 9000 and pending ISO 14000 series requirements both to position the firm to provide technical consulting services worldwide and to assist clients in developing and expanding overseas markets. Versar also now offers a turnkey "Total Compliance Management" service to customers with the goal of serving as their environmental manager as they downsize and outsource more of their environmental work.

      Versar conducts nearly a thousand transactional environmental audits annually for commercial and government clients. Many are performed at multiple sites nationwide under urgent deadlines. Versar also conducts large-scale environmental compliance assessments of major operating facilities for government and industry. Versar has for many years provided compliance management support to the DOD. As an example, for the Aeronautical Systems Center (ASC) of the U.S. Air Force, Versar has routinely performed environmental assessments at 11 governmentowned, contractor-operated facilities to monitor and improve environmental compliance and management. The assessments followed the guidelines of the Air Force's Environmental Compliance and Management Program (ECAMP), which is an intensive multimedia assessment protocol for evaluating a facility's environmental management activities and compliance status. Versar will continue to provide compliance, as well as pollution prevention and engineering support, to ASC under its $49 million multiyear contract at Wright-Patterson AFB. We also expect to provide similar services to the Air Force Education and Training Command as well as other DOD facilities worldwide under our new $50 million Air Force Armstrong Laboratory multiyear contract.

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      Air  Quality  Services  --  Versar  offers  the  following  air  services:
emissions inventories and inventory tracking, air toxics/risk assessments, dispersion modeling, permitting/compliance status, and design and installation of control technology. Special capabilities include Risk Management Planning
(RMP) services which are required under Section 112(r) of the Clean Air Act Amendments of 1990. Versar also has experience with cost of air compliance analysis which involves economic engineering analysis of control technologies. This experience, coupled with strong air P2 and emission trading capabilities, provides our clients with a wide range of options to choose from in responding to any air issue. Versar has worked with over 100 industrial clients on air quality matters, including mining, electric utilities, chemical manufacturing, food processing, steel manufacturing, oil refineries, and other industries. We have worked with industry groups in evaluating the impact of regulations and helped them identify cost-effective strategies for complying with regulations. Versar is helping industry groups to evaluate the impact of regulations and helping them develop cost-effective strategies for compliance. Strategies vary from recommending control technologies to achieving air P2 and creating emissions trading opportunities. Versar has developed practical, innovative approaches for estimating emissions, performing urban-scale dispersion modeling analyses, and evaluating emerging control strategies for effectiveness and cost efficiency.

      Versar supported the DOD in determining the optimum strategy for complying with the 1990 Clean Air Act Amendments (CAAA) for Army, Navy, and Air Force bases. We have subsequently conducted emission inventories at over 40 installations and are in the process of supporting Title V permits for DOD installations worldwide under our new $40 million multiyear contract with the Norfolk District of the Army Corps of Engineers and the $50 million multiyear contract with the Air Force's Armstrong Laboratory. Representing industry, Versar participated in EPA roundtable discussions that helped focus the development of new regulations implementing the new amendments. For the State of Maryland, Versar prepared a regional assessment of the benefits of the amended CAAA with respect to nitrate deposition in the Chesapeake Bay. As in the past, Versar continues to provide permitting and compliance support to various commercial, industry, and utility clients across the nation.

      Research into air and meteorological issues has been a part of Versar's business since its inception. Air research has included development of new dispersion models that can better predict plume behavior. Air research has also involved determining pollutant deposition patterns in support of the Chesapeake Bay program. Meteorological research has included development of artificial intelligence (AI) decision support systems for clients such as DOD and utilities. Versar maintains a full weather center which has provided support to a wide-variety of clients ranging from utilities and industry to DOD.

      Indoor Environmental and Energy Services -- Indoor air quality and human comfort are two of the most important characteristics of the indoor environment affecting human health as well as worker productivity. Research indicates that pollutant levels in the air inside our homes and offices may be two to five times higher than the air outside. Because people generally spend 75 to 90 percent of their time indoors, the quality of indoor air has become a serious concern.

      Versar's subsidiary, GEOMET Technologies, Inc., is one of the pioneering firms in the area of indoor air quality, providing research and technical services to government, industry, and private clients since the early 1970s. In support of its research programs, GEOMET has developed a wide range of measurement and analysis capabilities that include radon, volatile organic compounds (VOCs), biological aerosols, carbon monoxide, nitrogen dioxide, particles, formaldehyde, inorganics, energy consumption, comfort factors, air infiltration, and pressured differentials. Indoor air quality, comfort, and energy studies have been performed in various types of environments, including single-family homes, apartments, mobile homes, public access buildings, laboratories, trains, and airline cabins.

      GEOMET also provides energy conservation audit and support services. Clients range from small businesses and utilities to the Federal government. GEOMET is currently under contract to the General Services Administration to provide comprehensive energy conservation services at GSA facilities within the National Capitol Region and recently began work in support of EPA's Energy Star Program. The Energy Star effort focuses on energy use and conservation opportunities in buildings, plus environmental aspects of energy conservation. GEOMET recently completed a successful program for the U.S. Postal Service which included energy audits at 25 USPS facilities throughout the United States.

Personal Protection Equipment/ChemDemil

      Support of the U.S. Army's efforts in Chemical Weapons Demilitarization is an important business area for GEOMET. Current projects include development of two different Personal Protective Equipment (PPE) ensembles for use in the depots where chemical weapons are stockpiled and in activities where exposure to chemical agents is likely, such as laboratory work and emergency response. The ensembles include a protective suit, clean air

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

source, radio communications, and an individual cooling system for the worker. GEOMET is a commercial supplier to remedial action contractors and others of PPE specially qualified for chemical protection. As a member of the Small Burials Contract Team, GEOMET is involved in the disposal of residual chemical weapons material at sites throughout the United States. GEOMET's program, now in its second year, includes outfitting and operating the mobile laboratory which will support the disposal operations, design of air monitoring and warning systems, specification of the PPE to be used, and other assignments dealing with environmental compliance, development of operational procedures, and program management.

Corrective/Remedial Action

      Versar applies both its strong regulatory foundation and its experience base in compliance management to help clients take appropriate corrective or remedial action in dealing with contamination and pollution problems. Versar offers a strategic approach to accelerate cleanup and to reduce costs and liability. For example, Versar completed a pilot demonstration at Langley, AFB, in a partnering process whereby the federal and state regulators, the Base, and other stakeholders agree on issues, the approach to their resolution, and the use of alternative means of providing project oversight to reduce both the time and cost of cleanup. Versar's project teams combine the best of its regulatory, technology, design, and construction management expertise for each project to ensure that the most cost-effective solutions are developed to meet regulatory requirements. One integrated field team can support a project from characterization of the site or problem through implementation of corrective action or cleanup.

      Versar emphasizes a turnkey approach to the investigation, design, and remedial action process as much as practicable, whether it is a Resource Conservation and Recovery Act; Comprehensive Environmental Response, Compensation, and Liability Act; Clean Water Act; state "Brownfields" or other response action. Examples of Versar's corrective/remedial action activities include remedial planning and implementation, comprehensive tank management services, and civil/infrastructure services.

      Remedial Planning and Implementation -- Versar has extensive experience in conducting multimedia investigations to characterize environmental contamination. It has performed subsurface contaminant investigations at multiple sites under contracts to the U.S. Army, Air Force, Navy, Coast Guard, Department of Energy, several states, and numerous private corporations. Versar's personnel have broad experience in sampling, analysis, and monitoring of multimedia pollutants. Versar brings to a client an integrated field, analytical and assessment program to help clients make informed decisions. We conduct investigations in support of risk assessments, feasibility studies and engineering design and construction oversight. We maintain an extensive network of relationships with technology-based firms to aide in accelerated cleanup and the most cost-effective solutions.

      Versar is in its third year of a 5-year, $50 million national contract for the Air Force Center of Environmental Excellence (AFCEE), performing environmental support services from preliminary assessment and site investigations through design and construction oversight. Versar currently has assignments at Lowry AFB in Colorado; Brooks AFB in Texas; McClellan AFB in California; Wurtsmith AFB in Michigan; Hanscom AFB in Massachusetts; Grissom AFB in Indiana; Richards Gebaur in Missouri; and Homestead ARB in Florida. Versar is also a prime contractor for environmental remedial action support work for the Air Education and Training Command, the Washington Metropolitan Transit Authority, NASA, and the Army Corps of Engineers.

      Comprehensive Tank Management Services -- Since 1983, Versar has provided the full range of tank services required by tank owners. The heart of Versar's approach is an innovative risk rating and prioritization procedure that is used to cost-effectively schedule tank upgrading and replacement programs for clients with tanks at multiple locations. Versar has successfully applied the tank action planning process for clients with up to hundreds of tanks each.

      Versar prepares construction bid packages for tank replacements tailored to individual clients' needs and preferences. Versar also provides construction management services to verify to our clients that tank installations conform to the bid package requirements. To better meet its clients' needs, Versar has augmented its traditional strengths in geotechnical investigations/remediation services with 1) preparation of plans and specifications for new tank installations and 2) construction oversight to ensure that these specifications are achieved.

     Versar is now in its seventh year of a multi-year tank upgrading program for a major telecommunications company, involving 600 Underground Storage Tanks
(USTs) at more than 100 locations across a multi-state region. Versar is providing comprehensive tank services including: 1) scheduling and cost estimating; 2) design; 3) construction management; 4) release investigations/remediation and 5) all permitting and regulatory coordination.

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      Civil/Infrastructure  Services -- Versar continues to provide  traditional design services for commercial, state, DOD, and Department of Energy (DOE) clients. One of Versar's Rocky Mountain Region principal clients is the State of Utah Department of Transportation, for which Versar has several major design projects for expressway upgrades, new interchanges, and environmental support work.

Backlog

      As of June 30, 1996, total backlog for Versar, including unfunded tasks and orders, was approximately $325 million, as compared to approximately $306 million as of June 30, 1995. As of March 31, 1997, funded backlog for Versar was approximately $30.2 million, an increase of 15 percent compared to approximately $26.18 million as of March 31, 1996. Funded backlog is the incremental funding authorization of contracts and task orders based on firm contractual obligations. Unfunded backlog includes contracts and contract vehicles, including option periods, in which specific work tasks and funding have not been authorized and for which Versar and the client are contractually obligated to perform. Funded backlog amounts have historically resulted in revenues; however, no assurance can be given that all amounts included in funded backlog will ultimately be realized as revenue.

Markets and Customers

      Versar  markets  its  services  and   technologies  to  governmental   and
industrial customers throughout the United States. Versar also services customers in Canada, East Asia, South Africa and the Caribbean and will pursue international projects on a case-by-case basis, e.g., plant facilities or overseas operations of our U.S. clients. Versar's sales are technical in nature and involve senior technical and management professionals, supported by Versar's marketing group. Versar uses a coordinated system of in-house sales staff and marketing managers, organized regionally. In fiscal year 1996, sales of approximately 34% of Versar's services and technologies were to private sector customers and 66% to governmental customers. Of the sales to governmental customers, 57% was to the Department of Defense and 13% was to the Environmental Protection Agency (EPA), through various contracts. Versar serves governmental customers both as a prime contractor and as a subcontractor.

      Versar has experienced no difficulty in obtaining supplies and materials used in its operations and relies on a broad range of suppliers, the loss of any of which would not have an adverse effect on Versar.

Competition

      Versar faces substantial competition in each market in which it operates. Versar competes primarily on its scientific, technological, and engineering expertise. To the extent that non-proprietary or conventional technologies are used, Versar also relies upon its experience and the experience of its subsidiary, GEOMET, as a basis for competition. Many companies, some of which have greater resources than Versar, participate in Versar's markets, and no assurance can be given that other companies, some of which may also have greater resources than Versar, will not enter its markets.

      Almost all contracts for Versar's services and technologies are obtained through competitive bidding. Industrial customers typically purchase these services and technologies after a thorough evaluation of price, service, experience, and quality. Although price is an important factor, it is not necessarily the determining factor, because contracts are often awarded in part on the basis of the efficiency of products and services.

      Government entities typically award contracts on the basis of technical qualifications and price. For technical services contracts, the majority of which are cost-plus-fixed-fee arrangements, technical qualifications are the primary factor followed by price competitiveness. In many of its technical service markets, Versar competes with many local, regional, and national firms on the basis of experience, reputation, and price.

Employees

      At June 24, 1997, Versar had approximately 360 full-time employees, of which approximately 197 were engineers, scientists, and other professionals. Eighty percent of Versar's professional employees have a bachelors degree, 20% have a masters degree, and 4% have doctorate degrees.

Market Driving Forces and The Future

      The environmental business has historically been driven by environmental legislation and the enforcement of environmental regulations. The likelihood of environmental noncompliance over the years has increased as legislation and implementing regulations have become more stringent. Because of this increased risk, environmental

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risk  management  has  become a  critical  and  complex  process.  The  costs of noncompliance, including fines and cleanup, can be substantial. Environmental laws and regulations affect nearly every industrial and commercial activity, as well as the agencies of the Federal government and state and local governments charged with their enforcement. Going forward, Versar believes environmental laws will be more focused on a risk-based as opposed to a technology based approach allowing more flexibility in their interpretation and providing
incentives  for  innovation  and  "common  sense"   approach  to   environmental
management. Versar also believes the 1990s mark the beginning of a cultural change by both government and industry in recognizing that pollution prevention and active compliance management are a necessary part of the long-term solution to the cleanup of our common environment, the protection of the public health and safety, and the preservation of our natural resources. Versar has positioned itself to take advantage of this market shift.

Properties

      Versar's executive office is located in a building in Springfield, Virginia, a suburb of Washington, D.C., leased from Sarnia Corporation, which was spun-off by Versar to its shareholders in June 1994. On June 29, 1994, Versar initially rented 99,588 and 8,918 square feet of space from Sarnia at a rate of $13.49 and $8.00 per foot, respectively. In June 1995, Versar reduced the 99,588 square foot space to 73,371 square feet. In June 1996, Versar reduced this leased space to 68,239 square feet. The rent is subject to a 4% escalation per year. Both lease streams are subject to adjustment on June 1, 1999 and 2004. In these years, the lease streams will be adjusted to the current fair value. This value will set the base rate of the lease streams in the year of adjustment. The adjusted lease stream is subject to the contracted escalation in future years.

      As of June 25, 1997, Versar had under lease an aggregate of approximately 167,445 square feet of office and laboratory space in the following locations:
Tempe, AZ; Alameda and Fair Oaks, CA; Northglenn, CO; Miami, FL; Lombard, IL; Burlington and North Andover, MA; Eden Prairie, MN; Columbia, Gaithersburg, and Germantown, MD; Cincinnati, OH; Bristol, PA; San Antonio, TX; American Fork, UT and Springfield, VA.
These leases are generally for terms of five years or less.

      Versar believes that its facilities are suitable and adequate for its current and foreseeable operational and administrative needs.

Legal Proceedings

      On June 28, 1990, Gary R. Windolph, a former officer and director of Versar Architects & Engineers, Inc. ("VA&E", formerly ARIX Corporation, a former subsidiary of Versar, which was merged into Versar in July 1993) and a former officer of Versar, filed an action in the District Court for the City and County of Denver, State of Colorado, entitled Gary R. Windolph v. ARIX Corporation, Versar, Inc., et al., Case NO. 90-CV-7155. On October 21, 1991, the jury returned verdicts for Mr. Windolph on two defamation claims against the Company and awarded him damages in the amount of $200,000. The jury also returned verdicts for Mr. Windolph on certain of his statutory and common law securities claims and awarded damages in the amount of $1.00 each on all such claims. On January 6, 1992, the Court ruled that, based upon the evidence presented at trial, the $200,000 awarded to Mr. Windolph by the jury was excessive as a matter of law and ordered a new damage trial on those claims. The retrial of damages on these claims ended on October 21, 1992 with the jury returning a verdict against Versar in the total amount of $1,000,001 including $500,000 for damages to Mr. Windolph's reputation and $500,001 for personal humiliation, mental anguish and suffering.

      Versar promptly filed appropriate post-trial motions seeking either a new trial or the entry of judgment in an amount less than the jury's verdict. On January 10, 1993, the Court granted Versar's motion, in part, and gave the plaintiff the choice of accepting the entry of judgment in the amount of $75,000, or retrying for a third time the amount of damages for the defamation claim. The Court also decided, as a matter of law, that the maximum amount Mr. Windolph could recover was $250,000 due to a statutory limit on non-economic damages. At the same time, the Court ordered the parties to participate in good faith in a mandatory settlement conference to try to settle this matter. The parties were unable to reach a settlement as a result of the settlement conference held in April, 1993, and the plaintiff rejected the opportunity to have judgment entered for $75,000 or proceed with a new trial. On June 16, 1993, the trial court entered final judgment on all outstanding issues.

      Both parties appealed to the Colorado Court of Appeals. On May 25, 1995 the Court issued its decision affirming in part, reversing in part and remanding a part of the case to the trial court. The Court of Appeals reversed the trial court's dismissal of Windolph's promissory estoppel claim, and remanded with directions for a new trial on that matter only. The Court of Appeals affirmed the trial court as to all other matters, including the trial court's refusal to enter judgment in Windolph's favor on the two jury verdicts relating to the defamation claim. Both parties filed motions for rehearing with the Court of Appeals, which were denied on August 10, 1995.

      In September 1995, Windolph sought review of this case by the Colorado Supreme Court which was denied on February 20, 1996. The case proceeded to trial on the promissory estoppel claim only. A bench trial without jury was held on January 27, 1997. On April 3, 1997, the Court entered judgment for Versar on the promissory estoppel claim rejecting Windolph's arguments on the basis of Delaware and Colorado law. Alternatively, the Court held that even if its judgment is overturned on appeal, the maximum liability to Windolph would be $11,000. On May 23, 1997, the parties entered into a Stipulation of Dismissal pursuant to which Versar agreed to withdraw its demand for court costs and Windolph agreed to waive his right to appeal the trial court's decision, thereby fully terminating this litigation.

      As part of the agreement to sell its laboratory assets and operations to Kemron Environmental Services, Inc. (Kemron) in July 1994, Versar agreed to refer its analytical laboratory work for a period of 48 months after the closing date to Kemron subject to certain limitations and exclusions including federal procurement requirements and the ability of Kemron to perform the required services. On July 31, 1996, Kemron filed an action in the Circuit Court of Fairfax County, Commonwealth of Virginia, entitled Kemron Environmental Services, Inc. vs. Versar Laboratories, Inc. and Versar, Inc., Law No. L154205. Kemron alleged the defendants breached certain covenants that Versar would refer laboratory work to Kemron in the Asset Acquisition Agreement and alleged damages in the amount of not less than $3,000,000.

      Versar responded by denying the allegations and filed a counterclaim alleging various material breaches of the Asset Acquisition Agreement by Kemron and seeking a declaratory judgment that Kemron's breaches have terminated Versar's obligations under the Agreement.

      On June 16, 1997, the parties entered into a settlement agreement extending and amending the right of Kemron to the referral of analytical services from Versar.

      Versar and its subsidiaries are parties to various other legal actions arising in the normal course of business. The Company believes that an ultimate unfavorable resolution of these other legal actions will not have a material adverse effect on its consolidated financial condition and results of operations.

                        SELECTED FINANCIAL DATA -- VERSAR

     The selected consolidated financial data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of Versar and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                           Unaudited
                                       Nine Months Ended
                                           March 31,                        Year Ended June 30,
                                      ------------------    ---------------------------------------------------
                                        1997       1996       1996       1995       1994       1993       1992
                                        ----       ----       ----       ----       ----       ----       ----
Consolidated Statement of Operations                    (In thousands, except per share data)
related data:
Gross Revenue........................ $32,934    $33,686    $44,283    $39,090    $42,764    $43,012    $48,519

Net Service Revenue..................  23,320     23,968     31,919     29,347     31,032     32,980     35,325

Operating Income (Loss)..............     907        751        872        560    (1,269)        853    (1,663)

Income (Loss) from Continuing
  Operations.........................     873        618        992        458    (2,658)      (590)      (262)

Net Income (Loss)....................     873        618        992        458    (4,367)    (1,093)      (996)

Income (Loss) per Share from
  Continuing Operations..............    $.17       $.12       $.19       $.09     $(.59)     $(.14)     $(.07)

Net Income (Loss) per Share..........    $.17       $.12       $.19       $.09     $(.97)     $(.27)     $(.25)

Weighted Average Shares Outstanding..   5,230      5,160      5,248      4,834      4,481      4,093      3,945

Consolidated Balance Sheet related
  data:

Working Capital......................  $8,884     $7,896     $7,629     $5,425     $5,261     $7,627     $8,513

Current Ratio........................    2.42       2.11       2.14       1.64       1.68       1.98       1.76

Total Assets.........................  17,812     16,787     16,979     28,195     27,782     31,922     37,733

Current Portion of Long-Term Debt....      --        512        323        335      1,201      1,198      2.072

Long-Term Debt.......................      --          3          2          4         17     13,494     15,518

Mortgage Debt of Sarnia..............      --         --         --     12,062     12,403         --         --
                                      -------    -------    -------    -------    -------    -------    -------
Total Debt, excluding bank line of
  credit.............................      --        515        325     12,401     13,621     14,692     17,590

Stockholders' Equity................. $ 9,075    $ 7,247    $ 7,776    $ 6,290    $ 5,261    $ 8,690    $ 8,951

     Certain amounts in years prior to fiscal year 1994 have been reclassified to reflect Versar Laboratories, Inc. and Gammaflux, Inc. as discontinued operations for comparative purposes. In addition, Versar has included the results of operations and financial position of Sarnia through January 1, 1996. Sarnia was spun-off to stockholders in fiscal year 1994, but continued to be reflected in Versar's financial statements due to the guarantee of all of Sarnia's debt by Versar. After the completion of Sarnia's refinancing of its debt, Versar's guarantee was reduced from $12.4 million to $1.5 million and the divestiture was considered complete for accounting purposes.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS -- VERSAR

Comparison of Nine Months Ended March 31, 1997 to Nine Months Ended
   March 31, 1996

      Versar's gross revenue for the nine months ended March 31, 1997 totaled $32,934,000, a decrease of $752,000 (2%) compared to the gross revenue of $33,686,000 for the nine months of the prior fiscal year. The decrease was primarily due to the winding down of the Presidio asbestos survey contract in the Company's Pacific region, which was offset by higher gross revenues in the Company's Rocky Mountain and Midwest regions in support of the Air Force Center for Environmental Excellence contract.

      Purchased services and materials for the first nine months of fiscal year 1997 decreased $104,000 (1%) compared to costs for the comparable period of the previous year. The decrease is principally due to the changes in gross revenue as mentioned above.

      Net service revenue decreased by 3% compared to the first nine months of fiscal year 1996. The decrease is due to the lower gross revenues as mentioned above.

      The percentage of direct costs and services and overhead to net service revenue decreased slightly to 81.7% in the first nine months of 1997 compared to 82.1% in the first nine months of fiscal year 1996. The decrease is due to higher direct labor utilization in the first nine months of fiscal year 1997.

      Selling, general and administrative expenses approximated 14.6% of net service revenue in the first nine months of fiscal year 1997, compared to 14.3% in the first nine months of fiscal year 1996.

      Other income includes the revenues that are not directly attributable to contracts. For the first nine months of fiscal year 1997, the Company recognized non-compete income from the sale of its majority-owned subsidiary, Gammaflux, Inc. of $32,000 compared to $21,000 recognized in the first nine months of fiscal year 1996.

      As of January 1, 1996, Versar no longer includes the results of operations and financial position of Sarnia Corporation ("Sarnia") in the Company's consolidated financial statements. In January 1996, Sarnia obtained new financing which reduced Versar's guarantee of Sarnia's indebtedness from $12,400,000 to $1,500,000. Versar has a reserve of $1,500,000 against the guarantee.

      Operating income for the first nine months of fiscal year 1997 was $907,000 an increase of $156,000 over the first nine months of fiscal year 1996. The increase is primarily the result of the exclusion of Sarnia losses in the first half of fiscal year 1997.

      Interest expense during the first nine months of fiscal year 1997 decreased by $47,000 (49%) compared to costs for the comparable period of the previous fiscal year. The decrease is due to the lower usage of the Company's line of credit during the first nine months of fiscal year 1997.

      Income tax expense during the first nine months of fiscal year 1997 decreased by $52,000 compared to costs for the comparable period of the previous fiscal year. Income tax expense is affected by the reduction of the Company's valuation allowance against its deferred tax assets.

      Versar had net income of $873,000 for the first nine months of fiscal year 1997 compared to net income of $618,000 for the first nine months of fiscal year 1996. The increase is primarily the result of the reductions of the Company's valuation against its deferred tax assets and the exclusion of Sarnia losses.

Comparison of Fiscal Years Ended June 30, 1996, 1995 and 1994

      Versar's gross revenues for fiscal year 1996 totalled $44,283,000, or $5,193,000 (13%) above fiscal year 1995 gross revenue of $39,090,000. Gross revenue for fiscal year 1995 was $3,674,000 (9%) below that reported in fiscal year 1994. Gross revenue excludes laboratory, real estate and manufacturing revenues from operations. Discontinued subsidiaries of Versar Laboratories, Inc. and Gammaflux, Inc. have been presented as discontinued operations in Versar's Consolidated Financial Statements. The increase in Versar's revenue in the last fiscal year was due to task orders being performed in the Company's Midwest and Rocky Mountain regions in support of the Air Force Center for Environmental Excellence contract. As reflected in the table on page 43, government revenue represented 66% of the total revenue in 1996, compared to 64% in 1995 and 62% in 1994.

      Purchased services and materials for fiscal year 1996 totalled $12,364,000 or $2,621,000 (27%) higher than fiscal year 1995 purchased services. Purchased services for fiscal year 1995 were $1,989,000 (17%) lower than reported for fiscal year 1994. The increase in 1996 was principally due to the increase in gross revenue as mentioned above. The decrease in 1995 was due to the winding down of the Company's USATHAMA and EPA OMMSQA contracts.

      Direct costs of services and overhead include the cost to Versar of direct and overhead staff, including recoverable overhead costs and unallowable costs that are directly attributable to overhead. The percentage of these costs to net service revenue slightly increased to 81.4% in 1996 compared to 81.0% in 1995 and 82.2% in 1994. In 1996, the net service percentage remained relatively stable compared to 1995. The decrease in the percentage of costs in 1995 compared to 1994 is attributable to improved labor utilization primarily in the Company's Rocky Mountain and Pacific regions.

      Selling, general and administrative expenses approximated 15.5% of net service revenue in 1996, compared to 17.0% in 1995 and 16.6% in 1994. The decrease is attributable to the higher volume of net revenue while the selling, general and administrative expenses were maintained at 1995 levels.

      Other (income) expense include costs and revenues that are not directly attributable to contracts. In 1996, the Company recognized non-compete income from the sale of its majority-owned subsidiary Gammaflux, Inc. of $28,000 compared to $47,000 in fiscal year 1995, and $78,000 in fiscal year 1994. In 1995 the remaining $214,000 of other (income) expense was due to the reversal of $174,000 of anticipated costs that were ultimately not incurred as a result of winning new contracts and the reduction of other operating reserves of $40,000. In fiscal year 1994, the remaining $1,161,000 of other costs were for other real estate losses of $400,000, $305,000 of transaction costs associated with the spin-off of Sarnia, and $456,000 for software and service contracts which were determined to be of limited future value.

      Losses on Sarnia operations of $142,000 were recorded in the first six months of fiscal year 1996 compared to losses of $270,000 in fiscal year 1995. See Note B in the audited consolidated financial statements of Versar included elsewhere in this Proxy Statement/Prospectus. The losses were recorded as a separate line item due to the spin-off of Versar's real estate entity to stockholders on June 30, 1994, which was completed as of January 25, 1996.

      Operating income for 1996 was $872,000, an increase of $312,000 over fiscal year 1995. The increase is primarily due to the lower selling, general and administrative expenses as a percentage of net service revenue as discussed above. Fiscal year 1995 operating income increased by $1,829,000 due to decreased other costs and direct costs of services and overhead.

      Interest expense in 1996 was $96,000, a decrease of $62,000 from 1995. The decrease is due to reduced debt in fiscal year 1996. Interest expense in 1995 was $158,000, an increase of $101,000 from 1994 due to the assumption of $1,000,000 of debt from Sarnia, which was paid in full in fiscal year 1995.

      Versar's benefit for income taxes for fiscal year 1996 was $216,000 compared to a benefit of $56,000 in 1995. The Company reduced the valuation against the deferred tax assets due to the improved earnings and future earnings potential. In fiscal year 1994, the Company recorded a $1,309,000 tax expense as a result of the spin-off of Sarnia as Versar's tax assets could no longer be offset with Sarnia's tax liabilities.

      Losses from discontinued operations for 1994 were $2,265,000. The loss was attributable to the provision of $1,600,000 recorded by the Company during the third quarter of fiscal year 1994 to discontinue its laboratory operations.

      In the first quarter of 1994, the Company recognized $556,000 of income with the adoption of SFAS No. 109, "Accounting for Income Taxes," which required the Company to compute deferred taxes using the liability method.

      In summary, Versar's net income was $992,000 in fiscal year 1996, compared to net income of $458,000 in fiscal year 1995 and a net loss of $4,367,000 in fiscal year 1994.

      Versar  provides   environmental  risk  management   services  to  various
industries, government and commercial clients. A summary of revenue generated from the Company's client base is as follows:

                                       For the Years Ended June 30,
                            ---------------------------------------------------
                                 1996              1995               1994
                            -------------      -------------      -------------
                                     (In thousands, except for percentages)
Government
  EPA                       $ 3,787     9%     $ 5,375    14%     $ 6,151    15%
  State & Local               6,733    15%       4,607    12%       7,797    18%
  Department of Defense      16,479    37%      13,194    34%      11,260    26%
  Other                       2,035     5%       1,707     4%       1,312     3%
Commercial                   15,249    34%      14,207    36%      16,244    38%
                            -------   ---      -------   ---      -------   ---
Gross Revenue               $44,283   100%     $39,090   100%     $42,764   100%
                            =======   ===      =======   ===      =======   ===


Liquidity and Capital Resources

      Versar's working capital at March 31, 1997 approximated $8,884,000 or $1,255,000 (16%) higher than at June 30, 1996. In addition, Versar's current ratio at March 31, 1997 was 2.42 to 1, 13% higher than that reported at the end of fiscal year 1996.

      Effective April 30, 1997, Versar entered into a line of credit facility with NationsBank, N.A. This line of credit is restricted to a borrowing base of qualifying receivables less $1,500,000, with a maximum of $3,000,000 available. Borrowings on the line are at the lower of the 30 day libor plus 250 or the prime rate. A fee of 1/4% on the unused portion of the line of credit is also charged. The line is guaranteed by Versar and each of Versar's subsidiaries individually and is collectively secured by accounts receivable, equipment and intangibles, plus all insurance policies on property constituting collateral. Advances on the line are due November 30, 1998. As of June 30, 1997, $273,603 of borrowings were outstanding under this line of credit. Management believes that cash generated by operations and borrowings available under the line of credit will be adequate to meet the working capital needs for fiscal year 1998.

      Approximately $200,000 will be required for currently contemplated capital expenditures during fiscal year 1998 and will be funded from current working capital.

Impact of Accounting Standards

      In March 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). SFAS 121 is effective for fiscal year 1997, and requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 has not had a material effect on the financial position or results of operations of Versar.

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued in October, 1995 and is effective for fiscal years beginning after December 15, 1995. The Statement encourages, but does not require, adoption of the fair value based method of accounting for employee stock options and other stock compensation plans. The Company has opted to account for its stock option plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." By doing so, Versar, beginning in fiscal year 1997, is required to make proforma disclosure of net income and earnings per share as if the fair value based method for accounting defined in SFAS 123 had been applied. Versar will comply by providing the required disclosures in its financial statements for the fiscal year ended June 30, 1997, but will not make an accounting principle change.

Impact of Inflation

      Versar seeks to protect itself from the effects of inflation. The majority of contracts Versar performs are for a period of one year or less or are cost plus fixed-fee type contracts and, accordingly, are less susceptible to the effects of inflation. Multi-year contracts provide for projected increases in labor and other costs.

                               RECENT DEVELOPMENTS

      On May 7, 1997, in connection with the closing of Versar's purchase of Imperial's interests in SMC, James A. Skidmore, Jr., President and Chief Executive Officer of SMC, was appointed to the Versar Board of Directors as Vice Chairman. Mr. Skidmore will serve as a member of the Versar Board of Directors until the next annual stockholders' meeting of Versar and until his successor is elected and qualified. Set forth below is a biography of Mr. Skidmore.

     James A. Skidmore, Jr. has served as President and Chief Executive Officer and a director of SMC since 1972 and as Chairman of the Board of Directors of SMC since 1975. Mr. Skidmore is a director of the Blue Cross and Blue Shield of New Jersey, HMO Blue and Medigroup, a consultant to the U.S. Junior Chamber of Commerce, a member of the Board of Advisory Trustees for The State University of New Jersey, Rutgers-Management School of Business, a member of the Board of Trustees for the Public Affairs Research Institute of New Jersey, Inc. and a Board member of the New Jersey State Chamber of Commerce.


     On September 10, 1997, Versar announced for its fiscal year ended June 30, 1997, gross revenue of $48,517,000, net income of $1,256,000 and net income per share of $0.24. For the fiscal year ended June 30, 1996, gross revenue, net income and net income per share were $44,283,000, $992,000 and $0.19, respectively. The increase in gross revenue for the 1997 fiscal year is due primarily to the inclusion of the revenue and operating results of SMC for the last two months of fiscal year 1997, subsequent to Versar's purchase of a majority interest in SMC. The increases in net income and net income per share are due primarily to a combination of lower direct costs of services and lower selling, general and administrative expenses relative to net service revenues in 1997.


                                 BUSINESS OF SMC

      SMC is a diversified international professional services firm, providing clients in the private and public sectors with expertise in four major areas as follows: (i) management services, (ii) information system services, (iii) environmental services and (iv) engineering, design and construction services to the process industry. These services are provided through four primary operating groups -- SMC Consulting, SMC Business Information Systems, SMC Environmental Services Group and SMC McEver (SMC's Engineering, Design and Construction Services Group). SMC's operating groups provide (i) consulting services to the healthcare, food and petrochemical industries to assist companies to more effectively utilize their human and physical resources, (ii) systems support and technology-based services in the area of facilities management, business recovery and professional support services, (iii) geotechnical, civil and environmental engineering, design and construction management services to municipal and industrial clients and (iv) design, engineering and construction services to the petrochemical industry, material handling projects and specialty chemical plants.

      SMC was incorporated under the laws of the State of Delaware in 1957 as the successor to Work Factor Company, which commenced doing business in 1946. SMC is headquartered in Bridgewater, New Jersey and has offices in New York, Connecticut, Pennsylvania, Tennessee, Texas, London and Paris.

      SMC filed for bankruptcy in the Bankruptcy Court in the District of New Jersey (the "Bankruptcy Court") on July 28, 1993 and emerged from bankruptcy on July 10, 1996. During the pendency of SMC's bankruptcy, SMC's operating subsidiaries, which were not included in the bankruptcy proceedings, continued to operate SMC's traditional business, albeit with limited financial resources. In order to enhance its operating cash flows during this period of limited financial resources, SMC instituted stringent cost controls and emphasized targeted marketing of those of its services that have relatively high profit margins.

      Pursuant to the Bankruptcy Plan, SMC sold its operations in Belgium, Germany, France and the Netherlands in satisfaction of certain pre-petition secured debt. Revenues from these operations constituted 20% of SMC's total revenues and 81% of its European revenues for the seven months ended July 31, 1996.

      Following emergence from bankruptcy, due to certain disputes between SMC management and the then new majority stockholder of SMC, Imperial, as further described under " - Legal Proceedings" and under "THE MERGER - Background and Reasons for the Merger," and the failure of the SMC Board (which was controlled by Imperial) to approve the securing of working capital lines, SMC suffered continuing problems in growing its business and returning to profitability. These problems have now been resolved by the acquisition by Versar of the equity interests held by Imperial. See "THE MERGER -- Background and Reasons for the Merger" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SMC -- Liquity and Capital Resources."

      Notwithstanding these difficulties, since emerging from bankruptcy, SMC has developed a new consulting operation in France and has signed a strategic alliance with its ex-Dutch subsidiary which continues to use the SMC international tradename.

      Set forth below is a discussion of the primary operating groups within SMC.

SMC Business Information Systems

      SMC Business Information Systems ("BIS") is headquartered in Bridgewater, New Jersey, with offices in Connecticut, Tennessee and New York. The business of BIS is conducted through SMC Business Information Systems, Inc., a wholly-owned subsidiary of SMC. BIS offers systems support in technology-based services to the business community and nonprofit sector in three distinct, although not mutually exclusive, areas as follows: Facilities Management, Business Recovery, and Professional Support Services.

      In the facilities management or "outsourcing" area, BIS offers clients a full range of services in managing, staffing and operating data processing centers, operations or specific functions in accordance with client specifications. Services performed and functions managed include data entry, tape handling, library management, maintenance, and systems development. BIS currently manages data centers in Connecticut and Tennessee under multi-year subcontracts from IBM, performing a variety of activities for clients in several industries. With low overhead and highly skilled management, BIS is able to offer outsourcing services at significantly lower costs than larger competitors. The facilities management operations of BIS have built an excellent service record, historically achieving performance reliability targets well in excess of contract requirements with consistency.

      In the business recovery area, BIS offers a complete menu of services covering all aspects of business continuation and recovery services. Through its highly qualified staff and consultants, BIS professionally and costeffectively evaluates a client's business continuation and recovery needs, creates specific disaster recovery plans and programs, and audits, updates or tests existing client plans for data backup and disaster response. Unlike many of its competitors, however, BIS can also perform as a full solution provider, offering clients online backup facilities and access to state of the art alternate EDP operating sites in its capacity as a business partner to IBM and other well known vendors. In this role, BIS professionals assist clients in identifying and specifying their needs, arrange for backup or "hot sites" with their business partners and support implementation, testing, and periodic update of the total business continuation or disaster recovery program.

      The professional services support group of BIS supports all of its services and can also offer clients support in a variety of systems needs, including network and internet anti-virus protection programs and products.

SMC Consulting

      SMC Consulting (the "Consulting Group"), with offices in Bridgewater, New Jersey, London and Paris, carries on a fifty year tradition of providing client productivity enhancement services which constituted the original core business of SMC. The business of the Consulting Group is conducted through SMC Management Services Group, Inc., a wholly-owned subsidiary of SMC, and two European subsidiaries. The Consulting Group provides management consulting services designed to support and guide clients in their efforts to improve operating efficiency, reduce cost, satisfy customer needs, assure quality and increase profitability without disruption to operations or major capital expenditures.

      The Consulting Group provides consulting services to assist its clients in identifying areas needing improvement, makes specific recommendations, develops programs and actively participates in their implementation. With a "Total Enterprise" approach to productivity, the Consulting Group helps clients improve profitability by more effectively employing all their resources (personnel, materials, equipment, facilities, organizational structure and technology) in day-to-day operations and in adapting to everchanging business conditions. The Consulting Group's area of service include:

      o    Profit improvement

      o    Team building and management effectiveness

      o    Organizational analysis

      o    Complexity reduction

      o    Quality effectiveness/reengineering

      o    Business process reengineering

      o    Continuous improvement

      o    Logistics

      o    Documentation reduction

      o    Maintenance

      o    Technology management

      o    Plant flexibility and scheduling

      The Consulting Group employs a variety of proprietary analytical techniques that SMC has developed, including the "Work-Factor(R) System" a widely recognized, predetermined elemental time system used to measure the human work component of highly-repetitive manufacturing processes. SMC has also developed other systems and techniques designed to improve the productivity of administrative, support and professional personnel in a wide range of functions.

      Historically, the Consulting Group has provided services for a lengthy list of major clients in a variety of industries both domestically and overseas. In the early 1990s, as resources became limited and the domestic consulting market softened, SMC made a strategic decision to concentrate on its consulting business in Europe. During this period, the domestic consulting business was wound down and domestic clients were not aggressively pursued. In 1995, SMC began a process of reentry into the domestic consulting market. In reentering the domestic market, SMC has faced a variety of significant obstacles including continued resource limitations and the reorganization process in connection with the Bankruptcy Plan. In addition, SMC has suffered from a lack of current domestic client references, a lengthy selling cycle and stiff competition in the marketplace. In an effort to overcome these obstacles, SMC has renewed contacts with former clients and established a Work-Factor(R) user newsletter. Additionally, personnel with prior SMC credentials have been added at minimal cost, both on staff and through consulting arrangements. Through cross-licensing agreements with outside vendors, automated Work-Factor(R) packages have been added to SMC's offerings. Assignments of long-term recurring or multi-location implementation potential are being aggressively pursued. The Consulting Group has recently obtained a significant domestic assignment in the healthcare field. However, no assurance can be given that the Consulting Group's marketing efforts will result in the award of additional contracts.

      In Europe, the Consulting Group has faced a challenge of rebuilding its business from a significantly restructured base. In connection with the Bankruptcy Plan, certain former subsidiaries in several countries were divested. SMC is now focusing on rebuilding its former Pan-European business through its existing office in London and a newly established French company. Business contracts in both Western and Eastern Europe have been secured. SMC is also seeking opportunities for strategic alliances or licensing relationships and has recently concluded such an arrangement with its former subsidiary in the Netherlands.

SMC Environmental Services Group

      SMC Environmental Services Group ("ESG"), founded in 1956 and acquired by SMC in 1970, is headquartered in King of Prussia, Pennsylvania with a branch office in Bridgewater, New Jersey. The business of ESG is conducted through SMC Environmental Services Group, Inc., a wholly-owned subsidiary of SMC. ESG provides geotechnical, civil and environmental engineering and design and construction management services to clients in the public and private sectors.

      ESG has developed a reputation for excellence and practical problem-solving and innovative management of land, resources and waste. Its business has been built through years of integrating applied science with engineering. ESG engineers work hand-in-hand with regulatory specialists to provide clients with cost-effective solutions to problems. Engineers are backed by SMC's experts in land planning, hydrology, risk assessment, water and air resources, wetlands and surveying.

      Since  SMC  emerged  from  bankruptcy,  and in  light  of a  reduction  in environmental activity in the private and public sectors, ESG has suffered protracted delays in contract awards and reestablishment of client relationships. During this period, many state governments have also relaxed their environmental cleanup standards to promote economic growth, slow the conversion of green open space and discourage industrial businesses from relocating. As a result of this slowdown in the environmental services area, ESG has developed a focus on "niche" innovative environmental technologies in the functional areas of:

      o    Remedial design and engineering

      o    Soil and groundwater cleanup

      o    Consulting Services

      More and more clients are asking how their project can be accomplished more efficiently with imaginative approaches. To this end, ESG has made the investment in terms of the marketing and technical expertise in a new alternative to conventional remedial technologies, known as Bio-Injection. This method of remediation allows the concurrent treatment of soils and groundwater with a mixture of bacteria and nutrients. This process typically requires a one-time treatment with positive results achieved within months instead of years at a fraction of the cost of conventional treatment methods.

      ESG has also positioned itself to be a leader in marketing services related to the environmental standards currently under consideration by the International Organization for Standards, ISO 14000. A follow on to the ISO 9000 quality standards promulgated and widely adopted several years ago, ISO 14000 will establish voluntary environmental compliance standards for the international business community. ESG has been working over a year to position itself on the "Leading Edge" for marketing its consulting services to the creation or audit of compliance programs targeting ISO 9000 certified companies. While the emergence of this market has been significantly delayed awaiting the issuance of final standards, management believes it to be a very large potential market for ISO 14000 certification. As a non-capital intensive service driven by "in-house expertise", management anticipates a potential for a profitable addition to ESG's offerings.

Engineering, Design and Construction Services Group

      SMC's Engineering, Design and Construction Services Group ("McEver") is a Houston based engineering and construction company. The business of McEver is conducted through SMC McEver, Inc., a wholly-owned subsidiary of SMC. Founded in 1966, and acquired by SMC in 1978, McEver provides design, engineering and construction services to the process industries. Typical clients include refinery and petrochemical plants, materials handling projects, specialty chemical plants, bulk storage terminals, pipelines and other manufacturing facilities. McEver also provides consulting services for a variety of projects with unique engineering and construction demands.

      With very special expertise in the engineering and construction of refinery and petrochemical plants, McEver focuses its resources and experience on providing services that encompass all relevant disciplines from concept through completion and startup. This includes:

      o    Construction and construction management

      o    Detailed design and documentation

      o    Engineering specifications

      o    Equipment and materials procurement

      o    Cost analysis

      o    The preparation of bid packages

      o    Environmental impact statements

      McEver's team of certified professionals are experts in all the necessary disciplines. Assisted by a force of highly-skilled technicians, they prepare and supervise every phase of each project. Although providing a comprehensive set of services from a single source, McEver offers clients the choice of using any individual service, or combination of services it provides, including services available from other SMC divisions. McEver was recently awarded a substantial contract for the design and construction of a specialty chemical plant.

Employees

      At June 30, 1997, SMC had approximately 200 domestic employees and approximately 20 employees located in Europe. SMC uses the services of a variety of contractors and sub-contractors as needed to perform various assignments for clients.

Properties

      SMC sub-leases approximately 5,700 square feet, at the rate of $22 per square foot, in an office building in Bridgewater, New Jersey, in which the Company's executive and administrative offices are located. The lease is currently effective on a month-to-month basis. SMC is negotiating a new two-year lease for this space.

      SMC and its subsidiaries also currently lease (a) approximately 11,000 square feet in King of Prussia, Pennsylvania (Lease is running month-to-month);
(b) approximately 17,700 square feet in Houston, Texas (Lease expires on May 31, 2002 with a five year renewal option); (c) approximately 500 square feet in Oyster Creek, Texas (Lease expires on July 31, 1998); (d) approximately 500 square feet in London, England (Lease expires on May 12, 1998); (e) approximately 500 square feet in Bievres Cedex, France (Lease expires on June 30, 2000 with two three-year renewal options).

Legal Proceedings

     Shortly after SMC emerged from bankruptcy on July 10, 1996, disputes arose between its new majority investors, Imperial Capital Worldwide Partners, L.P., and the management of SMC. Subsequently, two lawsuits were instituted against Imperial and its principals. On September 6, 1996, two SMC administrative creditors filed a complaint for injunctive and other relief entitled Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C. and Shanley & Fisher, P.C. v. Imperial Worldwide Partners, L.P., et al. Case No. 93-34553 in the United States Bankruptcy Court, District of New Jersey, to restrain certain actions by Imperial and its principals and to designate James A. Skidmore, Jr. as the manager of SMC to operate SMC on a day to day basis and carry out the terms of the Plan of Reorganization. On November 6, 1996, James A. Skidmore, Jr. and other management shareholders, and certain other shareholders, filed a complaint against Imperial entitled - James A. Skidmore, Jr. et al. v. Imperial Capital Worldwide Partners, L.P. et al. Docket No. MON C 278-96 in the Superior Court of New Jersey, Monmouth County, Chancery Division seeking an injunction against Imperial and its principals to rescind certain Board of Directors actions, including the termination of Mr. Skidmore's employment as President and Chief Executive Officer of SMC, to enjoin their interference with Mr. Skidmore's day to day management of SMC and to permit SMC to obtain working capital.


     As part of the Stock Purchase Agreement dated April 30, 1997 between Versar and Imperial it was agreed that the Plaintiffs and the Defendants in the two above cited proceedings would execute mutual releases from further liability and agree to enter into Stipulations of Dismissal for both actions. The releases have been executed and the Stipulation of Dismissal has been filed in the Ravin, Sarasohn case. The mutual releases have been signed by all but one plaintiff in the Skidmore case. The court in the Skidmore case issued an Order of Dismissal on September 9, 1997 dismissing the case without prejudice and providing that the dismissal will become with prejudice in 14 days, unless a motion seeking to vacate the Order of Dismissal is filed before then. The one plaintiff who has not signed a release had the right to file such a motion and attempt to pursue the claim; however, she will be unable to pursue the claim if she did not file such a motion within the 14 day period. As of September 25, 1997, SMC has not been notified of the filing of such a motion.


      In June 1996, Flintlock Ltd., a client of SMC McEver, a subsidiary of SMC, filed an action in the 165th Judicial District Court of Harris County, Texas, entitled Flintlock Ltd. v. SMC McEver, Inc., Case No. 96-002700. Flintlock alleged that SMC McEver negligently failed to manage the construction of a citronella candle project and negligently misrepresented the project's cost. Flintlock asserts that it incurred over $700,000 in damages. SMC McEver has counterclaimed for over $244,000 which it claims is due under the contract between the parties. The parties have taken certain discovery which remains ongoing. The parties have also engaged in discussions regarding possible mediation. SMC McEver has retained counsel and is defending this matter vigorously. SMC does not expect the outcome of this litigation to have a material adverse effect on its financial condition or its results of operations.

     SMC and its subsidiaries are parties to various other legal actions arising in the normal course of business. SMC believes that the ultimate unfavorable resolution of these other legal actions would not have a material adverse affect on its consolidated financial condition or results of operations.

                          SELECTED FINANCIAL DATA - SMC


                               Unaudited
                              Six Months
                                 Ended
                                June 30,                                            Year Ended December 31,
                           -----------------                             -------------------------------------------
                            1997     1996(2)     1996(1)     1996(2)     1995(2)     1994(2)     1993(2)     1992(2)
                            ----     -------     -------     -------     -------     -------     -------     -------
                                                    (In thousands, except per share data)
Consolidated Statement
of Operations related
data:

Gross Revenue .........   $12,429    $12,438     $11,707     $14,039     $28,835     $22,821     $21,828     $34,837

Operating Income (Loss)       161       (153)       (351)       (318)         23         163      (5,245)     (3,451)

Net Income (Loss) .....       143       (412)       (307)        320        (484)       (789)     (6,725)     (6,114)

Net Income (Loss) per
Share .................       .07         --        (.15)         --          --          --          --          --

Weighted Average
Shares Outstanding ....     2,000         --       2,000          --          --          --          --          --

Consolidated Balance
Sheet related data:

Working Capital .......     1,397     (9,904)      1,208       1,307      (6,284)     (5,544)     (5,413)     (1,142)

Current Ratio .........      1.32       0.24        1.40        1.56        0.52        0.56        0.57        0.91

Total Assets ..........     7,183      4,287       5,776       5,354       8,232       8,338       8,636      15,958

Current Liabilities ...     4,373     13,106       2,996       2,332      13,221      17,242      12,545      12,781

Liabilities from
reorganization plan ...     1,010        197       1,123       1,058          --          --          --          --

Total Liabilities .....     5,383     13,303       4,119       3,390      17,620      17,242      16,751      17,273

Stockholders' Equity ..     1,800     (9,016)      1,657       1,964      (9,388)     (8,904)     (8,115)     (1,315)


----------
1 Represents five-month period ended December 31, 1996 of reorganized company following SMC's emergence from bankruptcy.

2 Represents six-month period ended June 30, 1996, seven-month period ended July 31, 1996 and the fiscal years ended December 31, 1992 through 1995 of the predecessor company prior to SMC's emergence from bankruptcy. Statement of Operations data for December 31, 1992 through 1995 and Balance Sheet data for December 31, 1992 through 1994 are unaudited. Earnings (Loss) per share of the predecessor company are not presented as the presentations are not meaningful.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS - SMC

First Six Months and Second Quarter 1997 Compared to 1996

      Gross revenue for the first half of 1997 was virtually unchanged from the first six months of 1996, despite the absence in the 1997 period of the Company's former European subsidiaries, which collectively contributed $2.9 million in revenues during the first half of 1996. This improvement came about through significantly increased revenues in the Company's engineering and construction business and domestic consulting business. The engineering and construction increase reflected strong second quarter 1997 sales on new projects, compared with a relatively slow second quarter in 1996, while the increase in the consulting business was driven by work received in February 1997.

     Gross revenue for the second quarter of 1997 increased $102,000 (2%) over the comparable 1996 period. This resulted from the strong sales in the engineering and construction and consulting units as noted above. In addition, the gross revenues in the second quarter of 1997 included revenues of approximately $474,000 from SMC's current efforts to rebuild its European business. This significantly tempered the reduction of $947,000 of revenue contributions during the second quarter of 1996 from the former European businesses, which were sold in May 1996 in accordance with the Company's Plan of Reorganization.

     Purchased services and materials increased by $1,426,000 (31%) and $1,062,000 (45%) in the first six months and in the second quarter of 1997, respectively, as compared to similar periods in 1996. These increases reflected the greater relative contribution from the engineering and construction units, with a higher level of direct pass-through costs, coupled with the use of contracted consultants in the current year.

     The $1,216,000 (24%) reduction in direct costs of services and overhead for the first six months of 1997 compared with the first six months of 1996 resulted from lower direct salaries and wages in the environmental engineering unit in the current year period along with the impact of the sale of SMC's former European businesses in 1996. This reduction reflected both the decreased labor utilization in the environmental engineering unit in 1997 and the impact of additional personnel on staff during the first quarter of 1996 to fulfill a major design and construction project, which was concluded in April 1996. The $643,000 (26%) decrease in this category for the second quarter of 1997 compared with the second quarter of 1996 resulted largely from the same factors as mentioned above.


      Selling, general, and administrative expenses decreased $533,000 (18%) in the first six months and $395,000 (26%) in the second quarter of 1997 as compared to similar periods in 1996. This reduction reflected cost control measures throughout the Company, led by reduced commercial insurance costs through consolidation of the insurance program, as well as the impact of the absence in 1997 of general and administrative expenses from the former European businesses.


      The absence of interest expense in the current year resulted from the satisfaction in May 1996 of a secured interest-bearing pre-petition claim on the sale of the former European subsidiaries.

      Income tax expense in 1996 resulted entirely from the former European subsidiaries.


      SMC reported net income of $143,000 for the first six months and $132,000 for the second quarter of 1997, compared with losses of $412,000 and $140,000 in the respective periods of 1996. The improvement is the result of improved earnings in the consulting services and engineering and construction units, both of which were profitable in the 1997 periods after reporting losses for the first six months of 1996, complemented by increased profitability levels in the business information systems unit. These gains were offset in part by continuing losses in the environmental unit, which has experienced significant revenue declines primarily as a result of decreased environmental enforcement activity in its service area.


Comparison Of The Five Months Ended December 31, 1996, The Seven Months
   Ended July 31, 1996, And The Years Ended December 31, 1995 and 1994

      SMC filed a voluntary petition for relief under Chapter 11, Title 11 of the U.S. Bankruptcy Code on July 28, 1993. During all of 1994 and 1995, SMC operated as a debtor-in-possession under the supervision of the Bankruptcy Court. SMC's Bankruptcy Plan was confirmed by the Bankruptcy Court on April 17, 1996, and became effective on July 10, 1996. At that time, SMC adopted "fresh start" reporting procedures in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Application of the principles of "fresh start" reporting effectively results in the creation of a new reporting entity following emergence from the bankruptcy proceedings. Accordingly, the accompanying financial presentation for 1996 have been segregated into two periods, with the seven-month period ended July 31, 1996 reflecting operations of SMC prior to emergence from the Chapter 11 proceedings, and the five-month period ended December 31, 1996, reflecting the operations of the reorganized company subsequent to emergence.

      Substantially all of SMC's revenues are derived from the operations of the SMC subsidiaries. SMC's result for the seven months ended July 31, 1996, include the operations of SMC's former European subsidiaries in Belgium, Germany, France, and the Netherlands, which, in accordance with the terms of the Bankruptcy Plan, were sold in May, 1996, in satisfaction of certain debt which had been secured by the stock of those subsidiaries.

      Sales of $14,039,000 for the seven-month period of 1996 included approximately $2,854,000 derived from the disposed European subsidiaries' operations. Sales for that period of $11,185,000, representing the operations of the surviving entities, reflected an increase of approximately 14% over the first seven months of 1995. Reorganized company sales of $11,707,000 for the five months ended December 31, 1996, compare favorably with both sales for the first seven months of the year and "surviving entity" sales of approximately $11.0 million for the final five months of 1995. In both cases, the increases came about primarily as a result of strengthened contributions from the reorganized company's engineering design and construction unit, coupled with the contribution in the five-month period of a newly established consulting unit in Europe and increased domestic consulting revenues. These gains were offset in part by a decline in sales from the environmental engineering unit.

      The predecessor company's sales increase of $6.0 million (26%) from 1994 to 1995 resulted primarily from a substantial increase in revenues in the engineering group. This group of SMC's business, which had suffered from a dearth of new projects in 1993 and 1994, was significantly bolstered in both 1995 and 1996 by awards of substantial design and construction contracts from major clients. The 1995 increase was somewhat offset by a sales decline in the consulting group.

      Cost of sales for the seven-month period represented 82% of sales, compared with 88% for the reorganized company's five-month period in 1996. The higher percentage for the five months reflected the absence of the relatively higher-margin European consulting businesses coupled with the increased revenue derived from construction projects in the engineering group, which included significant direct materials costs "passed through" to the clients with little or no associated markup. Similarly, the predecessor company's costs of sales relative to gross sales increased from 73% in 1994 to 79% in 1995 as a result of the proportional 1995 revenue increase attributable to construction projects in the engineering group noted above.

      Selling, general, administrative expenses for the seven-month period of the predecessor company in 1996 were $2,775,000, or 20% of sales, compared with $1,771,000 (15% of sales) for the reorganized company in the five months ended December 31, 1996. The decrease relative to sales reflected comparatively high selling, general, and administrative expenses in the European companies during the first five months. Fixed overhead costs in the management services and systems services units, which include such items as incentive compensation and government mandated benefits expenses, have been greater in the management services unit, particularly in Europe. The reorganized company benefitted from relatively lower selling, general, and administrative costs reflecting both the ongoing cost control measures in place in the domestic units and the greater proportion of project-driven direct costs in the engineering businesses than in the management services and systems services unit.

      Selling, general, and administrative expenses were relatively stable from 1994 to 1995, decreasing from $6,044,000 to $5,956,000 (1%). This reflected the same fixed cost trends noted above. The significant decrease in selling, general, and administrative expenses as a percentage of sales for those periods (26% in 1994 compared with 21% in 1995) resulted from the greater contribution to total sales from the engineering group, with lower selling, general, and administrative and higher cost of sales patterns, in the latter year.

      Interest income (net) in each of the predecessor company's seven-month period ended July 31, 1996 and years ended December 31, 1994 and 1995, primarily reflected interest charges on the $2,000,000 loan secured by the stock of the European subsidiaries, offset in part by interest earnings on excess cash held in those subsidiaries. With this debt satisfied upon reorganization by the sale of the European subsidiaries in satisfaction of the debt, neither the interest expense on the debt itself nor the benefit from invested cash balances in the European companies were present in the five months ended December 31, 1996, for the reorganized company.

      The aforementioned sale of the subsidiaries in satisfaction of the secured debt in May, 1996, resulted in the $846,000 gain on sale. The gain reflected the difference between the carrying value of the debt and unpaid interest satisfied through the sale and that of the investment in the subsidiaries sold.

      Net reorganization costs reported for each of 1996, 1995 and 1994 include the directs associated with SMC's reorganization process. In each case, these consist primarily of legal and other professional fees; other components include fees paid to the office of the U.S. Trustee and, in 1996, costs associated with the cancellation of SMC's old common stock and issuance of new stock, as specified in the Bankruptcy Plan. The Bankruptcy Plan specified a maximum amount of administrative and professional fees which would be allowed under its terms; this ceiling was reached in late 1995. As a result, the level of such costs decreased significantly in 1996.

     As a result of operating loss carryforwards and ongoing operating losses, SMC has not incurred a Federal income tax liability during any of the reported periods. Amounts reported as provision for income taxes for each of the years ended December 31, 1994 and December 31, 1995, and the seven months ended July 31, 1996, are comprised of primarily foreign income taxes and reflect the results of the European operations.

      Reorganized SMC reported a net loss of $307,000 for the five months ended December 31, 1996, compared with predecessor company net income of $320,000 for the seven months ended July 31, 1996, and net losses of $484,000 and $789,000, for the years ended December 31, 1995 and 1994, respectively. The reorganized company loss in the five-month period primarily reflected losses in the environmental engineering business and the surviving overseas management services units. The seven-month 1996 period benefitted from significant profits in the engineering and systems units and a gain from the sale of certain European subsidiaries. The European units and domestic engineering business contributed operating profits in 1994, although the former was significantly reduced by income tax costs, with reorganization costs and lagging domestic consulting income producing a net loss.

Liquidity And Capital Resources

      Throughout 1994, 1995 and 1996, the Company continued to suffer from liquidity difficulties, both during the pendency of the Chapter 11 proceedings and following its emergence from Chapter 11 in July, 1996. The absence of adequate financial resources throughout the reported periods significantly impaired the ability of SMC to pursue and secure business in all of its domestic units.

      At December 31, 1995, the predecessor company's current liabilities exceeded its current assets by $6.2 million. With the emergence from the Chapter 11 proceedings, the reorganized company's current assets exceeded current liabilities by amounts of $1.3 million and $1.2 million at July 31, 1996 and December 31, 1996, respectively. However, the bulk of the current assets at those dates consisted of accounts receivable and unbilled receivables (work in process) which lacked the currency of continuing liabilities.

      Under the Bankruptcy Plan, no injection of working capital was realized by the reorganized SMC. Debt financing proposals negotiated by SMC's management during the five months ended December 31, 1996, intended to provide access to a revolving working capital facility, were repeatedly rejected by the SMC Board of Directors. As a result, the Company has continued to suffer significantly from lack of cash during the post-emergence period.

      During the first six-months of 1997, SMC continued to suffer from liquidity difficulties. While working capital at June 30, 1997, increased by $189,000 (16%) from December 31, 1996; cash balances decreased by $64,000 due to increased receivables. SMC continued its efforts to secure new financing throughout the first quarter of 1997. In addition, SMC has made substantial progress in enhancing its operating cash flows through stringent cost control and emphasis on targeted marketing of those of its services which attract higher margins.

      Following Versar's purchase of 53.5% of the outstanding SMC Common Stock and all the outstanding SMC Preferred Stock, and in connection with the execution of the Agreement to Merge and the related term sheet, Versar agreed to assist SMC in meeting its working capital requirements. As of June 30, 1997, Versar has loaned SMC approximately $700,000 for working capital purposes.

Impact of Inflation

      SMC seeks to protect itself from the effects of inflation. The majority of contracts SMC performs are for a period of one year or less or are cost plus fixed-fee type contracts and, accordingly, are less susceptible to the effects of inflation. Multi-year contracts provide for projected increases in labor and other costs.

                          PRINCIPAL STOCKHOLDERS OF SMC

Security Ownership Of Certain Beneficial Owners

     The following table sets forth the number of shares of SMC Common Stock beneficially owned by the following persons known by SMC to own more than 5% of the outstanding SMC Common Stock. See also, " - Security Ownership of Management."


                                    Number of Shares                Percentage
Name and Address                   Beneficially Owned                of Class
----------------                 ---------------------            --------------
Versar, Inc.                          1,070,000(1)                     53.5%
 6850 Versar Center
 Springfield, VA 22151

Vista Properties                        121,684(2)                      6.1%
 c/o Dreyer & Traub
 101 Park Avenue
 New York, NY 10178



-------------

(1)  As reported in Schedule 13D filed with the Commission on May 30, 1997.

(2) Pursuant to the Fifth Modified Plan of Reorganization, dated January 25, 1996, of SMC.


      In addition to the above, Versar owns 1,750,000 shares of SMC Preferred Stock, representing 100% of the outstanding SMC Preferred Stock.

Security Ownership Of Management

      According to information furnished to SMC, as of August 31, 1997, the directors of SMC and all directors and officers of SMC as a group, beneficially owned shares of SMC Common Stock as follows:

Name of Individual or               Number of Shares               Percentage
 Identity of Group                Beneficially Owned(1)            of Class(2)
---------------------           ------------------------         ---------------
James A. Skidmore, Jr.(3)               249,683                       12.5%
 641 Ocean Avenue
 Sea Girt, NJ 08750

Aaron Locker, Esq.                        4,157                         --

Benjamin M. Rawls(4)                          0                         --

James C. Dobbs(4)                             0                         --

Lawrence W. Sinnott(4)                        0                         --

All present directors and               310,283                       15.7%
  executive officers as a
  group (7 persons)(5)
-------------

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated.

(2) Percentages for each person or group are based on the aggregate number of shares outstanding on August 31, 1997. Percentages of less than 1% are not shown.

(3) Includes 973 shares held in Mr. Skidmore's account in the Employee Capital Accumulation Plan of SMC, which were issued pursuant to the Bankruptcy Plan with respect to shares purchased through the Employee Capital Accumulation Plan prior to the commencement of the bankruptcy proceedings, and as to which he has voting and investment discretion as described in Note (5) below, 23 shares owned by Mr. Skidmore's wife and 113 shares which are held in an Individual Retirement Account.

(4) As reported in Form 3, dated June 11, 1997, filed with the Commission. Messrs. Rawls, Dobbs and Sinnott are officers of Versar, which owns 1,070,000 shares of SMC Common Stock and 1,750,000 shares of SMC Preferred Stock. Messrs. Rawls, Dobbs and Sinnott disclaim beneficial ownership of such SMC stock.

(5) Includes 1,474 shares owned in the Employee Capital Accumulation Plan as of June 30, 1997, over which participants have voting discretion and investment discretion, with respect to that portion of their accounts pertaining to their voluntary contributions in excess of 1% of their salary.

          SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     The pro forma condensed consolidated balance sheet assumes that the Closing had taken place as of March 31, 1997. The pro forma consolidated statements of operations for the nine months ended March 31, 1997 and for the fiscal year ended June 30, 1996 assume the Closing had taken place as of July 1, 1996 and July 1, 1995, respectively.

     The estimated financial effects of the purchase of all of the assets and assumption of certain liabilities of SMC in the pro forma consolidated financial information are not necessarily indicative of either the financial position or the results of operations of Versar had the transaction occurred on the dates described, nor are they necessarily indicative of the results of future operations. Additionally, the pro forma consolidated balance sheet as of March 31, 1997 does not reflect results of operations or any changes in asset values since that date. The pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements of Versar, including the notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                  VERSAR, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 31, 1997
                             (amounts in thousands)

                                (1)        (2)     Pro-forma              Pro
                               Versar      SMC    Adjustments   Notes    Forma
                              -------    -------  -----------   -----   --------
ASSETS
  Current assets
      Cash                    $ 1,166    $   306   $   (870)       (3)   $   602
      Accounts receivable      11,957      4,217                          16,174
      Prepaids & other          1,307         71                           1,378
      Deferred income taxes       690         --                             690
                              -------    -------    -------              -------
      Total current assets     15,120      4,594       (870)              18,844

  Property and equipment        1,922        392                           2,314
  Deferred income taxes           441         --                             441
  Other assets                    329         85                             414
  Intangibles                      --      1,028      3,242        (3)     4,270
                              -------    -------    -------              -------
      Total assets            $17,812    $ 6,099    $ 2,372              $26,283
                              =======    =======    =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
      Accounts payable        $ 2,283    $ 1,867                         $ 4,150
      Current portion of
         long-term debt            --         --    $   500       (3)        500
      Accrued salaries and
         vacation               1,685        223                           1,908
      Income tax payable          102         --                             102
      Other liabilities         2,166      1,197        140       (3)      3,503
                              -------    -------    -------              -------
      Total current
         liabilities            6,236      3,287        640               10,163

  Liabilities from
    reorganization                 --      1,144                           1,144
  Long-term debt                   --         --      1,500       (3)      1,500
  Other long-term liabilities   1,001         --                           1,001
  Reserve on guarantee of real
     estate debt                1,500         --                           1,500
                              -------    -------    -------              -------
      Total liabilities         8,737      4,431      2,140               15,308

  Equity                        9,075      1,668        232       (3)     10,975
                              -------    -------    -------              -------
      Total liabilities
         & equity             $17,812    $ 6,099    $ 2,372              $26,283
                              =======    =======    =======              =======

     See accompanying notes to unaudited pro forma consolidated balance sheet.

                                  VERSAR, INC.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 31, 1997
                             (amounts in thousands)


1. Represents the historical consolidated financial position of Versar, Inc. as of March 31, 1997.

2. Represents the historical consolidated financial position of Science Management Corporation ("SMC") as of March 31, 1997.

3. Represents (a) the purchase of 53.5% of the common stock of SMC and all of the preferred stock effective April 30, 1997, which was funded by $500 of short term debt and $1,500 of long term debt and existing cash; and (b) the proposed acquisition of 46.5% of the outstanding common stock of SMC in exchange for 533,433 shares of common stock of Versar valued at $3.5625 per share; which is recorded as follows:

         Acquisition of 53.5% of common stock and
           all preferred stock...............................  $2,870
         Proposed acquisition of 46.5% of common
           stock.............................................   1,900
         Transaction costs...................................     140
         Less: Fair value of assets acquired.................    (640)
                                                               ------
         Goodwill............................................  $4,270
                                                               ======

                                  VERSAR, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Nine-Month Period Ended March 31, 1997
                 (amounts in thousands except per share amounts)

                                (1)        (2)     Pro-forma              Pro
                               Versar      SMC    Adjustments   Notes    Forma
                              -------    -------  -----------   -----   -------
GROSS REVENUE                 $32,934    $19,186    $                   $52,120
Purchased Services              9,614      6,173                         15,787
                              -------    -------    -------             -------
NET SERVICES REVENUE           23,320     13,013                         36,333
Direct costs of service        19,047      9,515                         28,562
Selling, general and
   administrative               3,398      3,741        214      (5)      7,353
Other                             (32)        --                            (32)
                              -------    -------    -------             -------
OPERATING INCOME (LOSS)           907       (243)      (214)                450
Gain on transfer of
   foreign subsidiary              --        846       (846)     (4)         --
Interest expense                   48         --        120      (3)        168
Income tax benefit                (14)        --                            (14)
                              -------    -------    -------             -------
NET INCOME                    $   873    $   603    $(1,180)            $   296
                              =======    =======    =======             =======
Earnings per share            $  0.17                                   $  0.05
                              =======                                   =======
Shares outstanding              5,230                                     5,763
                              =======                                   =======

     See accompanying notes to unaudited pro forma consolidated statements of operations.

                                  VERSAR, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the Year Ended June 30, 1996
                 (amounts in thousands except per share amounts)



                                (1)        (2)     Pro-forma              Pro
                               Versar      SMC    Adjustments   Notes    Forma
                              -------    -------  -----------   -----   -------
GROSS REVENUE                 $44,283    $28,618    $                   $72,901
Purchased Services             12,364     11,918                         24,282
                              -------    -------    -------             -------

NET SERVICES REVENUE           31,919     16,700                         48,619
Direct costs of service        25,973     11,583                         37,556
Selling, general and
   administrative               4,960      5,939        285      (5)     11,184
Other                             (28)        --                            (28)
Losses on Sarnia operations       142         --                            142
                              -------    -------    -------             -------
OPERATING INCOME (LOSS)           872       (822)      (285)               (235)
Interest expense                   96         93        160      (3)        349
Income tax (benefit) expense     (216)       243                             27
                              -------    -------    -------             -------
NET INCOME (LOSS)             $   992    $(1,158)   $  (445)            $  (611)
                              =======    =======    =======             =======
Earnings (loss) per share     $  0.19                                   $ (0.11)
                              =======                                   =======
Shares outstanding              5,248                                     5,781
                              =======                                   =======

     See accompanying notes to unaudited pro forma consolidated statements of operations.

                                  VERSAR, INC.
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
    For the Nine Months Ended March 31, 1997 and the Year Ended June 30, 1996


1. Represents the historical consolidated operating results of Versar, Inc. for the nine months ended March 31, 1997 and the year ended June 30, 1996.

2.   Represents  the  historical   consolidated  operating  results  of  Science
     Management Corporation for the nine months ended March 31, 1997 and the year ended June 30, 1996.

3. Interest expense has been adjusted to show the impact of the interest expense for the $2,000 of debt recorded as part of the purchase of SMC.

4. Excluded in the statement of operations of SMC for the nine months ended March 31, 1997 is a gain of $846 related to the transfer of a foreign subsidiary to a creditor in satisfaction of a liability.

5. Represents amortization of goodwill over a 15-year period. Because SMC is a professional services firm without significant tangible or intangible assets, a large portion of the purchase price is allocated to goodwill which represents the customer relationships, existing technical capabilities and ongoing business reputation of SMC that had been developed over a significant period of time. Although Versar believes that these relationships and the value of SMC's business reputation were and continue to be long-term intangible assets with an almost infinite life, Versar has selected a period of 15 years for amortization of the goodwill, which is reasonable based on the mature businesses of SMC and the compatibility of these businesses with Versar's business.

                     DESCRIPTION OF CAPITAL STOCK OF VERSAR

Authorized Capital Stock

         The Versar Restated Certificate of Incorporation, as amended to date, (the "Versar Certificate") currently provides that Versar may issue 10,000,000 shares of preferred stock, par value $25.00 per share (the "Versar Preferred Stock"), and 30,000,000 shares of Versar Common Stock.

Versar Common Stock

         Holders of Versar Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of Versar Preferred Stock, holders of Versar Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Versar's Board of Directors out of funds legally available therefore. All outstanding shares of Versar Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of Versar, holders of Versar Common Stock will be entitled to share ratably in the assets of Versar remaining after payment or provision for payment of all of Versar's debts and obligations and liquidation payments to holders of any outstanding shares of Versar Preferred Stock. As of June 30, 1997, there were 5,151,792 shares of Versar Common Stock outstanding.

Versar Preferred Stock

         Versar's Board of Directors, without further stockholder authorization, is authorized to issue shares of Versar Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Versar Common Stock and one or more series of Versar Preferred Stock, conversion rights, voting rights, redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution, or winding up. There are no shares of Versar Preferred Stock currently outstanding. Although Versar has no present plans to issue any shares of Versar Preferred Stock, the issuance of shares of Versar Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Versar or an unsolicited acquisition proposal.

Certain Provisions of the DGCL

         Versar is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15 percent or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is to be determined whether such person is an interested stockholder.

Limitations on Liability of Officers and Directors

         The Versar Certificate contains provisions eliminating or limiting director liability to Versar and its stockholders for monetary damages arising from acts or omissions in the director's capacity as the director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to Versar or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on Versar's Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care

(except as indicated above). As a result of this provision, the ability of Versar or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         In addition, the Versar Certificate and the Bylaws of Versar provide for mandatory indemnification, subject to limited exceptions, of any director or officer of Versar who, by reason of the fact that he or she is a director or officer of Versar or acting as a director, officer, employee or agent of any other company under the direction of Versar, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with applicable provisions of the DGCL.

Transfer Agent and Registrar

         The transfer agent and registrar for the Versar Common Stock is Bank of New York, New York, New York.

        COMPARISON OF RIGHTS OF VERSAR STOCKHOLDERS AND SMC STOCKHOLDERS

         Both Versar and SMC are incorporated in Delaware. Holders of SMC Common Stock will have their rights and obligations as stockholders of Versar after the Merger governed by Delaware law and the Versar Certificate and the Versar Bylaws. Set forth below is a summary comparison of the material rights of a Versar stockholder under the Versar Certificate and Bylaws, on the one hand, and the material rights of a SMC stockholder under the SMC Restated Certificate of Incorporation (the "SMC Certificate"), Bylaws and Bankruptcy Plan, on the other hand. The information set forth below is qualified in its entirety by reference to the Certificate and Bylaws of each of Versar and SMC.

Classes and Series of Capital Stock

         SMC is authorized to issue 10,000,000 shares of SMC Common Stock and 1,750,000 shares of SMC Preferred Stock. As of the Record Date, there were 1,999,604 shares of SMC Common Stock outstanding and eligible to vote with respect to the Merger and 1,750,000 shares of SMC Preferred Stock outstanding. The SMC Certificate does not provide the SMC Board of Directors with authority to issue additional shares of preferred stock. Thus, any such additional authorization or issuance of preferred stock would be subject to approval of the stockholders of SMC.

         Versar is authorized by the Versar Certificate to issue 30,000,000 shares of Versar Common Stock and 10,000,000 shares of undesignated preferred stock. As of June 30, 1997, there were 5,151,792 shares of Versar Common Stock outstanding. In addition, there were outstanding options to purchase an additional 1,801,365 shares of Versar Common Stock and an additional 2,580,043 shares Versar Common Stock have been reserved for issuance pursuant to Versar's benefit plans. There are no shares of preferred stock currently outstanding. The Board of Directors of Versar has the authority to issue shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions for each such series without any further vote or action by Versar's stockholders. The Board of Directors of Versar has no present intention of issuing shares of preferred stock.

         As a consequence of and following the Merger, SMC stockholders will not hold shares of SMC Common Stock, but will instead hold shares of Versar Common Stock.

Conversion and Dissolution

         The SMC Common Stock does not have a conversion feature or any preferential right to payment upon dissolution. Further, the SMC Preferred Stock does not have a conversion feature, but is entitled to a $1.00 preferential payment per share prior to any payment to holders of SMC Common Stock upon the liquidation or dissolution of SMC.

         Similarly, the Versar Common Stock does not have a conversion feature or any preferential right to payment upon dissolution. The Versar Certificate authorizes the issuance of 10,000,000 shares of preferred stock and provides that such shares may have such voting powers, preferences and other special rights as shall be stated in the Versar Certificate or resolutions providing for the issuance of preferred stock by the board of directors of

Versar. If the board of directors of Versar was to designate such a series of preferred stock, such preferred stock could be entitled to preferential payments in the event of dissolution of Versar or contain conversion features with respect to Versar Common Stock.

Size and Election of Board of Directors

         The SMC Certificate sets the SMC Board at five members. Pursuant to the Bankruptcy Plan, for three years following SMC's emergence from bankruptcy, the Board must be comprised of three persons designated by Imperial Capital Worldwide Partners, L.P. (which following Versar's purchase of Imperial's SMC stock are now designated by Versar) James A. Skidmore, and one additional director designated by Mr. Skidmore. Such board will serve for three years, after which an annual election will be held for the board of directors pursuant to the SMC Certificate. The SMC Certificate also states that any vacancy among the directors may be filled by a vote of a majority of the board of directors then remaining or at a special meeting of stockholders called by a majority of the board of directors. If, as a result of a vacancy on the board or an increase in the number of directors, the remaining directors equal less than a majority of the total board required, stockholders of SMC holding at least ten percent of the outstanding SMC Common Stock can petition the Chancery Court in Delaware to order SMC to hold an election of directors.

         The Bylaws of Versar require a board of directors of at least seven members providing for the exact number to be fixed by resolution of the board of directors from time to time. Currently the Versar board is comprised of nine members. The Versar Bylaws provide that vacancies may be filled by a majority of the directors remaining or the sole director remaining.

         As stockholders of Versar following the Merger, SMC's current stockholders will no longer be subject to the restrictions on the constitution of the board of directors mandated by the Bankruptcy Plan. Conversely, their rights with respect to the size and composition of the Versar board will be governed by the Versar Bylaws as described above.

Special Meetings of Stockholders

         The SMC Bylaws provide that special meetings of stockholders may be called by the chairman of the SMC Board, a majority of the members of the SMC Board, the president of SMC or SMC stockholders holding a majority of the entire capital stock then issued and outstanding and entitled to vote.

         The Versar Bylaws provide that special meetings of stockholders may be called only by directors or any officer of Versar instructed by directors to call such a meeting.

         As a consequence of and following the Merger, the holders of SMC Common Stock exchanged for Versar Common Stock will no longer be able to call a special meeting of stockholders. As explained above, a special meeting of Versar stockholders may be called only by the directors of Versar or an officer of Versar at the instruction of its directors.

Vote Required for Extraordinary Corporate Transactions

         The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote with respect to an extraordinary corporate transaction, such as a merger, sale of all or substantially all of the assets of a corporation or other similar transaction, to approve such transaction, unless a higher percentage is set by the corporation's certificate of incorporation.

         The SMC Certificate provides that, until the third anniversary of the adoption of the Bankruptcy Plan, approval by four of the five directors constituting the SMC Board is required for a sale of more than twenty percent of any entity that constitutes more than twenty-five percent of the total fair market value of the assets of SMC, determining fair market value in accordance with the terms of the Bankruptcy Plan. Further, any sale, lease, exchange or other disposition of all or substantially all of the assets of SMC may be approved only by the affirmative vote of holders of at least eighty percent of the outstanding SMC Common Stock, if such sale, lease exchange or other disposition occurs prior to the third anniversary of the date of adoption of the Bankruptcy Plan; provided, if SMC cannot meet its mature and maturing obligations with the honest use of credit, only a majority vote of the stockholders will be required. A majority vote is required for all other actions of stockholders.

         The Versar Certificate and Bylaws do not alter the vote required by the DGCL with respect to extraordinary transactions.

Nominations of Directors

         The SMC Certificate provides for the nomination of directors by stockholders at an annual meeting upon written notice delivered to the corporation at least 90 days in advance of the date in the year in which such nomination is to be made which corresponds with the date of the proxy statement distributed for the prior fiscal year's annual stockholder meeting. If no annual stockholder meeting were held in the prior fiscal year or the meeting date in the current fiscal year is more than thirty days from the corresponding date for the prior meeting, such notice must be delivered within a reasonable period of time. If a nomination is to be made at a special meeting of stockholders, written notice must be provided to SMC by the close of business on the seventh day following the day on which notice of the special meeting is first given to SMC stockholders. A notice of director nomination must include: (i) the name and address of the nominating stockholder and of the person nominated, (ii) a representation that the stockholder is a holder of record of stock entitled to vote in the election of directors of SMC and that such stockholder intends to appear in person or by proxy to nominate the proposed nominee, (iii) a description of any arrangements or understandings between the stockholder and the nominee or any other person regarding such nomination, (iv) such other information as is required by the proxy rules of the Commission and (v) the consent of the nominee to such nomination.

         Neither the Versar Certificate nor the Versar Bylaws provide a procedure for the nomination of directors. As a result, as a stockholder of Versar, a person wishing to nominate directors must follow the requirements of the DGCL and Federal securities laws.

Amendment or Repeal of Certificate of Incorporation and Bylaws

         Under the DGCL, unless a corporation's certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon. If such amendment increases or decreases the number of authorized shares of any class of series or the par value of such shares or adversely affects the shares of such class or series, such amendment requires the approval of the holders of a majority of the outstanding stock of such class or series. Neither the SMC Certificate nor the Versar Certificate alter the vote required with respect to amendments of their certificates of incorporation.

         With respect to the amendment of the Bylaws, the SMC Certificate provides that the board of directors shall have the power to make, alter or repeal bylaws. The Versar Certificate confers similar powers on the board of directors provided that it restricts the ability of the board of directors to make, alter or repeal any bylaw providing for a classified board with staggered terms. Any such bylaw relating to a classified board must be approved by the stockholders of Versar.

Liability of Directors

         The DGCL permits a corporation to include a provision in its Certificate of Incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations.

         Each of the Versar and SMC Certificates include such a provision which limits such liability to the fullest extent permitted under Delaware law. Although these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or recision based on a director's breach of his or her duty of care. Such provisions do not apply to officers of Versar or SMC unless such officer is a director of Versar or SMC and is acting in his or her capacity as a director on account of such breach.

Action By Written Consent

         Both the Versar Certificate and the SMC Certificate permit action by stockholders of their respective corporations by a consent signed by shareholders holding at a minimum the number of shares the affirmative vote of which would be required to approve such action at a meeting duly called. Once a written consent is executed, notice must be provided to all stockholders that such action has been taken by written consent.

         As a consequence of and following the Merger, the holders of SMC Common Stock exchanged for Versar Common Stock will continue to have the right to act by written consent.

                                     EXPERTS

     The consolidated financial statements of Versar at June 30, 1996 and 1995 and for the three years ending June 30, 1996, 1995 and 1994, the consolidated financial statements of SMC as of December 31, 1996, July 31, 1996 and December 31, 1995, and for the seven months ended July 31, 1996 and the five months ended December 31, 1996, included in this Proxy Statement/Prospectus and Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                  LEGAL MATTERS

         The validity of the shares of Versar Common Stock to be issued to the stockholders of SMC pursuant to the Merger will be passed upon by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia. Paul, Hastings, Janofsky & Walker LLP has also rendered an opinion concerning certain federal income tax consequences of the Merger.

                                  VERSAR, INC.
                         UNAUDITED FINANCIAL STATEMENTS
              For the Nine-Month Period Ended as of March 31, 1997

                                                                            Page
                                                                            ----

Consolidated Balance Sheets as of March 31, 1997 and June 30, 1996.........  F-2

Consolidated Statements of Operations for the three-month periods and nine-month periods ended March 31, 1997 and 1996.......................  F-3

Consolidated Statements of Cash Flows for the nine-month periods ended March 31, 1997 and 1996..............................................  F-4

Notes to Consolidated Financial Statements.................................  F-5

                          VERSAR, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)

                                                            March 31,   June 30,
                                                              1997        1996
                                                           -----------  --------
                                                           (Unaudited)
ASSETS
  Current assets
    Cash..................................................   $ 1,166    $    83
    Accounts receivable, net..............................    11,957     12,376
    Prepaid expenses and other current assets.............     1,307      1,365
    Deferred income taxes.................................       690        473
                                                             -------    -------
      Total current assets................................    15,120     14,297

  Property and equipment, net.............................     1,922      2,038
  Deferred income taxes...................................       441        300
  Other assets............................................       329        344
                                                             -------    -------
      Total assets........................................   $17,812    $16,979
                                                             =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable......................................   $ 2,283    $ 2,098
    Bank line of credit...................................        --        492
    Accrued salaries and vacation.........................     1,685      1,619
    Income tax payable....................................       102         --
    Other liabilities.....................................     2,166      2,459
                                                             -------    -------
      Total current liabilities...........................     6,236      6,668

    Other long-term liabilities............................    1,001      1,035
    Reserve on guarantee of real estate debt...............    1,500      1,500
                                                             -------    -------
      Total liabilities...................................     8,737      9,203
                                                             -------    -------
    Commitments and Contingencies

    Stockholders' equity
      Common stock, $.01 par value; 30,000,000 shares
        authorized; 5,131,964 shares and 4,994,693 shares
        issued and outstanding at March 31, 1997 and
        June 30, 1996, respectively.......................        51         50
      Capital in excess of par value......................    13,724     13,299
      Accumulated deficit.................................    (4,700)    (5,573)
                                                             -------    -------
        Total stockholders' equity........................     9,075      7,776
                                                             -------    -------
        Total liabilities and stockholders' equity........   $17,812    $16,979
                                                             =======    =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
              (Unaudited - in thousands, except per share amounts)

                                   For the Three-Month     For the Nine-Month
                                 Periods Ended March 31, Periods Ended March 31,
                                 ----------------------- -----------------------
                                     1997        1996        1997        1996
                                     ----        ----        ----        ----

GROSS REVENUE...................   $10,727     $11,389     $32,934     $33,686
  Purchased services and
    materials, at cost..........     3,022       3,165       9,614       9,718
                                   -------     -------     -------     -------

NET SERVICE REVENUE.............     7,705       8,224      23,320      23,968
  Direct costs of services
    and overhead................     6,345       6,883      19,047      19,669
  Selling, general and
    administrative expenses.....       998       1,103       3,398       3,427
  Other (income)................       (11)         (7)        (32)        (21)
  Losses on Sarnia operations...        --          --          --         142
                                   -------     -------     -------     -------
OPERATING INCOME................       373         245         907         751

OTHER EXPENSES
  Interest expense..............        11          22          48          95
  Income tax expense (benefit)..       146          10         (14)         38
                                   -------     -------     -------     -------

NET INCOME......................   $   216     $   213     $   873     $   618
                                   =======     =======     =======     =======

NET INCOME PER SHARE............   $   .04     $   .04     $   .17     $   .12
                                   =======     =======     =======     =======

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING...........     5,240       5,058       5,230       5,160
                                   =======     =======     =======     =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                           (Unaudited - in thousands)

                                                           For the Nine-Month
                                                         Periods Ended March 31,
                                                         -----------------------
                                                            1997         1996
                                                            ----         ----
Cash flows from operating activities
  Net income.............................................  $  873       $  618

  Adjustments to reconcile net income to net cash
    provided by operating activities
    Depreciation and amortization........................     524          491
    Provision for doubtful accounts receivable...........     (72)          52
    Common stock issued to ESSOP.........................     399          114
    Deferred tax benefit.................................    (358)          --
                                                           ------       ------
      Subtotal...........................................   1,366        1,275

    Changes in assets and liabilities
    Decrease (increase) in accounts receivable...........     491       (1,291)
    Decrease (increase) in prepaids and other assets.....     117         (342)
    Increase in accounts payable.........................     185          649
    Increase in accrued salaries and vacation............      66          146
    Increase in income tax payable.......................     102           --
    (Decrease) increase in other liabilities.............    (327)         836
    Net change in assets and liabilities of Sarnia.......      --          142
                                                           ------       ------
    Net cash from continuing operations..................   2,000        1,415

  Changes in net liabilities of discontinued operations..      --         (615)
                                                           ------       ------
    Net cash provided by operating activities............   2,000          800
                                                           ------       ------
Cash flows from investing activities
  Purchase of property and equipment.....................    (452)        (808)
                                                           ------       ------
Cash flows from financing activities
  Net payments on bank line of credit....................    (492)        (217)
  Proceeds from issuance of the Company's common stock...      27          225
                                                           ------       ------
    Net cash (used in) provided by financing activities..    (465)           8
                                                           ------       ------

Net increase in cash.....................................   1,083           --
Cash at the beginning of the year........................      83           58
                                                           ------       ------
Cash at the end of the period............................  $1,166       $   58
                                                           ======       ======
Supplementary disclosure of cash flow information:
  Cash paid during the period for
    Interest.............................................  $   53       $   78
    Income taxes.........................................     250            5


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(A)  Basis of Presentation

     The accompanying consolidated financial statements are presented in accordance with the requirements of the Securities and Exchange Commission regarding interim financial statements and consequently do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in Versar, Inc.'s ("Versar" or the "Company") Annual Report on Form 10-K filed with the Securities and Exchange Commission. These financial statements should be read in conjunction with the Company's audited financial statements included elsewhere in this Proxy Statement/Prospectus.

     The financial information has been prepared in accordance with the Company's customary accounting practices. In the opinion of management, the information reflects all adjustments necessary for a fair presentation of the Company's consolidated financial position as of March 31, 1997, and the results of operations for the three-month and nine-month periods ended March 31, 1997 and 1996. The results of operations for such periods, however, are not necessarily indicative of the results to be expected for a full fiscal year.

(B)  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

(C)  Contract Accounting

     Contracts in process are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effects of these revisions are included in the periods in which the revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. Losses on contracts are recognized in the period in which they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and is reasonably determinable in amount.

     It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirements can be reasonably estimated.

(D)  Income Taxes

     At June 30, 1996, the Company had a net deferred tax asset of approximately $1.5 million, which was offset by a valuation allowance of approximately $.7 million. During the first six months of fiscal year 1997, the valuation allowance was reduced by $358,000 due to the increasing likelihood that the Company will realize the remainder of its deferred tax assets.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


(E)  Contingencies

     Versar and its subsidiaries are parties to various legal actions arising in the normal course of business. The Company believes that the ultimate resolution of these legal actions will not have a material adverse effect on its consolidated financial condition and results of operations.

(F)  Net Income Per Share

     Net income per share is computed by dividing net income by the fully diluted weighted average number of common shares outstanding during the applicable period being reported.

(G)  Common Stock

     For the nine month period ending March 31, 1997, Versar has issued approximately 112,973 shares to various employee benefit plans as part of the Company's contribution to employee benefits for fiscal year 1996. In fiscal year 1996, Versar issued approximately 32,348 shares to various employee benefit plans as part of the Company's contribution to employee benefits for fiscal year 1995.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" in February 1997. SFAS 128 requires a company to present basic and diluted earnings per share amounts for net income on the face of the consolidated statement of operations. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during this period. Diluted earnings per share takes into consideration the effect of all potential dilutive common shares that were outstanding during the period. The statement is effective for periods ending after December 15, 1997; earlier application is not permitted.

(H)  Subsequent Event

     Effective April 30, 1997, Versar acquired 53.5% of the outstanding common stock and all outstanding preferred stock of Science Management Corporation ("SMC") for aggregate consideration of $2,870,000 in cash. Versar intends to propose a merger pursuant to which Versar will obtain the remaining SMC common stock for newly issued shares of Versar common stock, subject to SMC stockholder approval. The transaction will be accounted for under the purchase method of accounting. The results of SMC will be included with those of the company from the closing date of April 30, 1997.

                                  VERSAR, INC.
                    Audited Consolidated Financial Statements

                                                                            Page
                                                                            ----

Report of Independent Public Accountants..................................   F-8

Consolidated Balance Sheets as of June 30, 1996 and 1995..................   F-9

Consolidated Statements of Operations for the years ended
June 30, 1996, 1995 and 1994..............................................  F-11

Consolidated Statements of Cash Flows for the years ended
June 30, 1996, 1995 and 1994..............................................  F-13

Consolidated Statements of Changes in Stockholders' Equity for the
years ended June 30, 1996, 1995 and 1994..................................  F-15

Notes to Consolidated Financial Statements................................  F-16

Schedule II - Valuation and Qualifying Accounts...........................  F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Versar, Inc.:

We have audited the accompanying consolidated balance sheets of Versar, Inc. and its subsidiaries (a Delaware corporation) as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Versar, Inc. and its subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note A to the financial statements, effective July 1, 1993, the Company changed its method of accounting for income taxes.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                     /s/ Arthur Andersen LLP
                                     ---------------------------
                                         Arthur Andersen LLP

Washington, D.C.,
September 16, 1996

                          VERSAR, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                  June 30,
                                                             ------------------
                                                              1996        1995
                                                              ----        ----
ASSETS
  Current assets
    Cash..................................................   $    83    $    58
    Accounts receivable, net..............................    12,376     11,723
    Prepaid expenses and other current assets.............     1,365      1,099
    Assets of Sarnia transferred..........................        --        434
    Deferred income taxes.................................       473        536
                                                             -------    -------
      Total current assets................................    14,297     13,850

  Property and equipment, net.............................     2,038      1,457
  Assets of Sarnia transferred............................        --     12,871
  Deferred income taxes...................................       300         --
  Other assets............................................       344         17
                                                             -------    -------
      Total assets........................................   $16,979    $28,195
                                                             =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Liabilities of Sarnia transferred.....................   $    --    $ 2,133
    Accounts payable......................................     2,098      1,950
    Bank line of credit...................................       492        438
    Current portion of long-term debt.....................       323        335
    Accrued salaries and vacation.........................     1,619      1,390
    Other liabilities.....................................     2,136      1,564
    Liabilities of discontinued operations, net...........        --        615
                                                             -------    -------
      Total current liabilities...........................     6,668      8,425

  Long-term debt..........................................         2          4
  Liabilities of Sarnia transferred.......................        --     12,450
  Other long-term liabilities.............................     1,033      1,026
  Reserve on guarantee of real estate debt................     1,500         --
                                                             -------    -------
      Total liabilities...................................     9,203     21,905
                                                             -------    -------

  Commitments and contingencies (Note I)

  Stockholders' equity

  Common stock, $.01 par value; 10,000,000 shares
    authorized; 4,994,693 shares and 4,813,236 shares
    issued and outstanding at June 30, 1996 and 1995,
    respectively..........................................        50         48

  Capital in excess of par value..........................    13,299     12,816

  Accumulated deficit.....................................    (5,573)    (6,565)
                                                             -------    -------
                                                               7,776      6,299

  Less treasury stock, at cost (3,327 shares at
    June 30, 1995)........................................        --         (9)
                                                             -------    -------
      Total stockholders' equity..........................     7,776      6,290
                                                             -------    -------
      Total liabilities and stockholders' equity........     $16,979    $28,195
                                                             =======    =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)


                                                       Years Ended June 30,
                                                  -----------------------------
                                                    1996       1995       1994
                                                    ----       ----       ----

GROSS REVENUE .................................   $44,283    $39,090    $42,764

  Purchased services and materials, at cost ...    12,364      9,743     11,732
                                                  -------    -------    -------
NET SERVICE REVENUE ...........................    31,919     29,347     31,032

  Direct costs of services and overhead .......    25,973     23,785     25,516

  Selling, general, and administrative expenses     4,960      4,993      5,158

  Other (income) expenses, net ................       (28)      (261)     1,083

  Losses on Sarnia operations .................       142        270        544
                                                  -------    -------    -------
OPERATING INCOME (LOSS) .......................       872        560     (1,269)

OTHER EXPENSE

  Interest expense ............................        96        158         57

  Income tax (benefit) expense ................      (216)       (56)     1,332
                                                  -------    -------    -------
INCOME (LOSS) FROM
CONTINUING OPERATIONS .........................       992        458     (2,658)

LOSS FROM DISCONTINUED OPERATIONS .............        --         --     (2,265)
                                                  -------    -------    -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE .............       992        458     (4,923)

CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE ..........................        --         --        556
                                                  -------    -------    -------
NET INCOME (LOSS) .............................   $   992    $   458    $(4,367)
                                                  =======    =======    =======
INCOME (LOSS) PER SHARE FROM
CONTINUING OPERATIONS .........................   $   .19    $   .09    $  (.59)

LOSS PER SHARE FROM
DISCONTINUED OPERATIONS .......................   $    --    $    --    $  (.51)
                                                  -------    -------    -------
INCOME (LOSS) PER SHARE BEFORE
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE ..........................   $   .19    $   .09    $ (1.10)

INCOME PER SHARE FROM
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE........................   $    --    $     --   $   .13
                                                  -------    --------   -------
NET INCOME (LOSS) PER SHARE....................   $   .19    $    .09   $  (.97)
                                                  =======    ========   =======
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING.............................     5,248       4,834     4,481
                                                  =======    ========   =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                         Years Ended June 30,
                                                      -------------------------
                                                       1996     1995      1994
                                                       ----     ----      ----
                                                            (In thousands)
Cash flows from operating activities

  Income (loss) from continuing operations ........   $  992   $  458   $(2,658)

  Loss from discontinued operations ...............       --       --    (2,265)

  Cumulative effect of change in accounting
  principle .......................................       --       --       556

  Adjustments to reconcile income (loss) to net cash provided by operating activities

    Depreciation and amortization .................      684      699       956

    Loss on sale of property and equipment ........       14       --        --

    Provision for doubtful accounts receivable ....      (37)       1       (12)

    Common stock issued to ESSOP and Valu
    Add ...........................................      216      434       851

    Deferred tax benefit ..........................     (250)      --      (556)
                                                      ------   ------   -------
      Subtotal ....................................    1,619    1,592    (3,128)
                                                      ------   ------   -------

  Changes in assets and liabilities, net of asset dispositions

    (Increase) decrease in accounts receivable ....     (616)  (1,031)    1,767

    (Increase) decrease in prepaids and other .....     (598)     287       271
    assets

    Increase (decrease) in accounts payable .......      148      474      (850)

    Increase (decrease) in accrued salaries and
    vacation ......................................      228      121      (252)

    Increase (decrease) in other liabilities ......      659     (807)     (201)

    Net change in assets and liabilities of Sarnia       142      270     1,614
                                                      ------   ------   -------
    Net cash from continuing operations ...........    1,582      906      (779)

  Changes in net liabilities of discontinued
  operations ......................................     (615)    (176)      921
                                                      ------   ------   -------
    Net cash provided by operating activities .....      967      730       142
                                                      ------   ------   -------
Cash flows from investing activities

    Purchases of property and equipment ...........   (1,261)    (440)     (674)
                                                      ------   ------   -------

Cash flows from financing activities

    Net borrowings on bank line of credit .........       54      438        --

    Principal payments on long-term debt ..........      (14)    (879)     (184)

    Proceeds from issuance of the Company's
    common stock ..................................      279      137        88
                                                      ------   ------   -------
      Net cash provided by (used in)
      financing activities ........................      319     (304)      (96)
                                                      ------   ------   -------
  Net increase (decrease) in cash .................       25      (14)     (628)

  Cash at the beginning of the year ...............       58       72       700
                                                      ------   ------   -------
  Cash at the end of the year .....................   $   83   $   58   $    72
                                                      ======   ======   =======
  Supplementary disclosure of non-cash transactions

    Issuance of treasury stock, net ...............   $   (9)  $    9   $    --
                                                      ======   ======   ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity

                                            Years Ended June 30, 1996, 1995, and 1994
                                  -------------------------------------------------------------
                                                                                        Total
                                  Number           Capital in                           Stock-
                                    of     Common   Excess of  Accumulated  Treasury   holders'
                                  Shares   Stock    Par Value    Deficit      Stock     Equity
                                  ------   -----    ---------    -------      -----     ------
                                                         (In thousands)
Balance, June 30, 1993 .........   4,270     $43     $11,303     $(2,656)     $ --     $ 8,690

Exercise of stock options ......      35      --          88          --        --          88
Common stock issued to ESSOP ...     304       3         847          --        --         850
Net loss .......................      --      --          --      (4,367)       --      (4,367)
                                   -----     ---     -------     -------      ----     -------
Balance, June 30, 1994 .........   4,609      46      12,238      (7,023)       --       5,261
                                   -----     ---     -------     -------      ----     -------

Exercise of stock options ......      58       1         136          --        --         137
Common stock issued to ESSOP ...     146       1         442          --        --         443
Purchase of common stock
  for treasury .................     (26)     --          --          --       (76)        (76)
Issuance of treasury stock
  for stock awards .............      23      --          --          --        67          67
Net income .....................      --      --          --         458        --         458
                                   -----     ---     -------     -------      ----     -------
Balance, June 30, 1995 .........   4,810      48      12,816      (6,565)       (9)      6,290
                                   -----     ---     -------     -------      ----     -------

Exercise of stock options ......     119       1         278          --        --         279
Common stock issued for Valu Add      30      --          97          --        --          97
Common stock issued to ESSOP ...      32       1         108          --        --         109
Purchase of common stock
  for treasury .................     (18)     --          --          --       (63)        (63)
Issuance of treasury stock
  for stock awards .............       7      --          --          --        22          22
Issuance of treasury stock
  for ESSOP ....................      15      --          --          --        50          50
Net income .....................      --      --          --         992        --         992
                                   -----     ---     -------     -------      ----     -------
Balance, June 30, 1996 .........   4,995     $50     $13,299     $(5,573)     $ --     $ 7,776
                                   =====     ===     =======     =======      ====     =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          VERSAR, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE A  SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Versar, Inc. and its subsidiaries ("Versar" or "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The assets, liabilities, and results of operations of Sarnia Corporation were included in the Company's financial statements for fiscal years 1995 and 1994 and through January 1, 1996. The assets and liabilities have been removed from Versar's balance sheet due to the refinancing of Sarnia's debt (refer to Note E for further information on the Sarnia refinancing). Refer to Note B for further information regarding the financial treatment of the former real estate operations.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Contract Accounting: Contracts in process are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effects of these revisions are included in the periods in which the revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. Losses on contracts are recognized when they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and reasonably determinable in amount.

     It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirements can be reasonably estimated.

Depreciation and amortization: Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets.

Intangible assets: On April 29, 1996, Versar purchased for 30,000 shares the assets of Valu Add, which was primarily contract vehicles. The purchase resulted in the Company recording goodwill of $97,500, which will be amortized over a five year period.

Direct costs of services and overhead: These expenses represent the cost to Versar of direct and overhead staff, including recoverable overhead costs and unallowable costs that are directly attributable to overhead.

Net income (loss) per share: Per share amounts are computed by dividing the related captions in the Consolidated Statements of Operations by the fully diluted weighted average number of common shares outstanding during the applicable period being reported upon.

Income taxes: Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). The adoption of the standard changed the Company's method of

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

accounting for income taxes from the deferred method (Accounting Principle Board Opinion No. 11) to the liability method. The liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The cumulative effect of adopting the new standard as of July 1, 1993 was a $556,000 credit to the Consolidated Statement of Operations.

Deferred Compensation: The Company permitted employees to defer a portion of their compensation, during fiscal years 1988 through 1991, providing for future annual payments, including interest. Interest is accrued on a monthly basis at the amount stated in each employee's agreement. The Company recorded liabilities for deferred compensation of $949,000 and $914,000 at June 30, 1996 and 1995, respectively. Versar purchased key-man life insurance policies to fund the amounts due under the deferred compensation agreements. The Company borrows against the cash surrender value of the policies to pay premiums. The cash surrender value of the policies, net of loans, was $236,000 and $244,000 at June 30, 1996 and 1995, respectively.

Statements of cash flows: For statements of cash flows purposes, all investments with an original maturity of three months or less are considered to be cash equivalents.

Impact of Accounting Standards not yet Effective: In March 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). SFAS 121 is effective for fiscal year 1997, and requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 will not have a material effect on the financial position or results of operations of the Company.

     SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October, 1995 and is effective for fiscal year 1997. The Statement encourages, but does not require, adoption of the fair value based method of accounting for employee stock options and other stock compensation plans. The Company has opted to account for its stock option plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." By doing so, the Company, beginning in fiscal year 1997, will be required to make proforma disclosure of net income and earnings per share as if the fair value based method for accounting defined in SFAS 123 had been applied.

NOTE B  ASSET DISPOSITIONS

Gammaflux, Inc.: Gammaflux, Inc. (Gammaflux), a majority-owned manufacturing subsidiary of the Company, sold substantially all of its assets to CHC Acquisition Partners, L.P., an Illinois limited partnership (CHC), pursuant to an Asset Purchase Agreement, dated June 5, 1991 (effective May 1, 1991), among Gammaflux, the Company, CHC, the minority shareholder of Gammaflux, the general partner of CHC, and the principals of CHC. As a part of the transaction, CHC agreed to assume certain liabilities of Gammaflux.

     On May 1, 1992, Versar agreed to the early payout for the note receivable and the non-competition agreements. The net cash generated from the early payout was approximately $1,727,000 and was used to reduce debt. Versar and the previous minority shareholder are still bound by the terms of the non-compete agreement, and therefore, the Company has deferred certain income to be recognized over the life of the agreement.

Versar Laboratories: In the third quarter of fiscal year 1994, management announced that Versar was going to discontinue further operations of Versar Laboratories, Inc. (VLI). VLI had lost approximately $800,000 per year from fiscal years 1991 through 1994. Subsequent to this decision, Kemron Environmental Services, Inc. purchased the fixed assets of VLI for $250,000 on August 1, 1994. The Company established a reserve of $1,900,000 for

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


anticipated shut down costs in March 1994. With the purchase of assets and the assumption of certain lease obligations, the Company was able to reverse $300,000 of the reserve in the fourth quarter of fiscal year 1994.

     VLI's assets and liabilities are presented as net liabilities of discontinued operations in the consolidated balance sheets. At June 30, 1995, current assets of $74,000 were offset by current liabilities of $7,000 and a shutdown reserve of $682,000, resulting in net liabilities of $615,000. No material balances existed at June 30, 1996.

     The operating results of Versar Laboratories, Inc. have been classified as discontinued operations for all periods presented in the consolidated financial statements.

Sarnia Corporation: Sarnia, formerly Versar Virginia, Inc., a former wholly-owned real estate subsidiary of Versar, was spun-off to Versar shareholders on June 30, 1994. Sarnia was established in 1982 to own and operate Versar Center, the headquarters buildings of Versar in Springfield, Virginia. On June 30, 1994, Versar distributed to the holders of its common stock substantially all of the common stock of Sarnia (the Distribution). The Distribution provided Versar stockholders one share of Sarnia common stock for every outstanding share of Versar common stock. The spin-off although a divestiture for legal and tax purposes was not initially accounted for as a divestiture for accounting purposes until January 1996, since the spin-off did not relieve Versar of the risks of ownership due to Versar's guaranty of Sarnia's $12.4 million debt at June 30, 1994.

     Sarnia's results of operations through January 1, 1996 are presented as single line items in the Consolidated Statements of Operations, and its assets and liabilities at June 30, 1995 are presented as separate line items in the Consolidated Balance Sheet.

     On January 25, 1996, Sarnia obtained new financing which reduced Versar's guarantee of Sarnia's indebtedness from $12,400,000 to $1,500,000. Versar has taken a reserve of $1,500,000 against the guarantee. Therefore, after the second quarter of fiscal year 1996, Versar will no longer include the results of operations and financial position of Sarnia in the consolidated financial statements.

NOTE C  ACCOUNTS RECEIVABLE

                                                             June 30,
                                                       --------------------
                                                         1996         1995
                                                         ----         ----
                                                          (In thousands)
Billed receivables
         U.S. Government..........................     $ 6,143      $ 5,239
         Commercial...............................       2,716        3,131

Unbilled receivables
         U.S. Government..........................       3,029        3,107
         Commercial...............................       1,191        1,203
                                                       -------      -------
                                                        13,079       12,680

Allowance for doubtful accounts...................        (703)        (957)
                                                       -------      -------
                                                       $12,376      $11,723
                                                       =======      =======

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


     Unbilled receivables represent amounts earned which have not yet been billed and other amounts which can be invoiced upon completion of fixed-price contracts, attainment of certain contract objectives, or completion of federal and state governments' incurred cost audits. Management anticipates that the June 30, 1996 unbilled receivables will be substantially billed and collected in fiscal year 1997.


NOTE D PROPERTY AND EQUIPMENT

                                                Estimated
                                               Useful Life
                                                in Years          June 30,
                                               -----------    -----------------
                                                                1996     1995
                                                                ----     ----
                                                                (In thousands)

Furniture and fixtures.....................        5          $ 1,987   $ 1,935

Equipment..................................     3 to 10         6,505     6,177

Leasehold improvements.....................   Life of lease     1,408       581
                                                              -------   -------
                                                                9,900     8,693

Accumulated depreciation and amortization..                    (7,862)   (7,236)
                                                              -------   -------
                                                              $ 2,038   $ 1,457
                                                              =======   =======

     Depreciation and amortization of property and equipment included as expense in the accompanying Consolidated Statements of Operations was $665,000, $668,000, and $925,000 for the years ended June 30, 1996, 1995, and 1994, respectively.

     Maintenance  and  repair  expenses  approximated  $268,000,   $219,000  and
$354,000 for the years ended June 30, 1996, 1995, and 1994, respectively.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)



NOTE E  DEBT

                                                           June 30,
                                                      ------------------
                                                       1996        1995
                                                       ----        ----
                                                        (In thousands)

Bank line of credit, dated January 25, 1996......     $ 492       $ 438

Other............................................       325         339
                                                      -----       -----
         Total debt..............................       817         777

Current portion of long-term debt................      (815)       (773)
                                                      -----       -----
Long-term debt...................................     $   2       $   4
                                                      =====       =====

     Versar maintained a bank line of credit for working capital purposes with Riggs National Bank ("Riggs"). Prior to January 25, 1996, the line provided for advances up to $1,500,000. On January 25, 1996, Versar obtained a new line of credit with Riggs which provides for advances up to $3,000,000. Borrowings on the line are at the prime rate of interest plus 1/2% (8.75% at June 30, 1996). A fee of 1/4% on the unused portion of the line of credit is also charged. The line is guaranteed by the Company and each subsidiary individually and is collectively secured by accounts receivable, equipment and intangibles, plus all insurance policies on property constituting collateral. Borrowing availability under the bank line of credit is restricted to the borrowing base of qualifying receivables less $1,500,000. Unused borrowing availability at June 30, 1996 was $2,508,000. Advances under the line are due upon demand or on December 31, 1996. The Company must also obtain Riggs' approval prior to paying dividends. Additionally, the loan has certain covenants related to maintenance of financial ratios. The Company was in compliance with the financial covenants at June 30, 1996. Management believes that cash generated by operations and borrowings available from the bank line of credit will be adequate to meet the working capital needs for fiscal year 1997.

     As previously reported, Versar has guaranteed certain debt of Sarnia Corporation. At June 30, 1995, Versar guaranteed the total mortgage debt of Sarnia Corporation ("Sarnia") (formerly Versar Virginia, Inc., which was spun-off to Versar shareholders on June 30, 1994) which was approximately $12,062,000. On January 25, 1996, Sarnia refinanced its outstanding debt. Sarnia obtained a first mortgage of $9,000,000 with I.D.S. Life Insurance Company, a $500,000 second mortgage with Riggs and a $1,500,000 seven year term loan with Riggs. As a result of the refinancing, Versar's guarantee of Sarnia's debt has decreased from approximately $12,400,000 to $1,500,000. Sarnia has issued $750,000 of its Series A Cumulative Convertible Preferred stock to a group of private investors. Versar has established a reserve of $1,500,000 against the loan. As the term loan is repaid, the reserve will be reduced and added to Versar's equity.

     The revolving bank line of credit amount outstanding based on average daily balances for the years ended June 30, 1996, 1995, and 1994, approximated $673,000, $544,000, and $292,000, respectively, and the weighted average interest rates for such periods were 10.94%, 10.92%, and 8.79%, respectively. The maximum amount outstanding approximated $1,500,000, $1,375,000, and $1,120,000 during fiscal years 1996, 1995, and 1994, respectively. Weighted average interest rates are computed by relating the interest expense to the average month-end balance.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

     Interest payments were $89,000, $157,000, and $62,000 for the years ended June 30, 1996, 1995, and 1994, respectively.


NOTE F  STOCK OPTIONS

     The Versar 1992 Stock Option Plan provides employees of the Company and certain other persons an incentive to remain as employees of the Company and encourages superior performance for the Company's benefit. Options are also outstanding from the Incentive Stock Option Plan adopted in 1982 and a Non-Qualified Option Plan adopted in 1987. Options are granted from these plans to purchase the Company's common stock.

     At June 30, 1996, options to purchase an aggregate of 1,215,790 shares of common stock were outstanding under the 1992 and 1982 Incentive Stock Option Plans at per share exercise prices ranging from $2.125 to $3.940 and options to purchase an aggregate of 372,835 shares were outstanding under the Non-Qualified Stock Option Plan at per share exercise prices ranging from $2.375 to $3.563.

     Under the Plan, options have been granted and may be granted to key employees at the fair market value on the date of grant and become exercisable during the four-year period from the date of the grant at 20% per year. Unexercised options are cancelled on the fifth anniversary of certain grants under the 1982 Plan and on the tenth anniversary of the grant under the remainder of the 1982 and 1992 Plans.

     Options under the Incentive Stock Option 1982 and 1992 Plans are as follows:

                                 Optioned         Option Price
                                  Shares            Per Share             Total
                                 --------   ------------------------     -------
                                      (In thousands, except per share price)

Outstanding at June 30, 1993...     971     $2.063     to     $3.940     $2,575
  Issued.......................      88      2.563     to      3.938        282
  Exercised....................     (35)     2.063     to      3.000        (88)
  Cancelled....................     (72)     2.063     to      3.940       (187)
                                  -----                                  ------

Outstanding at June 30, 1994...     952      2.063     to      3.940      2,582
  Issued.......................      62      2.000     to      3.375        184
  Exercised....................     (30)     2.000     to      2.437        (67)
  Cancelled....................     (42)     2.000     to      3.940       (108)
                                  -----                                  ------

Outstanding at June 30, 1995...     942      2.063     to      3.940      2,591
  Issued.......................     389      2.813     to      3.625      1,178
  Exercised....................     (80)     2.063     to      2.563       (185)
  Cancelled....................     (35)     2.063     to      3.940        (96)
                                  -----                                  ------

Outstanding at June 30, 1996...   1,216     $2.125     to     $3.940     $3,488
                                  =====                                  ======

     At June 30, 1996, 1995, and 1994, options of 807,408,  667,515, and 508,443 shares were exercisable.

     On April 30, 1987, the Board of Directors adopted a Non-Qualified Stock Option plan. Participants in the plan include employees, independent contractors, and, in certain circumstances, Directors of the Company. Options are granted by the Board of Directors at a price not less than 50% of the fair market value at the date of grant and for a period not to exceed 10 years. Generally, options are issued at 100% of the market value at the date of grant.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


         Options under the 1987 Non-Qualified Plan are as follows:

                                 Optioned         Option Price
                                  Shares            Per Share             Total
                                 --------   ------------------------     -------
                                      (In thousands, except per share price)

Outstanding at June 30, 1993...     178     $2.375     to     $2.500     $  437
  Issued.......................      --         --     to         --         --
  Cancelled....................      --         --     to         --         --
                                  -----                                  ------

Outstanding at June 30, 1994...     178      2.375     to      2.500        437
  Issued.......................      --        ---     to        ---         --
  Cancelled....................      --        ---     to        ---         --
  Exercised....................     (28)     2.500     to      2.500        (70)
                                  -----                                  ------

Outstanding at June 30, 1995...     150      2.375     to      2.500        367
  Issued.......................     264      3.000     to      3.563        804
  Cancelled....................      (2)     2.437     to      2.437         (5)
  Exercised....................     (39)     2.375     to      2.437        (93)
                                  -----                                  ------

Outstanding at June 30, 1996...     373     $2.375     to     $3.563     $1,073
                                  =====                                  ======

     Non-Qualified stock options of 163,367, 150,000, and 161,200 shares were exercisable at June 30, 1996, 1995, and 1994, respectively.


NOTE G  INCOME TAXES

     At June 30, 1996, the Company had, for tax reporting purposes, approximately $230,000 of business tax credit carryforwards available to offset future taxes payable through 2002. In addition, the Company had $182,000 of alternative minimum tax credit carryforwards which can be carried forward indefinitely. The alternative minimum tax credit carryforward may be used to offset regular tax liability in future years to the extent it exceeds the alternative minimum tax liability. These carryforwards are reflected as deferred tax assets.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


     The provision (benefit) for income taxes consists of the following:


                                                    Years ended June 30,
                                                 --------------------------
                                                  1996     1995       1994
                                                  ----     ----       ----
                                                       (In thousands)
Currently payable
  Federal....................................    $   2     $(67)     $   95
  State......................................       32       11          23

Deferred
  Federal....................................     (250)      --        (536)
  State......................................       --       --          --
  Federal tax charge due to Sarnia spin-off..       --       --       1,750
                                                 -----     ----      ------
                                                 $(216)    $(56)     $1,332
                                                 =====     ====      ======

     Deferred tax assets are comprised of the following:

                                                     June 30,    June 30,
                                                       1996        1995
                                                     --------    --------
                                                       (In thousands)
Deferred Tax Assets:
  Employee benefits............................       $ 564       $  430
  Bad debt reserve.............................         239          318
  All other reserves...........................         332          501
  Alternative minimum tax credits..............         182          182
  Other business tax credits...................         230          250
  Net operating loss carryforwards.............          --          233
                                                      -----       ------
    Total Deferred Tax Assets..................       1,547        1,914

Deferred Tax Liabilities:
  Depreciation.................................         (65)        (118)
  Other........................................          (1)          --
                                                      -----       ------
    Total Deferred Tax Liabilities.............         (66)        (118)

Net Deferred Tax Assets........................       1,481        1,796

Valuation Allowance............................        (708)      (1,260)
                                                      -----       ------
Net Deferred Tax Asset.........................       $ 773       $  536
                                                      =====       ======

     At June 30, 1996, Versar had approximately $3.3 million of future tax deductions to utilize against future taxable income. Due to Versar's losses in previous years, the Company was unable to record a tax benefit of $708,000 until the probability to realize these amounts becomes more certain.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


     The tax (benefit) provision was composed of the following:


                                                         Years ended June 30,
                                                       ------------------------
                                                        1996     1995     1994
                                                        ----     ----     ----
                                                            (In thousands)
Expected provision (benefit) at federal statutory
  rate..............................................   $ 264    $ 137    $ (451)
Change in valuation allowance.......................    (552)    (512)       --
Increase in valuation allowance due to spin-off.....      --       --     1,309
State income tax, net of federal benefit............      32       11        23
Losses on Sarnia operations not deductible..........      48       92       185
Other...............................................      (8)     216       266
                                                       -----    -----    ------
                                                       $(216)   $ (56)   $1,332
                                                       =====    =====    ======


     Income taxes paid for the years ended June 30, 1996, 1995, and 1994 were $7,000, $140,000, and $34,000, respectively.

Tax Impact of Spin-off

     The spin-off of Sarnia triggered a taxable event in 1994 through the recapture of an "Excess Loss Account" (loss recorded for tax purposes in excess of the investment due to accelerated depreciation). The excess loss account had a balance of approximately $5 million, which was offset by debt forgiveness by Versar of approximately $2.4 million, leaving $2.6 million of taxable income to Versar. At March 31, 1994, Versar had $9.5 million of future tax deductions, which were reduced by approximately $2.4 million for the debt forgiveness and applied to the remaining taxable income of $2.6 million resulting from the spin-off. In addition, approximately $141,000 of general business credits were utilized in fiscal year 1994.


NOTE H   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

     The Company has established an Employee Savings and Stock Ownership Plan (ESSOP) for the benefit of its employees and those of its subsidiaries. To be eligible to participate in the plan, an employee must have been employed for one year with at least 1,000 hours of service. The plan includes an Employee Stock Ownership Plan (ESOP) and an Employee Savings Plan (401(k)).

     Contributions to the ESOP are made at the discretion of the Company in the form of the Company's stock or cash, which is invested by the plan's trustee in the Company's stock. No contributions were made in fiscal years 1996, 1995, and 1994, respectively.

     The Employee Savings Plan was adopted in accordance with Section 401(k) of the Internal Revenue Code. Under the plan, participants may elect to defer up to 15% of salary through contributions to the plan, which are invested in selected mutual funds or used to buy insurance. The Company will match qualified contributions with a contribution of 100% of each employee's contribution up to 4% of the employee's salary. This contribution may be in the Company's stock or cash, which will be invested by the plan's trustees in the Company's stock. Company matching contributions approximated $473,000, $434,000, and $425,000 for fiscal years 1996, 1995, and 1994, respectively.

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


     All contributions to the 401(k) Plan vest immediately. Contributions to the ESOP vest ratably with years of service such that full vesting occurs after five years of credited service.

     GEOMET Technologies, Inc. (Geomet), a wholly-owned subsidiary, has a profit-sharing retirement plan for the benefit of its employees. Contributions are made at the discretion of Geomet's Board of Directors. Geomet contributed $0, $29,000 and $19,000 in fiscal years 1996, 1995 and 1994, respectively.
Vesting occurs over time, such that an employee is 100% vested after seven years of participation.

     VA&E, a former subsidiary of the Company, had a trusteed employee stock ownership plan for all qualified employees. Employees generally are eligible for participation after attaining age 21 and completing 1,000 or more hours of service within a plan year. Benefits vest at the rate of 10% per year of service for the first two years and 20% per year of service thereafter. With the acquisition of VA&E by the Company, the plan received 45,042 shares of the Company's stock in exchange for VA&E shares held. Since VA&E employees are now eligible for participation in the Company's ESSOP, the VA&E plan has been terminated and the assets merged with the Company's ESSOP in fiscal year 1995.


NOTE I  COMMITMENTS AND CONTINGENCIES

     Versar has a substantial number of U.S. Government contracts, the costs of which are subject to audit by the Defense Contract Audit Agency. All fiscal years through 1993 have been audited and closed. Management believes that the effect of disallowed costs, if any, for the periods not yet audited will not have a material adverse effect on the consolidated financial position and results of operations.

     The Company leases approximately 190,000 square feet of office space, including space leased from Sarnia, as well as data processing and other equipment under agreements expiring through 2009. Minimum future obligations under operating leases are as follows:

                                                       Total
          Years Ending June 30,                        Amount
          ---------------------                        ------
                                                   (In thousands)

          1997....................................    $ 3,339
          1998....................................      2,826
          1999....................................      2,143
          2000....................................      1,639
          2001....................................      1,196
          2002 and thereafter.....................      8,327
                                                      -------
                                                      $19,470
                                                      =======


     Certain of the lease  payments are subject to  adjustment  for increases in
utility  costs  and  real  estate  taxes.  Total  rental  expense   approximated
$2,467,000, $2,938,000, and $2,986,000 for 1996, 1995, and 1994, respectively.

     As part of the agreement to sell its laboratory assets and operations to Kemron Environmental Services, Inc. (Kemron) in July 1994, Versar agreed to refer its analytical laboratory work for a period of 48 months after the closing date to Kemron subject to certain limitations and exclusions including federal procurement requirements and the ability of Kemron to perform the required services. On July 31, 1996, Kemron filed an action in the Circuit Court of Fairfax County, Commonwealth of Virginia, entitled Kemron Environmental Services, Inc. vs. Versar Laboratories, Inc. and Versar, Inc., Law No. L154205. Kemron alleged the defendants breached warranties of

                          VERSAR, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)


certain provisions in the Asset Acquisition Agreement and alleged damages in the amount of not less than $3,000,000. Management is unable to estimate its ultimate exposure for this matter at this time.

     Versar is a defendant in lawsuits that have arisen in the ordinary course of its business. Such lawsuits include actions brought by a former officer of the Company and certain customers and are currently in various stages of litigation. Management does not believe that the outcome of these lawsuits will have a material adverse effect on the Company's consolidated financial position or results of operations.


NOTE J  CUSTOMER INFORMATION

     A substantial portion of the Company's consulting revenue is derived from contracts with the U.S. Government as follows:


                                                     Years Ended June 30,
                                                -------------------------------
                                                  1996        1995        1994
                                                  ----        ----        ----
                                                        (In thousands)
U.S. Department of Defense ..................   $16,479     $13,194     $11,260
U.S. Environmental Protection Agency ........     3,787       5,375       6,151
Other U.S. Government Agencies ..............     2,035       1,707       1,312
                                                -------     -------     -------
         Total U.S. Government ..............   $22,301     $20,276     $18,723
                                                =======     =======     =======

     The  Company's  largest  contract   generated   revenues  of  approximately
$7,951,000 in fiscal year 1996.

     No other contracts individually exceeded 10% of total revenues in fiscal year 1996, 1995, and 1994, respectively.


NOTE K  QUARTERLY FINANCIAL INFORMATION  (UNAUDITED)

     Quarterly financial information for fiscal years 1996 and 1995 is as follows (in thousands, except per share amounts):

                                         Fiscal Year 1996                       Fiscal Year 1995
                              -------------------------------------    ----------------------------------
       Quarter ending          Jun 30    Mar 31    Dec 31   Sept 30    Jun 30    Mar 31   Dec 31  Sept 30
----------------------------   ------    ------    ------   -------    ------    ------   ------  -------
Gross Revenue...............  $10,597   $11,389   $11,807   $10,490   $10,254   $10,054   $9,364   $9,418

Net Service Revenue.........    7,951     8,224     8,130     7,614     7,505     7,414    7,279    7,149

Operating income............      121       245       293       213       176       190      148       46

Net income..................  $   374   $   213   $   230   $   175   $   205   $   152   $  101   $   --
                              =======   =======   =======   =======   =======   =======   ======   ======

Net income per share........  $   .07   $   .04   $   .04   $   .03   $   .04   $   .03   $  .02   $   --
                              =======   =======   =======   =======   =======   =======   ======   ======

Weighted average number of
  shares outstanding........    5,276     5,216     5,170     5,178     4,837     4,853    4,878    4,824
                              =======   =======   =======   =======   =======   =======   ======   ======

Quarterly financial data may not equal annual totals due to rounding. Quarterly earnings per share data will not equal annual total due to fluctuations in common shares outstanding.

                          VERSAR, INC. AND SUBSIDIARIES
                 Schedule II - Valuation and Qualifying Accounts


                                         ADDITIONS
                            BALANCE AT   CHARGED TO                   BALANCE
                           BEGINNING OF   COSTS AND                   AT END
                               YEAR       EXPENSES     CHARGE OFF     OF YEAR
                           ------------  ----------    ----------     -------
ALLOWANCE FOR DOUBTFUL
ACCOUNTS

1994                        $1,760,713    $(12,167)    $(396,937)    $1,351,609

1995                         1,351,609         770      (395,180)       957,199

1996                           957,199     (36,710)     (217,262)       703,227

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                         UNAUDITED FINANCIAL STATEMENTS
               For the Six-Month Period Ended as of June 30, 1997

                                                                            Page
                                                                            ----
Consolidated Balance Sheets as of June 30, 1997 and
December 31, 1996.........................................................  F-29

Consolidated Statements of Operations for the three-month
periods and six month periods ended June 30, 1997 and 1996................  F-30

Consolidated Statements of Cash Flows for the six-month
periods ended June 30, 1997 and 1996......................................  F-31

Notes to Consolidated Financial Statements................................  F-32

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)

                                                        June 30,    December 31,
                                                          1997          1996
                                                        ---------   ------------
                                                       (Unaudited)


ASSETS

Current assets

  Cash ..............................................   $   342       $   406

  Accounts receivable, net ..........................     5,280         3,633

  Prepaid and other current assets ..................       148           165
                                                        -------       -------
    Total current assets ............................     5,770         4,204


Property and equipment, net .........................       371           409

Other assets ........................................        62            86

Reorganization value in excess of amounts allocated
  to identifiable assets, net .......................       980         1,077
                                                        -------       -------
    Total assets ....................................   $ 7,183       $ 5,776
                                                        =======       =======


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

  Accounts payable ..................................   $ 2,408       $ 1,736

  Accrued payroll and vacation ......................       164           136

  Other liabilities .................................     1,801         1,124
                                                        -------       -------
    Total current liabilities .......................     4,373         2,996


Liabilities from reorganization plan ................     1,010         1,123
                                                        -------       -------
    Total liabilities ...............................     5,383         4,119
                                                        -------       -------

Stockholders' equity

  Preferred stock, $1 par value, 1,750,000 shares
    authorized and outstanding ......................     1,750         1,750

  Common stock, $.10 par value; 10,000,000 shares
    authorized and 1,999,604 shares outstanding .....       200           200

  Additional paid-in-capital ........................        14            14

  Accumulated deficit ...............................      (164)         (307)
                                                        -------       -------

    Total stockholders' equity ......................     1,800         1,657
                                                        -------       -------

    Total liabilities and stockholders' equity ......   $ 7,183       $ 5,776
                                                        =======       =======

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
              (Unaudited - in thousands, except per share amounts)



                                                    For the Three-Month        For the Six-Month
                                                   Periods Ended June 30,    Periods Ended June 30,
                                                   ----------------------    ----------------------
                                                      1997         1996          1997        1996
                                                      ----         ----          ----        ----
GROSS REVENUE....................................    $6,555       $6,453       $12,429     $12,438

Purchased services and materials, at cost........     3,444        2,382         5,982       4,556
                                                     ------       ------       -------     -------
NET SERVICE REVENUE..............................     3,111        4,071         6,447       7,882

Direct costs of services and overhead............     1,826        2,469         3,838       5,054

Selling, general and administrative expenses.....     1,135        1,530         2,448       2,981
                                                     ------       ------       -------     -------
OPERATING INCOME (LOSS)..........................       150           72           161        (153)

OTHER EXPENSES

Interest (income) expense........................        --           (4)           --          43

Income tax expense...............................        18          216            18         216
                                                     ------       ------       -------     -------
NET INCOME (LOSS)................................    $  132       $ (143)      $   143     $  (412)
                                                     ======       ======       =======     =======
NET INCOME PER SHARE.............................    $  .07                    $   .07
                                                     ======                    =======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING....     2,000                      2,000
                                                     ======                    =======

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                           (Unaudited - in thousands)



                                                            For the Six-Month
                                                          Periods Ended June 30,
                                                          ----------------------
                                                            1997         1996
                                                            ----         ----
Cash flows from operating activities

  Net income (loss)...................................     $ 143        $ (412)

  Adjustments to reconcile net income (loss) to net cash used in operating activities

    Depreciation and amortization.....................       180           200

    Provision for doubtful accounts receivable........      (106)           20
                                                           -----        ------
      Subtotal........................................       217          (192)

    Changes in assets and liabilities

      (Increase) decrease in accounts receivable......    (1,542)        1,701

      Decrease (increase) in prepaids and other assets        41           (49)

      Increase (decrease) in accounts payable.........       672          (979)

      Increase (decrease) in accrued salaries and
         vacation.....................................        28          (462)

      Increase (decrease) in other liabilities........       (25)       (2,266)
                                                           -----        ------
         Net cash used in operating activities.........     (609)       (2,247)
                                                           -----        ------
Cash flows from investing activities

    Purchase of property and equipment ...............       (46)          (34)
                                                           -----        ------
Cash flows from financing activities

    Net borrowings on notes payable...................        --           173

    Principal payments on long-term debt..............      (113)           --

    Proceeds from Versar..............................       704            --
                                                           -----        ------
         Net cash provided by financing activities....       591           173
                                                           -----        ------
Net decrease in cash..................................       (64)       (2,108)

Cash at the beginning of the year.....................       406         2,227
                                                           -----        ------
Cash at the end of the period.........................     $ 342        $  119
                                                           =====        ======
Supplementary disclosure of cash flow information:

  Cash paid during the period for
    Interest..........................................     $  --        $   43
    Income taxes......................................        --            --

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(A)  Basis of Presentation

     The accompanying consolidated financial statements are presented in accordance with the requirements of the Securities and Exchange Commission regarding interim financial statements and consequently do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in an Annual Report on Form 10-K. Until the filing of its Form 10-Q for the quarter ended March 31, 1997, Science Management Corporation ("SMC" or the "Company") had not made any public filings since November 23, 1994 due to bankruptcy proceedings under Chapter 11. The Company has subsequently emerged from Chapter 11 on July 10, 1996.

     The financial information has been prepared in accordance with the Company's customary accounting practices. In the opinion of management, the information reflects all adjustments necessary for a fair presentation of the Company's consolidated financial position as of June 30, 1997, and the results of operations for the three-month and six-month periods ended June 30, 1997 and 1996. The results of operations for such periods, however, are not necessarily indicative of the results to be expected for a full fiscal year.

(B)  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

(C)  Contract Accounting

     Contracts in process are stated at the lower of actual cost incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. Losses on contracts are recognized in the period in which they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and is reasonably determinable in amount.

     It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirements can be reasonably estimated.

(D)  Contingencies

     SMC and its subsidiaries are parties to various legal actions arising in the normal course of business. The Company believes that the ultimate resolution of these legal actions will not have a material adverse effect on its consolidated financial condition and results of operations.

(E)  Net Income Per Share

     Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the applicable period being reported. Loss per share of the predecessor company is not presented as the presentation is not meaningful.

(F)  Common and Preferred Stock

     Pursuant to SMC's Plan of Reorganization (the "Plan"), which was confirmed by the U.S. Bankruptcy Court on April 17, 1996, and became effective on July 10, 1996, all of the common stock of Science Management Corporation, outstanding as of July 10, 1996 (the "Old Common Stock"), was cancelled. As provided by the terms of the Plan, holders of Old Common Stock, the holders of unsecured claims allowed by the Court in the Chapter 11 proceeding, and certain members of the Company's management, received distributions of new common shares of SMC ("New Common Stock"). In addition, and as described in the Plan, Imperial Capital Worldwide Partners, L.P., the holder of the largest secured claim against SMC, received a distribution of New Common Stock together with a distribution of 1,750,000 shares of Science Management Corporation Preferred Stock, with a par value of $1.00 per share and redeemable by the Company subject to conditions and restrictions contained in the Plan.

     The total number of Old Common Stock cancelled pursuant to the Plan was 3,300,000 shares. A total of 10,000,000 shares of New Common Stock, par value $0.10 per share, were authorized under the Plan, with issuance as described above on July 10, 1996, of a total of 1,999,604 shares.

(G)  Acquisition by Versar

     Effective April 30, 1997, Versar, Inc. ("Versar") acquired 53.5% of the outstanding common stock and all outstanding preferred stock of SMC for aggregate consideration of $2,870,000 in cash. Versar intends to propose a merger pursuant to which Versar will obtain the remaining SMC common stock for newly issued shares of Versar common stock, subject to SMC stockholder approval.

                         SCIENCE MANAGEMENT CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Public Accountants..................................  F-35

Consolidated Balance Sheets as of December 31, 1996, July 31, 1996
and December 31, 1995.....................................................  F-37

Consolidated Statements of Operations for the five months ended
December 31, 1996, the seven months ended July 31, 1996 and the years ended December 31, 1995 and 1994....................................  F-39

Consolidated Statements of Shareholders' Equity for the five months ended December 31, 1996, the seven months ended July 31, 1996 and the years ended December 31, 1995 and 1994....................................  F-40

Consolidated Statements of Cash Flows for the five months ended
December 31, 1996, the seven months ended July 31, 1996 and the years ended December 31, 1995 and 1994....................................  F-41

Notes to Consolidated Financial Statements................................  F-42

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Science Management Corporation:

We have audited the accompanying consolidated balance sheets of Science Management Corporation (Successor) and subsidiaries as of December 31, 1996 and July 31, 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for the five months ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Science Management Corporation (Successor) and subsidiaries as of December 31, 1996 and July 31, 1996, and the results of their operations and their cash flows for the five months ended December 31, 1996, in conformity with generally accepted accounting principles.

Washington, D.C.
July 3, 1997

                                        /s/ Arthur Andersen LLP
                                        ---------------------------
                                            Arthur Andersen LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Science Management Corporation:

We have audited the accompanying consolidated balance sheet of Science Management Corporation (Predecessor) and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, cash flows and shareholders' equity for the seven months ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Science Management Corporation (Predecessor) and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

Washington, D.C.
July 3, 1997


                                        /s/ Arthur Andersen LLP
                                        ---------------------------
                                            Arthur Andersen LLP

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
          As of December 31, 1996, July 31, 1996, and December 31, 1995
                            (in thousands of dollars)



                                                                     Predecessor
                                              Reorganized Company      Company
                                             ----------------------  -----------
                                             December      July 31,    December
                                             31, 1996        1996      31, 1995
                                             --------      --------    --------
Assets

Current assets:

  Cash ..................................     $   406      $   125     $ 2,227

  Accounts and notes receivable:

    Billed ..............................       2,510        2,257       4,376

    Unbilled ............................       1,508          982       1,703

    Allowance for doubtful accounts .....        (385)        (376)     (1,984)
                                              -------      -------     -------
    Net accounts receivable .............       3,633        2,863       4,095

  Prepaid expenses and supplies .........         165          651         615
                                              -------      -------     -------
      Total current assets ..............       4,204        3,639       6,937

Property and equipment:

  Leasehold improvements ................          18           18         101

  Furniture and equipment ...............         428          445       2,451

  Less: Accumulated depreciation and
        amortization ....................         (37)          --      (1,921)
                                              -------      -------     -------
    Net property and equipment ..........         409          463         631

Reorganization value in excess of amounts       1,157        1,157          --
allocated to identifiable assets

  Less: Accumulated amortization ........         (80)          --          --
                                              -------      -------     -------
    Net reorganization value ............       1,077        1,157          --

Goodwill ................................          --           --         474

Other assets ............................          86           95         190
                                              -------      -------     -------
      Total assets ......................     $ 5,776      $ 5,354     $ 8,232
                                              =======      =======     =======


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
          As of December 31, 1996, July 31, 1996, and December 31, 1995
                            (in thousands of dollars)


                                                                     Predecessor
                                              Reorganized Company      Company
                                             ----------------------  -----------
                                             December      July 31,    December
                                             31, 1996        1996      31, 1995
                                             --------      --------    --------
Current liabilities:

  Accounts payable .........................  $ 1,736      $ 1,460     $ 2,138

  Note payable .............................       --           --       5,150

  Loan from shareholder ....................       --           --       2,000

  Accrued expenses .........................    1,260          872       3,933
                                              -------      -------     -------
  Total current liabilities ................    2,996        2,332      13,221

Long term liabilities:

  Liabilities from reorganization plan .....    1,123        1,058          --

  Liabilities subject to compromise ........       --           --       4,399
                                              -------      -------      ------
Total liabilities ..........................    4,119        3,390      17,620

Shareholders' equity:

  Preferred stock, $1 par value, 1,750,000
    shares authorized and outstanding ......    1,750        1,750          --

  New common stock, $.10 par value,
    10,000,000 shares authorized;
    1,999,604 shares issued and
    outstanding ............................      200          200          --

  Old common stock, $.10 par value,
    10,000,000 shares authorized;
    3,696,000 shares issued ................       --           --         369

  Additional paid-in-capital ...............       14           14      16,833

  Accumulated deficit (See Note 1) .........     (307)          --     (23,907)

Less: Common stock in treasury, 370,000
  shares, at cost ..........................       --           --      (2,683)
                                              -------      -------      ------
Total shareholders' equity .................    1,657        1,964      (9,388)
                                              -------      -------      ------
Total liabilities and shareholders' equity..  $ 5,776      $ 5,354      $8,232
                                              =======      =======      ======


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  For the Five Months Ended December 31, 1996,
                      the Seven Months Ended July 31, 1996
                 and the Years Ended December 31, 1995 and 1994
               (in thousands of dollars, except per share amounts)


                                 Reorganized
                                   Company                Predecessor Company
                                -------------    -----------------------------------------
                                 Five Months     Seven Months
                                    Ended           Ended       Year Ended     Year Ended
                                 December 31,      July 31,    December 31,   December 31,
                                     1996            1996          1995          1994
                                 ------------    ------------   ----------    ------------
                                                                (Unaudited)    (Unaudited)
Sales...........................   $11,707        $14,039       $28,835       $22,821

Cost of sales...................    10,287         11,582        22,856        16,614

Selling, general and
  administrative expenses.......     1,771          2,775         5,956         6,044
                                  --------       --------      --------      --------
Income (loss) from operations...      (351)          (318)           23           163

Interest income (expense), net..         3            (43)         (115)          (75)

Gain on transfer of foreign
  subsidiary to creditor in
  satisfaction of liability.....        --            846            --            --

Net reorganization costs........        --            (63)         (329)         (522)

Other income (expense)..........        41            113            51          (118)

Provision for income taxes......        --           (215)         (114)         (237)
                                  --------       --------      --------      --------

Net income (loss)...............     ($307)          $320         ($484)        ($789)
                                  ========       ========      ========      ========

Net loss per share..............    ($0.15)
                                  ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                  For the Five Months Ended December 31, 1996,
                    the Seven Months Ended July 31, 1996 and
                 the Years Ended December 31, 1995 (unaudited);
                              and 1994 (unaudited)
                                 (in thousands)



                                           Preferred    Common Stock   Additional              Treasury Stock
                                             Stock    ----------------   Paid-in  Accumulated  ---------------
                                             Amount   Shares    Amount   Capital    Deficit    Shares    Amount      Total
                                             ------   ------    ------   -------    --------   ------    ------      -----
Balance, January 1, 1994 .................  $   --    3,696    $ 369    $ 16,833    ($22,634)   (396)   ($2,683)   ($8,115)
Net loss .................................      --       --       --          --        (789)     --         --       (789)
                                             -----    -----    -----     -------     -------    -----    ------     ------
Balance, December 31, 1994 ...............      --    3,696      369      16,833     (23,423)   (396)    (2,683)    (8,904)
Net loss .................................      --       --       --          --        (484)     --         --       (484)
                                             -----    -----    -----     -------     -------    -----    ------     -------
Balance, December 31, 1995 ...............      --    3,696      369      16,833     (23,907)   (396)    (2,683)    (9,388)
Net income ...............................      --       --       --          --         320      --         --        320
Eliminate predecessor equity
  accounts in connection with
  fresh start reporting (See Note 1) .....      --   (3,696)    (369)    (16,833)     23,587     396      2,683      9,068
Issuance of new stock pursuant
  to reorganization plan .................   1,750    2,000      200          14          --      --         --      1,964
                                             -----    -----     ----      ------      ------     ----     -----      -----
Balance, July 31, 1996 ...................   1,750    2,000      200          14          --      --         --      1,964
Net loss .................................      --       --       --          --        (307)     --         --       (307)
                                             -----    -----     ----      ------      ------     ----     -----      -----
Balance, December 31, 1996 ...............  $1,750    2,000    $ 200    $     14       ($307)     --     $   --     $1,657
                                             =====    =====     ====      ======      ======     ====     =====      =====


               The accompanying notes are an integral part of the
                        consolidated financial statements

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                For the Five Months Ended December 31, 1996, the
                    Seven Months Ended July 31, 1996, and the
                     Years Ended December 31, 1995, and 1994
                            (in thousands of dollars)



                                                               Reorganized
                                                                  Company                         Predecessor Company
                                                               -------------        ------------------------------------------------
                                                                Five Months
                                                                   Ended            Seven Months        Year Ended       Year Ended
                                                                December 31,            Ended          December 31,     December 31,
                                                                    1996            July 31, 1996          1995             1994
                                                                ------------        -------------      ------------     ------------

Cash flows from operating activities                                                                   (Unaudited)       (Unaudited)
    Net (loss) income ....................................           ($307)           $   320            ($  484)           ($  789)
    Adjustments to reconcile net (loss)
     income to net cash provided
     (used) by operations:

        Depreciation and amortization expenses............             171                123                249                240

        Gain on transfer of foreign
        subsidiary to creditor in
        satisfaction of liability ........................              --               (846)                --                 --

        (Increase) decrease in accounts
        receivable .......................................            (770)               443                523                627

        (Increase) decrease in prepaid
        expenses .........................................             486                (26)              (348)               299

        (Increase) decrease in other assets...............               9                 (2)                60                142

        Increase (decrease) in accounts
        payable and accrued expenses .....................             729             (2,072)                93                209
                                                                       ---             ------                 --                ---

Net cash provided (used) by operations....................             318             (2,060)                93                728

Cash flows from investing activities
    Capital expenditures .................................             (37)               (42)               (36)               (87)
                                                                       ---                ---                ---                ---

Cash flows from financing activities
    Net borrowings on note payable .......................              --                 --                 --                209
                                                                       ---                ---                ---                ---
Net increase (decrease) in cash ..........................             281             (2,102)                57                850

Cash - beginning of period ...............................             125              2,227              2,170              1,320
                                                                       ---              -----              -----              -----

Cash - end of period .....................................           $ 406            $   125            $ 2,227            $ 2,170
                                                                     =====            =======            =======            =======



        The accompanying notes are an integral part of the consolidated financial statements.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1  BASIS OF PRESENTATION

Science Management Corporation ("SMC") and Subsidiaries (collectively referred to as the "Company") is an international professional services firm that applies its expertise in management, information and engineering and technological services to a wide range of clients. During 1996, Science Management Corporation had seven active subsidiaries: SMC Management Services Group, SMC International (U.K.), SMC International Holdings, SMC France, SMC Business Information Systems Inc., SMC McEver Inc. and SMC Environmental Services Group. SMC Management Services Group, SMC International (U.K.), SMC International Holdings, and SMC France (started in June 1996) provide comprehensive re-engineering and transformation management programs and systems, competitive analysis, and organizational effectiveness. SMC International Holdings was disposed of during 1996 (see Note 9). SMC Business Information Systems Inc. offers solutions for all aspects of business recovery services, facilities management (outsourcing) and professional services. SMC McEver Inc. and SMC Environmental Services Group provide a diversity of engineering and technology services in the fields of design and engineering analysis, environmental and geotechnical consulting, process plant design and construction, contract engineering and maintenance.

On July 28, 1993, Science Management Corporation filed a voluntary petition for relief under Chapter 11, Title 11 of the U.S. Bankruptcy Code and operated its business as a debtor-in-possession under the supervision of the Bankruptcy Court until July 10, 1996. SMC's subsidiaries were not subject to the bankruptcy proceeding. The Company's emergence from bankruptcy proceedings was accomplished through a series of mutually interdependent transactions and agreements executed simultaneously at the closing.

Effective April 30, 1997, Versar, Inc. ("Versar") acquired 53.5 % of the outstanding common stock and all outstanding preferred stock of Science Management Corporation for aggregate consideration of $2,870,000 in cash. Versar has proposed a merger pursuant to which Versar will obtain the remaining Science Management Corporation common stock for 533,433 newly issued shares of Versar common stock. The proposed merger is subject to approval by the stockholders of Science Management Corporation. Since Versar holds a majority of the issued and outstanding Science Management Corporation common stock, approval of the merger is assured.

Pursuant to the American Institute of Certified Public Accountants Statement of Position No. 90-7 (SOP 90-7), the Company adopted fresh start reporting which has resulted in the creation of a new reporting entity. The Company's assets and liabilities were adjusted to reflect fair values on July 31, 1996. In fresh start reporting, an aggregate value of $1,964,000 was assigned to SMC's common stock and preferred stock. Management established these values with the assistance of its financial advisors. These valuations considered SMC's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies.

The reorganization value of SMC has been allocated to the Reorganized Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. The fresh start reporting adjustments resulted in, among other things, the allocation of substantial amounts to "reorganization value in excess of amounts allocated to identifiable assets." The amortization of this intangible asset, while not requiring the use of cash, will significantly affect future operating results. Adjustments have been made to reflect the discharge of pre-petition liabilities in accordance with the terms of the Plan of Reorganization.

The reorganization value of SMC has been determined using a modified version of the five-year cash flow projections presented in Exhibit L to the Disclosure Statement and a terminal value calculated in accordance with guidance contained in SOP 90-7. The five-year cash flow projections were modified to reflect SMC's emergence in July 1996, rather than the first quarter of 1996, as had been assumed in the Disclosure Statement, and since SMC has not achieved the anticipated level of cash flows originally estimated, modifications were made to reflect this shortfall and modify anticipated future cash flow performance based on an assessment of current circumstances. Estimated future cash flows and terminal values were discounted using an assumed rate of 14%. Liabilities arising under the Plan are stated at present value, using the same 14% discount rate applied to future cash flows.

Under the Bankruptcy Code, substantially all of SMC's liabilities existing prior to July 28, 1993 were stayed. These liabilities were presented at historical cost and classified in the Consolidated Balance Sheets as "Liabilities Subject to Compromise." Liabilities subject to compromise exclude pre-petition debt which was fully secured. Creditors and others affording pre-petition claims against the Company were obliged to file the basis of such claims with the Court by January 31, 1994. These claims were settled under the Plan of Reorganization through issuance of 400,000 shares of New Common Stock and payment of approximately $570,000 in cash to be paid over a three-year period on each anniversary of the effective date of the Plan of Reorganization.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Science Management Corporation and all subsidiaries. Intercompany balances and transactions have been eliminated.

Revenue Recognition

Unbilled receivables are stated at the lower of actual costs incurred plus accrued profits or net estimated realizable value of incurred costs, reduced by progress billings. The Company records income from major fixed-price contracts, extending over more than one accounting period, using the percentage-of-completion method. During performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effects of these revisions are included in the periods in which the revisions are made. On cost-plus-fee contracts, revenue is recognized to the extent of costs incurred plus a proportionate amount of fee earned, and on time-and-material and other reimbursable contracts, revenues including any applicable mark-ups are recorded as costs are incurred. Losses on contracts are recognized in the period in which they become known. Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes, whether claims or unapproved change orders in the process of negotiation, are recorded at the lesser of their estimated net realizable value or actual costs incurred and only when realization is probable and can be reliably estimated. Claims against the Company are recognized when the loss is considered probable and is reasonably determinable in amount.

It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of reserve requirements can be reasonably estimated.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expense during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment prior to July 1996 were stated at cost. Pursuant to fresh start reporting, the property and equipment was reflected at estimated fair value at July 31, 1996. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the lease term.

Excess of Cost Over Net Assets of Businesses Acquired

Prior to July 1996, excess of cost over net tangible assets of businesses acquired ("goodwill") resulted from acquisitions accounted for as purchases, was amortized over a 40-year period. Amortization of approximately $22,000, $22,000, and $13,000 is included in selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and the seven months ended July 31, 1996, respectively. On July 31, 1996, the balance was reduced to zero with all intangible assets being included in the caption "Reorganization Value". Amortization of the Reorganization Value included in selling, general and administrative expenses in the Consolidated Statement of Operations for the five months ended December 31, 1996 was $80,000.

Income Taxes

Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109. Deferred income taxes result from timing differences between financial reporting and taxable income. Deferred tax assets are reduced by a valuation allowance when, based on management's estimates,it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the applicable period (1,999,604 shares). Earnings (loss) per share of the predecessor company are not presented as the presentations are not meaningful.

Common and Preferred Stock

Pursuant to the Plan of Reorganization (the "Plan"), which was confirmed by the Bankruptcy Court on April 17, 1996, and became effective on July 10, 1996, all of the common stock of SMC outstanding as of July 10, 1996 (the Old Common Stock) was cancelled. As provided by the terms of the Plan, holders of Old Common Stock, the holders of unsecured claims allowed by the Court in Chapter 11 proceedings, and certain members of the Company's management, received distributions of new common stock of SMC ("New Common Stock"). In addition, and as described in the Plan, Imperial Capital Worldwide Partners, L.P., the holder of the largest secured claim against SMC, received a distribution of 1,070,000 shares of New Common Stock together with a distribution of 1,750,000 shares of Science Management Corporation Preferred Stock, with a par value of $1.00 per share. The Preferred Stock is non-convertible, non-dividend bearing, and redeemable by the Company subject to conditions and restrictions contained in the Plan.

A total of 10,000,000 shares of New Common Stock, par value $0.10 per share, were authorized under the Plan, with 1,999,604 shares issued as described above on July 10, 1996.


NOTE 3 - ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands of dollars):


                                        December 31, July 31,  December 31,
                                           1996       1996        1995
                                           ----       ----        ----
Advance billings ......................  $  122       $ 74       $   87
Payroll and other taxes ...............     336         40          371
payable
Accrued salaries and vacation .........     137         91          520
Accrued commissions and ...............      12         --          469
bonuses
Accrued pension and profit ............     208        201          187
sharing
Accrued legal and accounting ..........      --         --          521
fees
Other accrued expenses ................     445        466        1,778
                                         ------       ----       ------
TOTAL .................................  $1,260       $872       $3,933
                                         ======       ====       ======

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

NOTE 4 - INCOME TAXES

The components of income (loss) before income tax expense are as follows (in thousands of dollars):


                             Seven Months
           Five Months Ended     Ended         Year Ended       Year Ended
           December 31, 1996 July 31, 1996  December 31, 1995 December 31, 1994
           ----------------- -------------  ----------------- ------------------

Domestic....     $(344)          $309            $ (27)            $ (837)
Foreign.....        37            226             (343)               285
                    --            ---             ----                ---
  Total.....     $(307)          $535            $(370)             $(552)


The provisions for income taxes were composed on the following (in thousands of dollars):


                            Seven Months
         Five Months Ended      Ended          Year Ended          Year Ended
         December 31, 1996  July 31, 1996   December 31, 1995  December 31, 1994
         -----------------  -------------   -----------------  -----------------

Foreign....       $  --             $215              $114               $212
Federal....          --               --                --                 --
State......          --               --                --                 25
                  -----             ----              ----               ----
  Total....       $  --             $215              $114               $237


The foreign tax provision is entirely a current provision which is the statutory tax on earnings in Belgium.

The Company has recorded a valuation allowance which offset the impact of any income tax provisions or benefits for U.S. federal tax purposes for the years presented.

SMC and its domestic subsidiaries file separate returns for state purposes. The state tax provision in 1994 relates to the states in which the Company had profitable operations.

At December 31, 1996, the Company has net operating loss carryforwards of $9,313,000 for federal income tax purposes, which will expire in the years 1997 through 2010. Due to the substantial changes in the Company's ownership, there are annual limitations on the amount of the carryforwards that can be utilized. The Company also has net operating loss carryforwards available for use in the United Kingdom of approximately $1,000,000, which are available indefinitely, as well as minor amounts available for use in other jurisdictions. Due to the annual limitations and questions surrounding the Company's ability to utilize these carryforwards, the Company has recorded a valuation allowance to reserve the full amount of the net operating loss carryforwards.

Foreign and other tax credits of $2,018,000 are available to offset taxes otherwise payable. These credits generally expire through 2007.

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

The following is a breakout by year of the Federal net operating losses and tax credits. In each case, expiration dates are December 31 of the indicated year (in thousands of dollars):


Expiration Dates         Net Operating Losses              Foreign Tax Credit
----------------         --------------------              ------------------
     2000                     $  266                            $   --
     2003                        805                                --
     2004                        325                                --
     2005                      1,095                               858
     2006                         --                               736
     2007                      3,422                               424
     2008                      2,520                                --
     2009                        850                                --
     2010                         30                                --
                              ------                            ------
         Total                $9,313                            $2,018
                              ======                            ======


NOTE 5 - NOTE PAYABLE

As of December 31, 1995, Imperial Capital Worldwide Partners, L.P. held claim to previous bank debt of the Company in the amount of approximately $5,150,000 which was secured by a first priority lien on the stock of SMC's domestic subsidiaries. Under the terms of the assignment, the debt was no longer accruing interest. (See Note 2 for a description of the satisfaction of the Imperial claim.)

NOTE 6 - STOCK OPTION PLANS

Prior to the reorganization in 1996, the Company maintained various stock option plans to provide incentive and nonqualified stock options to directors, officers and other key employees of the Company. There were no shares granted for the years presented. All stock option plans were terminated when the reorganization plan became effective.

NOTE 7 - PROFIT SHARING AND PENSION PLANS

SMC and certain subsidiaries have contributory or non-contributory profit sharing and pension plans covering substantially all of their employees. Subsequent to December 31, 1993, and as a result of the Company's cost savings reviews, actions were taken to terminate the profit sharing plans and consolidate the pension plans of the Company and its subsidiaries. As a result, there was no profit sharing expense during the three year period. Net periodic pension cost for 1996, 1995 and 1994 included the following components (in thousands of dollars):

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


                                                   1996       1995          1994
                                                   ----       ----          ----

Service costs-benefits
 earned during the period ..................      $  93       $  77       $  77

Interest cost on projected benefit .........        145         130         139
obligations

Actual return on plan assets ...............       (240)       (433)         75

Net amortization and deferral ..............          3         216        (308)
                                                    ---         ---        ----
Net periodic pension cost (income)
 for defined benefit plans .................      $   1       $ (10)      $ (17)


The weighted average assumed rate of return on assets for the Company's defined benefit pension plans was seven percent in 1996, 1995 and 1994. Benefits were calculated based on a seven percent weighted average assumed discount rate for all years. In addition, the weighted average assumed annual increase in compensation over employees' estimated remaining working lives was four percent for 1996, 1995 and 1994.

Benefits under the plans are generally based on years of service and employees' compensation during the last years of employment. The Company's policy is generally to fund net periodic pension costs as determined by actuarial valuations. As of December 31, 1996, the plan assets were composed of approximately 16 percent cash and equivalents, 48 percent fixed income securities (including preferred stock) and 36 percent common stock.

Presented below are the plans' funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1996 and 1995 for its defined benefit pension plans (in thousands of dollars):

                                                          1996             1995
                                                          ----             ----

Actuarial present value
 of benefit obligation:
    Vested .....................................        $ 2,155         $ 1,993
    Non-vested .................................             42              35
                                                          -----           -----
Accumulated benefit
 obligation ....................................          2,197           2,028
Additional benefits based
 on estimated future salary ....................            220             119
                                                          -----           -----
Projected benefit obligation ...................          2,417           2,147
Less:  Fair value of assets ....................          2,723           2,616
                                                          -----           -----
Plan assets in excess of projected
 benefit obligation ............................            306             469
Unrecognized transition obligation .............           (250)           (300)
Unrecognized net gain ..........................            (65)           (182)
Unrecognized prior service cost ................            (80)            (74)
                                                          -----           -----
Total accrued pension cost .....................        $   (89)        $   (87)

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


The Employee Capital Accumulation Plan (EM CAP), a 401-K savings plan, is designed to encourage employees of the Company to save systematically through payroll deductions. Contributions by eligible employees are voluntary, and are not supplemented by the Company.

NOTE 8 - OPERATING LEASES

The Company leases certain office equipment with remaining noncancellable lease terms in excess of one year and occupies office facilities under long-term operating lease agreements.

The future minimum rental payments as of December 31, 1996, associated with long-term noncancellable lease obligations, net of sublease income, are as follows (in thousands of dollars):

                 Year Ending December 31,
                 ------------------------
1997                      $415
1998                       178
                           ---
  Total                   $593
                          ====

Rental expense, net of sublease income, was $195,000 for the five months ended December 31, 1996, $275,000 for the seven months ended July 31, 1996, $522,000 for the year ended December 31, 1995 and $624,000 for the year ended December 31, 1994.

NOTE 9 - RELATED PARTY TRANSACTIONS

During 1992, the Company entered into transactions with Donald R. Gant, a stockholder who held a significant portion of SMC's Old Common Stock. Under the terms of the transaction, SMC sold 500,000 shares of Old Common Stock to Mr. Gant for an aggregate purchase price of $750,000, paid in cash. Mr. Gant also loaned $2 million to SMC for working capital and general corporate purposes. The loan had a term of three years, with an interest rate of 9 % per annum and was secured by certain assets of the Company held by SMC International Holdings. The Company did not make all of the required interest payments to service this loan, and was in default thereof. As part of the plan of reorganization, Mr. Gant exchanged the note for ownership of SMC International Holdings resulting in a gain of $846,000.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Shortly after Science Management Corporation emerged from bankruptcy on July 10, 1996, disputes arose between its new majority investors, Imperial Capital Worldwide Partners, L.P. and the management of the Company. Subsequently, two lawsuits were instituted against Imperial and its principals. On September 6, 1996, two SMC administrative creditors filed a Complaint for injunctive and other relief entitled Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C. and Shanley & Fisher, P.C. v. Imperial Worldwide Partners, L.P. et al. Case No. 93-34553 in the United States Bankruptcy Court, District of New Jersey, to restrain certain actions by Imperial and its principals and to designate James
A. Skidmore, Jr. as the manager of the Company to operate the Company on a day to day basis and carry out the terms of the Plan of Reorganization. On November 6, 1996, James A. Skidmore, Jr. and other management shareholders, and certain other shareholders filed a Complaint against Imperial entitled James A. Skidmore. Jr. et al. v. Imperial Capital Worldwide Partners, L.P. et al. Docket No. MON C 278-96 in the Superior Court of New Jersey, Monmouth County, Chancery Division, seeking an injunction against Imperial and its principals to rescind certain Board of Directors actions, to enjoin their interference with Mr. Skidmore's day to day management of the Company and to permit the Company to obtain working capital.

As part of the Stock Purchase Agreement dated April 30, 1997 between Versar, Inc. and Imperial Worldwide Partners, L.P., it was agreed that the Plaintiffs and the Defendants in the two above cited proceedings would execute

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

mutual releases from further liability and agree to enter into Stipulations of Dismissal for both actions. The mutual releases have been signed by all but one plaintiff in the Skidmore case. In the event all releases are executed, Stipulations of Dismissal will be filed in the appropriate courts. Management does not expect that this case will have a material impact on the results of operations or financial condition of the Company.

In June 1996, Flintlock Ltd., a client of SMC McEver, a subsidiary of the Company, filed an action in the 165th Judicial District Court of Harris County, Texas, entitled Flintlock Ltd. v. SMC McEver, Inc., Case No. 96- 002700. Flintlock alleged that SMC McEver negligently failed to manage the construction of a citronella candle project and negligently misrepresented the project's cost. Flintlock asserts that it incurred over $700,000 in damages. SMC McEver has counterclaimed for over $244,000 which it claims is due under the contract between the parties. The parties have taken certain discovery which remains ongoing. The parties have also engaged in discussions regarding possible mediation. SMC McEver has retained counsel and is defending this matter vigorously. Management is evaluating the Company's defenses and potential exposure. The Company does not expert a material adverse effect on the financial condition or results of operations.

SMC has entered into employment agreements with Messrs. Skidmore and Rathgeber. Each of the agreements is for a three year term that commenced on July 10, 1996 (the Effective Date). The agreements provide for annual salaries of not less than $200,000 for Mr. Skidmore and not less that $124,875 for Mr. Rathgeber. Mr. Rathgeber's salary was increased to $150,000 effective June 1, 1997. Mr. Skidmore is also entitled to receive additional annual compensation in an amount equal to 4% of SMC's income before income taxes, as well as certain disability and life insurance benefits. Mr. Rathgeber's agreement provides that he is eligible to receive a discretionary bonus. If Mr. Skidmore's employment is terminated without cause by SMC or for cause by Mr. Skidmore (as such terms are defined in the agreement), Mr. Skidmore will be entitled to receive liquidated damages equal to the aggregate salary payable with respect to the remainder of the three year term plus an additional $100,000, as well as continuation of benefits for the remainder of the term. Mr. Rathgeber's employment may be terminated by SMC only for cause.

SMC and its subsidiaries are parties to various other legal actions arising in the normal course of business. The Company believes that the ultimate unfavorable resolution of these other legal actions will not have a material adverse effect on its financial condition or results of operations.

NOTE 11 BUSINESS INFORMATION

The Company operates principally in one industry segment, which offers professional services for management, information, and engineering and technological services. The Company's operations include its domestic consulting operations as well as consulting operations in European countries. Revenue information by geographic area for 1996, 1995 and 1994 is as follows (in thousands of dollars):

                                              Domestic     Foreign
                                             Operations   Operations      Total
                                             ----------   ----------      -----
Five months ended December 31,
  1996...................................      $11,067      $   640      $11,707
Seven months ended July 31,
  1996...................................       10,519        3,520       14,039
Year ended December 31, 1995 ............       19,250        9,585       28,835

Year ended December 31, 1994 ............       12,496       10,325       22,821

                 SCIENCE MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


NOTE 12 - REORGANIZATION COSTS

The process of reorganization gave rise to various types of revenues, expenses, gain and loss realizations, and provisions for anticipated losses (collectively, "net reorganization costs"). Net reorganization costs for the seven months ended July 31, 1996 and years ended December 31, 1995 and 1994, have been identified as such in the Consolidated Statements of Operations, and are as follows (in thousands of dollars):

                                            1996            1995            1994
                                            ----            ----            ----
Accounting fees .................            $11            $  9            $105

Legal fees ......................             30             305             402

Other ...........................             22              15              15
                                             ---            ----            ----
Total ...........................            $63            $329            $522

                                   Appendix I

                          Agreement and Plan of Merger

                      ====================================




                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                      VERSAR, INC., a Delaware corporation



                                       and



              VERSAR ACQUISITION I, CORP., a Delaware corporation,



                                       and



                   SCIENCE MANAGEMENT CORPORATION, a Delaware
                                  corporation,





                            Dated as of July 29, 1997




                      ====================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I
DEFINITIONS

ARTICLE II
PLAN OF MERGER
    SECTION 2.1    The Merger................................................  3
    SECTION 2.2    Option to Restructure.....................................  4
    SECTION 2.3    Effective Time............................................  4
    SECTION 2.4    Effects of the Merger.....................................  4
    SECTION 2.5    Certificate of Incorporation and Bylaws...................  4
    SECTION 2.6    Directors.................................................  4
    SECTION 2.7    Officers..................................................  4
    SECTION 2.8    Conversion of Securities..................................  5
    SECTION 2.9    Approval by SMC Stockholders..............................  5

ARTICLE III
CLOSING
    SECTION 3.1    Location; Date............................................  5
    SECTION 3.2    Deliveries................................................  5

ARTICLE IV
DISSENTING SHARES; EXCHANGE OF SHARES
    SECTION 4.1    Dissenting Shares.........................................  6
    SECTION 4.2    Exchange of Certificates..................................  6

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SMC
    SECTION 5.1    Organization..............................................  8
    SECTION 5.3    Capitalization............................................  8
    SECTION 5.4    Subsidiaries and Material Investments.....................  8
    SECTION 5.5    Authority Relative to this Agreement......................  9
    SECTION 5.6    Consents and Approvals; No Violations.....................  9
    SECTION 5.7    Litigation................................................ 10
    SECTION 5.8    Financial Reports......................................... 10
    SECTION 5.9    Absence of Certain Changes of Events...................... 10
    SECTION 5.10   Absence of Undisclosed Liabilities........................ 10
    SECTION 5.11   No Default................................................ 11
    SECTION 5.12   Compliance with Applicable Law............................ 11
    SECTION 5.13   Brokers................................................... 11
    SECTION 5.14   Investment Intent......................................... 11
    SECTION 5.15   Disclosure................................................ 11

                           Table of Contents (Con't.)

                                                                            Page



ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF VERSAR AND VERSAR
ACQUISITION
    SECTION 6.1    Organization.............................................. 11
    SECTION 6.2    No Versar Acquisition Assets, Liabilities or Business..... 12
    SECTION 6.3    Authority Relative to this Agreement...................... 12
    SECTION 6.4    Consents and Approvals; No Violations..................... 12
    SECTION 6.5    Financial Reports......................................... 13
    SECTION 6.6    Capitalization............................................ 13
    SECTION 6.7    Absence of Certain Changes or Events...................... 13
    SECTION 6.8    Litigation................................................ 14
    SECTION 6.9    Absence of Undisclosed Liabilities........................ 14
    SECTION 6.10   Brokers................................................... 14
    SECTION 6.11   Disclosure................................................ 14

ARTICLE VII
COVENANTS OF SMC
    SECTION 7.1    Conduct of Business of SMC................................ 14
    SECTION 7.2    Access to Information..................................... 16
    SECTION 7.3    SMC Special Stockholders' Meeting......................... 16
    SECTION 7.4    Fulfillment of Closing Conditions......................... 16
    SECTION 7.5    Acquisition Proposals..................................... 17

ARTICLE VIII
COVENANTS OF VERSAR
    SECTION 8.1    Fulfillment of Closing Conditions......................... 17
    SECTION 8.2    Registration Statement on Form S-4........................ 18
    SECTION 8.3    Stock Exchange Listing.................................... 18

ARTICLE IX
COVENANTS OF THE PARTIES
    SECTION 9.1    Public Announcements...................................... 18
    SECTION 9.2    Further Assurances........................................ 18

ARTICLE X
CONDITIONS TO CONSUMMATION OF THE MERGER
    SECTION 10.1   Conditions Precedent to Each Party's Obligation to Effect
                   the Merger................................................ 18
    SECTION 10.2   Conditions Precedent to Obligation of SMC to Effect the
                   Merger.................................................... 19
    SECTION 10.3   Conditions to Obligations of Versar to Effect the Merger.. 19

                           Table of Contents (Con't.)

                                                                            Page


ARTICLE XI
TERMINATION: AMENDMENT: WAIVER
    SECTION 11.1   Termination............................................... 20
    SECTION 11.2   Effect of Termination..................................... 20
    SECTION 11.3   Extension; Waiver......................................... 21

ARTICLE XII
MISCELLANEOUS
    SECTION 12.1   Amendment................................................. 21
    SECTION 12.2   Nonsurvival of Representations and Warranties............. 21
    SECTION 12.3   Entire Agreement; Assignment.............................. 21
    SECTION 12.4   Validity.................................................. 21
    SECTION 12.5   Notices................................................... 21
    SECTION 12.6   Governing Law............................................. 22
    SECTION 12.7   Descriptive Headings...................................... 22
    SECTION 12.8   Parties in Interest....................................... 22
    SECTION 12.9   Further Assurances........................................ 22
    SECTION 12.10  Counterparts.............................................. 22

                                    AGREEMENT

              THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 29, 1997, is by and among VERSAR, INC., a Delaware corporation ("Versar"), and VERSAR ACQUISITION I, CORP., a Delaware corporation and newly formed subsidiary of Versar ("Versar Acquisition"), on the one hand, and SCIENCE MANAGEMENT CORPORATION, a Delaware corporation ("SMC"), on the other hand.

                              W I T N E S S E T H:

              WHEREAS, Versar currently owns approximately 53% of the issued and outstanding common stock of SMC and all outstanding preferred stock of SMC;

              WHEREAS, this Agreement sets forth the terms and conditions under which SMC shall merge with Versar Acquisition, a newly formed, wholly owned subsidiary of Versar (the "Merger"), and in connection therewith the SMC Stockholders, as defined below, shall receive shares of Versar Common Stock, as defined below, upon the terms and subject to the conditions set forth herein; and

              WHEREAS,   the  parties  intend  that,   upon  completion  of  the
transactions contemplated by this Agreement, Versar Acquisition, the surviving corporation of the Merger, will be a wholly owned subsidiary of Versar.

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Versar, Versar Acquisition and SMC hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

"Agreement"shall mean this Agreement and Plan of Merger and the Exhibits hereto.

"Bankruptcy Plan" means the Fifth Modified Plan of Reorganization, as amended, in SMC's bankruptcy proceedings, Case No. 93-34553, filed in the Bankruptcy Court in the District of New Jersey.

"Certificate" shall mean a certificate representing SMC Common Stock.

"Closing" is defined in Section 3.1 hereof.

"Closing Date" is defined in Section 3.1 hereof.

"Constituent Corporations" means SMC and Versar Acquisition.

"Converted Shares" means the shares of SMC Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Versar).

"Delaware Law" means the Delaware General Corporation Law.

"Dissenting Shares" is defined in Section 4.1 hereof.

"Effective Time" is defined in Section 2.3 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Agent" is defined in Section 4.1 hereof.

"Fair Market Value" of a share of Versar Common Stock means the average of the closing sale price of the Versar Common Stock as reported by the American Stock Exchange for the five-day trading period ending two days prior to the Closing Date.

"Form S-4" is defined in Section 8.3 hereof.

"GAAP" means generally accepted accounting principles.

"Knowledge"   of  any  Person   means   actual   knowledge,   after   reasonable
investigation, of such Person or the officers and directors of such Person.

"Letter of Transmittal" means a letter of transmittal in the form attached hereto as Exhibit A.

"Lien" means any claim, mortgage, deed of trust, pledge, lien, security interest, charge, encumbrance or similar agreement of any kind or nature whatsoever.

"Merger Consideration" means the Versar Common Stock to be issued and any cash to be paid in lieu of fractional shares pursuant to Section 2.8 hereof.

"Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"SMC" is defined above in the preamble.

"SMC Common Stock" means the common stock, $0.10 par value per share, of SMC.

"SMC Financial Statements" is defined in Section 5.8.

"SMC Holder" means each record holder of an outstanding Certificate that immediately prior to the Effective Time represents Converted Shares.

"SMC Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of SMC and its Subsidiaries, taken as a whole.

"SMC Preferred Stock" means the preferred stock, $1.00 par value per share, of SMC.

"SMC Required Consents" is defined in Section 5.6 hereof.

"SMC Special Stockholders' Meeting" is defined in Section 2.9 hereof.

"SMC Stockholder" means an owner of any SMC Common Stock.

"Subsidiary" means as to any Person, (i) a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

"Surviving Corporation" is defined in Section 2.1 hereof.

"Termination Date" is defined in Section 11.1 hereof.

"Versar" is defined above in the preamble.

"Versar Acquisition" is defined above in the preamble.

"Versar Common Stock" means the common stock, $0.01 par value per share, of Versar issued and outstanding at any designated time.

"Versar Financial Statements" is defined in Section 6.5 hereof.

"Versar Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Versar and its Subsidiaries, taken as a whole.



                                   ARTICLE II
                                 PLAN OF MERGER

    SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in compliance with the requirements of Delaware Law, at the Effective Time, SMC shall be merged with and into Versar Acquisition pursuant to
Section 252 of Delaware Law. Upon consummation of the Merger, the separate corporate existence of SMC shall cease. Versar Acquisition shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of SMC existing prior to the Merger.

    SECTION 2.2 Option to Restructure. If it is determined by Versar in its sole discretion at any time prior to the Effective Time, whether before or after the SMC Special Stockholders' Meeting, that the Merger may not qualify for tax-free reorganization status under the Internal Revenue Code of 1986, as amended, for any reason including without limitation the exercise of appraisal rights by SMC Stockholders or a decline in the price of Versar Common Stock, Versar shall have the option in its sole discretion, after consultation with SMC, to restructure the Merger such that Versar Acquisition shall merge with and into SMC, with SMC continuing as the Surviving Corporation. In such event SMC shall succeed to and assume all the rights and obligations of Versar Acquisition existing prior to the Merger.

    SECTION 2.3 Effective Time. The Surviving Corporation shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") that sets forth the Plan of Merger contained in this Article II and is otherwise in such form as may be required under, and is executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such other time as is stated therein (the "Effective Time").

    SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of each Constituent Corporation shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each Constituent Corporation shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

    SECTION 2.5 Certificate of Incorporation and Bylaws.

          (a) The Certificate of Incorporation of the Surviving Corporation in effect from and after the Effective Time, until amended in accordance with applicable law, shall be the Certificate of Incorporation of SMC as in effect immediately prior to the Effective Time.

          (b) The Bylaws of the Surviving Corporation in effect from and after the Effective Time, until amended in accordance with applicable law, shall be the Bylaws of SMC as in effect immediately prior to the Effective Time.

    SECTION 2.6 Directors. The directors of SMC who are directors of SMC immediately prior to the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Bankruptcy Plan and until his or her successor is duly elected and qualified.

    SECTION 2.7 Officers. The officers of SMC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

    SECTION 2.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Versar, Versar Acquisition, SMC or the holder of any shares of SMC Common Stock or SMC Preferred Stock:

          (a) Each share of SMC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SMC Common Stock held by Versar or Dissenting Shares) shall be converted into the right to receive .573584 shares of Versar Common Stock. Any shares of SMC Common Stock held in the treasury of SMC shall be canceled.

          (b) No fractional share of Versar Common Stock shall be issued to any SMC Holder, but in lieu thereof each SMC Holder who otherwise would be entitled to receive a fraction of a share of Versar Common Stock (after aggregating all fractional shares of Versar Common Stock which would be received by such SMC Holder) shall receive cash from Versar in an amount equal to the then Fair Market Value of a share of Versar Common Stock multiplied by such fraction.

          (c) Versar shall take all steps necessary to provide the Surviving Corporation with Versar Common Stock, as of the Effective Time, in an amount sufficient to issue the shares contemplated by this Section 2.8.

          (d) All SMC Common Stock held by Versar and all shares of SMC Preferred Stock outstanding immediately prior to the Effective Time shall not be converted or exchanged by virtue of the Merger, and each such share shall be canceled and retired as of the Effective Time.

          (e) Each share of capital stock of Versar Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of common stock of the Surviving Corporation.

    SECTION 2.9 Approval by SMC Stockholders. Consistent with Delaware Law, as soon as reasonably practicable following the date hereof, SMC shall cause a special meeting of the SMC Stockholders (the "SMC Special Stockholders' Meeting") to be duly called and held for the purpose of considering and taking action upon the adoption of this Agreement and approval of the Merger in accordance with Delaware Law. The Board of Directors of SMC shall recommend that the SMC Stockholders approve the Agreement and Merger.

                                   ARTICLE III
                                     CLOSING

    SECTION 3.1 Location; Date. The closing of the Merger (the "Merger") shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP, Thirty-First
Floor, 399 Park Avenue, New York, New York 10022-4697, as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions to the consummation of the Merger set forth in Article X hereof, unless the parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

    SECTION 3.2 Deliveries.  At the Closing,

          (a) The Surviving Corporation shall deliver to the Secretary of State of the State of Delaware a duly executed and verified copy of the Certificate of Merger, as required by Delaware Law;

          (b) The parties hereto shall deliver to each other the respective agreements and other documents and instruments specified with respect to them in Article X hereof and such other items as may be reasonably requested; and

          (c) The parties shall take all such other and further actions as may be required by Delaware Law and other applicable law to make the Merger effective upon the terms and subject to the conditions set forth herein.

                                   ARTICLE IV
                      DISSENTING SHARES; EXCHANGE OF SHARES

    SECTION 4.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of SMC Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by an SMC Stockholder who has not voted in favor of the Merger and who has demanded dissenters' rights for such shares of SMC Common Stock in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into the right to receive Merger Consideration unless and until such SMC Stockholder fails to perfect or withdraws or otherwise loses such Stockholder's right to dissenters' rights under Delaware Law. If, after the Effective Time, such Stockholder fails to perfect or withdraws or loses such Stockholder's dissenters' rights, such Stockholder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to
Section 2.8 hereof.

    SECTION 4.2 Exchange of Certificates.

          (a) From and after the Effective Time, a bank or trust company to be designated by Versar which shall be reasonably acceptable to SMC (the "Exchange Agent") shall act as Exchange Agent in effecting the exchange for the Merger Consideration of the Certificates representing SMC Common Stock entitled to payment pursuant to Section 2.8 hereof. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of an outstanding Certificate or Certificates, as of the Effective Time, which immediately prior to the Effective Time represented SMC Common Stock, a Letter of Transmittal and instructions for use in effecting the surrender of the Certificates for payment thereof. Upon the surrender of each such Certificate, together with such duly executed Letter of Transmittal, the Exchange Agent shall promptly pay the holder of such Certificate the Merger Consideration in exchange therefore, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or shares of SMC Common Stock held by Versar) shall represent solely the right to receive the Merger
     Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing SMC Common Stock surrendered in exchange therefore is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of SMC Common Stock, except as otherwise provided herein or by law.

          (b) At or before the Effective Time, Versar shall instruct the Bank of New York, as its transfer agent, to issue upon instruction from the Exchange Agent, the shares of Versar Common Stock to which holders of shares of SMC Common Stock shall be entitled at the Effective Time pursuant to Section 2.8 hereof in such names and such denominations as the Exchange Agent shall direct and shall deposit with the Exchange Agent funds sufficient to pay holders of SMC Common Stock any cash to which they may be entitled in lieu of fractional shares.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit (containing a guaranteed signature in the form required by Versar) of that fact by the Person claiming such Certificate to have been lost, stolen or destroyed and, if required by Versar, the posting by such Person of a bond in such reasonable amount as Versar may direct as indemnity against any claim that would be made against SMC, Versar or Versar Acquisition with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (d) After the Effective Time, there shall be no transfer of Converted Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of SMC. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for Merger Consideration. At the Effective Time, the stock ledger of SMC shall be closed.

          (e) At and after the Effective Time, the SMC Holders shall cease to have any rights as stockholders of SMC, except for the right to surrender Certificates to be converted pursuant to Section 4.2(a). All shares of Versar Common Stock issued (and cash paid in lieu of fractional shares) upon conversion of the SMC Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of SMC Common Stock.

          (f) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash and shares of Versar Common Stock in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Converted Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) the Surviving Corporation shall pay to such holder in exchange therefore its Merger Consideration, without any interest thereon. None of Versar, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Converted Shares for any amount properly delivered to a public office pursuant to applicable abandoned property, escheat or similar laws.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF SMC

    SMC represents and warrants to Versar and Versar Acquisition as follows:

    SECTION 5.1 Organization. SMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. SMC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have an SMC Material Adverse Effect.

    SECTION 5.2 Organizational Documents. SMC has furnished to Versar complete and correct copies of the organizational documents of SMC and each Subsidiary of SMC, as amended or restated, and as currently in effect. Neither SMC nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents, as amended or restated.

    SECTION 5.3 Capitalization. The authorized capital stock of SMC consists of 10,000,000 shares of SMC Common Stock and 1,750,000 shares of SMC Preferred Stock. As of the date of this Agreement (i) 1,999,604 shares of SMC Common Stock are issued and outstanding and are held of record by 653 persons and (ii) 1,750,000 shares of SMC Preferred Stock are issued and outstanding and are held of record by Versar. All of the issued and outstanding SMC Common Stock is validly issued, fully paid and nonassessable and has not been issued in violation of, and is not currently subject to, any preemptive rights. Except as set forth above, as of the date of this Agreement there are no shares of capital stock of SMC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating SMC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.

    SECTION 5.4 Subsidiaries and Material Investments.

          (a) The Subsidiaries of SMC are listed on Exhibit B hereto. Except as set forth on Exhibit B, (i) there are no Subsidiaries of SMC and (ii) SMC does not directly or indirectly own any equity or similar interest in, or interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          (b) SMC holds 100% of the outstanding capital stock of each Subsidiary listed on Exhibit B. SMC has good and marketable title to the securities evidencing its ownership of its Subsidiaries, which securities have been validly issued and are fully paid and nonassessable and, except as set forth on Exhibit B, are held by SMC free and clear of any Liens, restraint on alienation, or any other restriction with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

          (c) Each Subsidiary of SMC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each such Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have an SMC Material Adverse Effect.

    SECTION 5.5 Authority Relative to this Agreement. SMC has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by SMC and the consummation by SMC of the transactions contemplated hereby have been duly authorized by the SMC Board of Directors and, except for notification and recommendation by the SMC Board of Directors to, and approval of the Merger by, the SMC Stockholders in accordance with Delaware Law, no other corporate proceedings on the part of SMC are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by SMC and constitutes a valid and binding agreement of SMC, enforceable against SMC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights and to equitable principles.

    SECTION 5.6 Consents and Approvals; No Violations. (a) Except for the filing of the Certificate of Merger as required by Delaware Law and the filing of the Form S-4 with the SEC, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, public body or authority is necessary for the execution and delivery of this Agreement, and performance of the transactions contemplated by this Agreement, by SMC. Neither the execution, delivery and performance of this Agreement by SMC, nor the consummation by SMC of the transactions contemplated hereby, nor compliance by SMC with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of SMC or organizational documents of any SMC
Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation, including the Bankruptcy Plan, to which SMC or any SMC Subsidiary is a party or by which SMC or any SMC Subsidiary or any of their respective properties or assets may be bound or affected, except as listed on Exhibit C hereto ("SMC Required Consents"), (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SMC or any SMC Subsidiary or any of their respective properties or assets, (iv) result in the creation or imposition of any Lien on any material asset of SMC or any SMC Subsidiary or (v) cause the suspension or revocation of any registrations, licenses, permits and other consents or approvals of any governmental agency held by SMC or any SMC Subsidiary, except, in the case of clauses (ii), (iii), (iv), and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have an SMC Material Adverse Effect and provided that, in the case of clauses (ii) and (iv), no representation or warranty is hereby made with respect to the lease agreements of SMC and its Subsidiaries, which agreements were previously delivered to Versar.

    SECTION 5.7 Litigation. There is no suit, action or proceeding (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the Knowledge of SMC, threatened against or affecting SMC or any of its Subsidiaries, the outcome of which could, individually or in the aggregate, have an SMC Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against SMC or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

    SECTION 5.8 Financial Reports. SMC has previously furnished to Versar unaudited financial statements for the three-month period ended March 31, 1997 and in connection with the Form S-4 will furnish to Versar audited financial statements for the fiscal year ended December 31, 1996 and such other audited financial statements as are determined to be required by Form S-4 after consultation with the SEC (collectively, the "SMC Financial Statements"). The SMC Financial Statements have been, or will be, prepared in accordance with GAAP consistently applied (except in the case of the unaudited financial statements referenced above as otherwise permitted by the SEC for interim financial statements), present, or will present, fairly the consolidated financial position and consolidated assets and liabilities of SMC as of the dates thereof, and the results of operations and cash flows for the periods then ended, subject in the case of unaudited SMC Financial Statements to normal recurring year-end adjustments and absence of notes. Except as disclosed on Exhibit D, since July 10, 1996, SMC has made all filings required to be made by it in compliance with the Exchange Act, and such filings did not contain any untrue statement of any material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made as of the respective dates of filing.

    SECTION 5.9 Absence of Certain Changes of Events. Except as disclosed in filings that have been made by SMC under the Exchange Act, such actions as have been taken in connection with SMC's efforts to sell the company or as disclosed on Exhibit E, since March 31, 1997, SMC has in all material respects conducted its business in the ordinary course consistent with past practices and there has not occurred with respect to SMC any change or event that has had or is reasonably likely to have a SMC Material Adverse Effect.

    SECTION 5.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the SMC Financial Statements (or specifically referenced in the notes thereto) or were incurred after March 31, 1997 in the ordinary course of business and consistent with past practices, neither SMC nor its Subsidiaries have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

    SECTION 5.11 No Default. Neither SMC nor any of its Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (i) any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which SMC or any such Subsidiary is a party or by which SMC or any such Subsidiary or any of their respective properties or assets may be bound or affected, (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to SMC, any SMC
Subsidiary or any of their respective properties or assets, or (iii) any registration, license, permit and other consent or approval of any governmental agency, except in each case for breaches, defaults or violations which would not individually or in the aggregate have an SMC Material Adverse Effect.

    SECTION 5.12 Compliance with Applicable Law. SMC and its Subsidiaries are in compliance with all material applicable laws.

    SECTION 5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by SMC in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of SMC.

    SECTION 5.14 Investment Intent. To the knowledge of the senior officers of SMC without investigation, there is no present plan or intention by any SMC Stockholder to sell, exchange or otherwise dispose of their Versar Common Stock subsequent to the Effective Time of the Merger.

    SECTION 5.15 Disclosure.  No  representation  or warranty  contained in this
Article V or in any Exhibit hereto or any closing certificate and all information in the Form S-4 furnished or to be furnished by either SMC, its Subsidiaries, or any SMC Holder to Versar pursuant to this Agreement or in connection with the Merger contains or, at the Effective Time, will contain any untrue statement of material fact, or omits or, at the Effective Time, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                        OF VERSAR AND VERSAR ACQUISITION

    Versar and Versar Acquisition represent and warrant to SMC as follows:

    SECTION 6.1 Organization. Versar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Versar is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Versar Material Adverse Effect. Versar Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Versar Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually, or in the aggregate, have a Versar Material Adverse Effect.

    SECTION 6.2 No Versar Acquisition Assets, Liabilities or Business. Versar Acquisition is a newly formed wholly owned subsidiary of Versar, and except for any rights and liabilities that Versar Acquisition may have with respect to this Agreement, Versar Acquisition does not have any assets or liabilities, nor has Versar Acquisition conducted any business other than in connection with the transactions contemplated hereby and the formation of Versar Acquisition.

    SECTION 6.3 Authority Relative to this Agreement. Each of Versar and Versar Acquisition has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Versar and Versar Acquisition and the consummation by Versar and Versar Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Versar or Versar Acquisition are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Versar and Versar Acquisition and constitutes a valid and binding agreement of Versar and Versar Acquisition, enforceable against Versar and Versar Acquisition in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights and to equitable principles.

    SECTION 6.4 Consents and Approvals; No Violations. Except for the filing of the Certificate of Merger as required by Delaware Law and the filing of the Form S-4 with the SEC, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, public body or authority is necessary for the execution and delivery of this Agreement, and performance of the transactions contemplated by this Agreement, by Versar or Versar Acquisition. Neither the execution, delivery and performance of this Agreement by Versar and Versar Acquisition, nor the consummation by Versar and Versar Acquisition of the transactions contemplated hereby, nor compliance by Versar and Versar Acquisition with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation and Bylaws of Versar or Versar Acquisition, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Versar or Versar Acquisition is a party or by which Versar or Versar Acquisition or any of their respective properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Versar or Versar Acquisition or any of their respective properties or assets, (iv) result in the creation or imposition of any Lien on any material asset of Versar or Versar Acquisition, or (v) cause the suspension or revocation of any registrations, licenses, permits and other consents or approvals of any governmental agency held by Versar or Versar
Acquisition, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Versar Material Adverse Effect.

    SECTION 6.5 Financial Reports. Versar has previously furnished to SMC a true and complete copy of all reports and other documents filed by Versar with the SEC since June 30, 1996, including without limitation (i) its annual report on Form 10-K for the fiscal year ended June 30, 1996 including, among other things, audited consolidated balance sheets of Versar as of June 30, 1995 and 1996, and the related consolidated statements of earnings, cash flows and stockholders' equity for each of the three fiscal years in the period ended June 30, 1996 and
(ii) its quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 containing unaudited consolidated balance sheets of Versar as of the periods then ended, and the related consolidated statements of earnings, cash flows and stockholders equity for each of the fiscal periods referenced therein (collectively with the audited financial statements referenced above, the "Versar Financial Statements"). The Versar Financial Statements have been prepared in accordance with GAAP consistently applied (except in the case of the unaudited financial statements referenced above as otherwise permitted by the SEC for interim financial statements), present fairly the consolidated financial position and consolidated assets and liabilities of Versar as of the dates thereof, and the results of operations and cash flows for the periods then ended, subject in the case of unaudited Versar Financial Statements to normal recurring year-end adjustments and the absence of notes. Since June 30, 1996, Versar has made all filings required to be made in compliance with the Exchange Act, and such filings did not contain any untrue statement of any material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made as of their respective dates of filing.

    SECTION 6.6 Capitalization. The authorized capital stock of Versar consists of 30,000,000 shares of Versar Common Stock and 10,000,000 shares of undesignated preferred stock. As of the date of this Agreement, 5,131,964 shares of Versar Common Stock and no shares of preferred stock are issued and outstanding. All of the issued and outstanding Versar Common Stock is validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, there are no shares of capital stock of Versar issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Versar to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, other than obligations and commitments, including outstanding options to purchase 1,243,709 shares of Versar Common Stock, under Versar's stock option and certain employee benefit plans.

    SECTION 6.7 Absence of Certain Changes or Events. Except as disclosed in filings that have been made by Versar under the Exchange Act, since June 30, 1996, Versar has in all material respects conducted its business in the ordinary course consistent with past practices and there has not occurred with respect to Versar any change or event that has had or is reasonably likely to have a Versar Material Adverse Effect.

    SECTION 6.8 Litigation. Except for litigation disclosed in filings that have been made by Versar under the Exchange Act, there is no suit, action or proceeding (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agencies or instrumentality, or before any arbitrator) pending or, to the Knowledge of Versar, threatened against or affecting Versar or any of its Subsidiaries the outcome of which could, individually or in the aggregate, have a Versar Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Versar or any of its Subsidiaries having, or which, in so far as can reasonably be foreseen in the future may have, any such effect.

    SECTION 6.9 Absence of Undisclosed Liabilities. Except as disclosed in Versar's filings that have been made by Versar under the Exchange Act, and liabilities incurred after March 31, 1997 in the ordinary course of business and consistent with past practices, Versar does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

    SECTION 6.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Versar in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Versar.

    SECTION 6.11 Disclosure.  No  representation  or warranty  contained in this
Article VI or any Exhibit hereto or any closing certificate furnished or to be furnished by either Versar or its Subsidiaries to SMC pursuant to this Agreement or in connection with the Merger contains or, at the Effective Time, will contain any untrue statement of a material fact, or omits or, at the Effective Time, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VII
                                COVENANTS OF SMC

    SECTION 7.1 Conduct of Business of SMC. Except as expressly contemplated by this Agreement, during the period from the date hereof to the Effective Time, SMC will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and will use its reasonable best efforts to (i) preserve intact its business organization and assets, (ii) maintain in effect all federal, state and local licenses, approvals and authorizations, that are required for it to carry on its business, (iii) keep available the services of its officers and employees, and
(iv) maintain existing relationships with its lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Effective Time, SMC will not, without the prior written consent of Versar:

          (a) amend its articles of incorporation or bylaws;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell, pledge, encumber, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or amend in any respect any of the terms of any such securities or options outstanding as of the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire any of its securities or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (d) (i) except for borrowings under its existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person; (iii) pledge or otherwise encumber shares of its capital stock; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

          (e) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof (or that has been in effect within the six-month period ending on the date hereof) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or commit or agree to do any of the above;

          (g) except as required by GAAP, change any of the accounting principles or practices used by it (provided that, prior to making any change required by GAAP, SMC shall inform Versar in writing of the nature of such change);

          (h) make any Tax election or settle or compromise any Tax liability;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or specifically referred to in, the SMC Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice; provided that in no event shall SMC and its Subsidiaries repay any indebtedness except to the extent required by the terms thereof;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into any contract or agreement, other than contracts entered into in the ordinary course of business consistent with past practice with executory obligations not to exceed $150,000 in each case; (iii) authorize any capital expenditures in excess of $5,000 or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (k) commit or agree in writing or otherwise to take any of the actions described in Section 7.1(a) through 7.1(j) or any action which would make any of the representations or warranties of SMC contained in this Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in this Agreement not being satisfied.

    SECTION 7.2 Access to Information. Between the date hereof and the Effective Time, SMC will give each of Versar and Versar Acquisition and their respective authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of SMC and its Subsidiaries, will permit each of Versar and Versar Acquisition to make such inspections as they may reasonably require and will cause SMC's officers to furnish Versar and Versar Acquisition with such financial and operating data and other information with respect to the business and properties of SMC as Versar or Versar Acquisition may from time to time request.

    SECTION 7.3 SMC Special Stockholders' Meeting. As soon as practicable following the date hereof, SMC shall assist in the preparation of a notice to SMC Stockholders as required by Delaware Law relating to the SMC Special Stockholders' Meeting to be included in the Form S-4, and shall otherwise assist in the preparation of the Form S-4 to the extent requested by Versar (including assisting with the preparation of such audited financial statements of SMC as are required for inclusion in the Form S-4), and shall cause such meeting to be convened and the SMC Stockholders to vote with respect to this Agreement and the Merger in accordance with the Form S-4.

    SECTION 7.4 Fulfillment of Closing Conditions. At and prior to the Closing, SMC shall use commercially reasonable efforts to fulfill the conditions specified in Article X hereof to the extent that the fulfillment of such conditions is then in its control, except that SMC shall not be required to pay or expend any funds in excess of $ 10,000 in the aggregate to correct any default under the representations and warranties of SMC or to fulfill any of such conditions. In connection with the foregoing, SMC will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the agreements and other documents referenced in Section 10.3, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Merger, (d) use commercially reasonable efforts to obtain in a timely manner the SMC Required Consents, and
(e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all of the things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. SMC shall give Versar prompt written notice of any event or development that occurs or fails to occur (and that is known to SMC) that gives SMC reason to believe the conditions set forth in Section 10.3 will not be satisfied prior to the Termination Date.

    SECTION 7.5 Acquisition Proposals. SMC will not, and will use its best efforts to cause its officers, directors, employees, representatives and agents not to, initiate, encourage or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or, except to the extent required by their fiduciary duties, engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to, any acquisition, or purchase of all or any significant portion of the assets of, or any equity interest in, SMC or any of its Subsidiaries or any merger, consolidation or other business combination of SMC or any of its Subsidiaries with any other Person. SMC represents that as of the date hereof it has ceased any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. SMC agrees to notify immediately Versar if any such negotiations, provision of confidential information or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto.

    SECTION 7.6 Rule 145 Affiliates. Promptly after the date hereof, SMC shall identify in a letter to Versar all persons who might, at the time of the SMC Special Stockholders' Meeting, be deemed to be "affiliates" of SMC for the purposes of Rule 145 under the Securities Act (the "Securities Act Affiliates") and shall use its best efforts to cause each person who is identified as a possible Securities Act Affiliate to enter into, prior to the Effective Time, an agreement in form and substance reasonably acceptable to Versar pursuant to which (i) each such person acknowledges such person's responsibilities as a Securities Act Affiliate and (ii) agrees to comply with the security transfer restrictions imposed by the Securities Act.



                                  ARTICLE VIII
                               COVENANTS OF VERSAR


    SECTION 8.1 Fulfillment of Closing Conditions. At and prior to the Closing, Versar shall use commercially reasonable efforts to fulfill the conditions specified in Article X hereof to the extent that the fulfillment of such conditions is then in its control, except that Versar shall not be required to pay or expend any funds in excess of $10,000 in the aggregate to correct any default under the representations and warranties of Versar or to fulfill any of such conditions. In connection with the foregoing, Versar will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the agreements and other documents referenced in Section 10.2, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Merger, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required for the consummation of the Merger and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all of the things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. Versar shall give SMC prompt written notice of any event or development that occurs or fails to occur (and that is known to Versar) that gives Versar reason to believe the conditions set forth in Section 10.2 will not be satisfied prior to the Termination Date.

    SECTION 8.2 Registration Statement on Form S-4. Versar shall prepare and file with the SEC as soon as reasonably practicable after the date hereof, a registration statement on Form S-4 under the Securities Act, for purposes of registering the Versar Common Stock to be issued in the Merger. Such registration statement on Form S-4 and any amendments or supplements thereto are referred to herein as the "Form S-4". The Form S-4 will also contain a proxy statement and notice soliciting proxies from the SMC Stockholders with respect to the Merger and providing all notices required with respect to the SMC Special Stockholders' Meeting. Versar shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing. Versar shall also take such action as may be reasonably required to cause the shares covered by Form S-4 to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws. Versar covenants that the Form S-4 (i) will comply in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (ii) will not at the time such document is filed with the SEC or at any time after it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading; provided that such covenant shall not apply to any information related to SMC or provided by SMC for inclusion in the Form S-4.

    SECTION 8.3 Stock Exchange Listing. Versar shall prepare and file an application with the American Stock Exchange, Inc. to list on such exchange the Versar Common Stock issuable pursuant to the Merger effective as of the consummation of the Merger and will use commercially reasonable efforts to cause such application to be approved by such time.

                                   ARTICLE IX
                            COVENANTS OF THE PARTIES

    SECTION 9.1 Public Announcements. Versar and SMC will consult with each other, and SMC shall secure Versar's consent, before issuing any press release or otherwise making any public statements with respect to this Agreement and the Merger.

    SECTION 9.2 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession in and to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.



                                    ARTICLE X
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 10.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or other governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (b) The Form S-4 shall have become effective, no stop order suspending the effectiveness of the Form S-4 shall then be in effect,and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn. All state securities or blue sky permits or approvals required to carry out the Merger shall have been received.

          (c) The Versar Common Stock issuable in connection with the Merger shall have been duly approved for listing on the American Stock Exchange.

          (d) The SMC Stockholders shall have approved this Agreement and the Merger.

    SECTION 10.2 Conditions Precedent to Obligation of SMC to Effect the Merger. The obligation of SMC to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

          (a) Versar shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the representations and warranties of Versar contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing as if made at and as of such time, except as contemplated by this Agreement, and SMC shall have received a certificate of the Chairman of the Board, the President or the Chief Financial Officer of Versar as to the satisfaction of this condition.

          (b) Versar and Versar Acquisition shall have secured all waivers, consents and approvals necessary for the consummation of the Merger.

          (c) Versar Acquisition shall execute such documents as shall be required under the Bankruptcy Plan to affirm its assumption of all obligations of SMC thereunder.

    SECTION 10.3 Conditions to Obligations of Versar to Effect the Merger. The obligations of Versar to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

          (a) SMC shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the representations and warranties of SMC contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing as if made at and as of such time, except as expressly disclosed by SMC Disclosure Letter or this Agreement, and Versar shall have received a Certificate of the

     Chairman of the Board, the President or the Chief Financial Officer of SMC as to the satisfaction of this condition.

          (b) SMC shall have secured all SMC Required Consents.


                                   ARTICLE XI
                         TERMINATION: AMENDMENT: WAIVER

    SECTION 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice as set forth below:

          (a) by mutual written consent duly authorized by the Board of Directors of each of Versar and SMC;

          (b) by either Versar or SMC if the Merger shall not have been consummated on or before December 31, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Versar or SMC if a court of competent jurisdiction or a governmental, regulatory or administrative agency, or commission shall have issued an injunction (which injunction the parties shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Merger, and such injunction shall have become final and non-appealable;

          (d) by SMC if Versar and Versar Acquisition shall have materially breached, or failed to comply with, any of their obligations under this Agreement or any representation or warranty made by Versar and Versar Acquisition shall have been materially incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Versar Material Adverse Effect; or

          (e) by Versar if SMC shall have materially breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by it shall have been materially incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in each case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in an SMC Material Adverse Effect.

    SECTION 11.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders. Nothing contained in this Section 11.2 shall relieve any party from liability for any willful breach of this Agreement.

    SECTION 11.3 Extension; Waiver. At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE XII
                                  MISCELLANEOUS

    SECTION 12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    SECTION 12.2 Nonsurvival of Representations and Warranties. Except for any agreements to be performed in any part after the Effective Time, the representations, warranties, covenants and other agreements contained herein and in any certificate delivered pursuant hereto shall not survive beyond the Effective Time or any termination of this Agreement.

    SECTION 12.3 Entire Agreement; Assignment. This Agreement and documents and instruments referred to herein and therein (i) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

    SECTION 12.4 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

    SECTION 12.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

    If to Versar or Versar              Versar, Inc.
    Acquisition:                        6850 Versar
                                        Springfield, Virginia 22151
                                        Attn: James C. Dobbs, Esq.

    with a copy to:                     Paul, Hastings, Janofsky & Walker LLP
                                        600 Peachtree Street, N.E.
                                        Suite 2400
                                        Atlanta, Georgia 30308-2222
                                        Attn: Wayne Shortridge, Esq.

    If to SMC:                          Science Management Corporation
                                        721 Route 202/206
                                        1610 Independent Square
                                        Bridgewater, New Jersey 08807
                                        Attn: James A. Skidmore, Jr.

    with a copy to:                     Sills Cummis Zuckerman Radin Tischman
                                        Epstein & Gross, P.A.
                                        One Riverfront Plaza
                                        Newark, New Jersey 07102-5400
                                        Attn: Steven B. Jackman, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    SECTION 12.6 Governing Law. Delaware law shall govern all issues concerning this Agreement and the Merger, including, without limitation, the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

    SECTION 12.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 12.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 12.9 Further Assurances. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

    SECTION 12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    SECTION 12.11 Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                      Versar:
                                      -------

                                      Versar, Inc., a Delaware corporation


                                      By: /s/ Benjamin M. Rawls
                                      ------------------------------------
                                      Name:  Benjamin M. Rawls
                                      Title: Chairman, President and CEO


                                      Versar Acquisition
                                      ------------------

                                      Versar Acquisition I, Corp. a Delaware
                                      corporation


                                      By: /s/ James Charles Dobbs
                                      ------------------------------------
                                      Name:  James Charles Dobbs
                                      Title: Vice President


                                      SMC:
                                      ----

                                      Science Management Corporation, a Delaware corporation


                                      By: /s/ James A. Skidmore, Jr.
                                      -------------------------------------
                                      Name:  James A. Skidmore, Jr.
                                      Title: Chairman, President and CEO

                                  Apprendix II
                        Delaware General Corporation Law
                       Section Regarding Appraisal Rights

262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
              (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:
              (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f)1 of ss.251 of this title.
              (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.
              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b.of this paragraph; or
              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
              (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
              (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
              (d)  Appraisal rights shall be perfected as follows:
              (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
              (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
              (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
              (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
              (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
              (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to  appraisal  rights  under  this section.
              (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
              (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
              (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
              (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by
Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96.)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.   Indemnification of Directors and Officers

           Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Certificate of Incorporation and Bylaws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

Item 21.   Exhibits and Financial Statement Schedules

           The exhibits filed as part of this Registration Statement are as follows:


Exhibit
 Number                            Description of Exhibit
----------                        ------------------------
    2.0 Agreement and Plan of Merger among Versar, Inc., Versar Acquisition I, Corp. and Science Management Corporation, dated July 29, 1997 (included as Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement).

    4.1 Restated Certificate of Incorporation of Versar, Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1 effective November 20, 1986 File No. 33-9391 (the "Form S-1")).

    4.2 Amendment to Restated Certificate of Incorporation (incorporated by reference to the Registrant's Form 10-Q for the fiscal quarter ended December 31, 1996).

    4.3 Bylaws of Versar, Inc. (incorporated by reference to the Registrant's Form 10-K for the fiscal year ended June 30, 1996).

    5.0 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.*

    8.0 Opinion of Paul, Hastings, Janofsky & Walker LLP pertaining to the federal income tax consequences of the Merger.*

    10.1 Agreement dated July 31, 1990 between the Registrant and the U.S. Army Natick RD&E Center and as modified through May 23, 1991 (incorporated by reference to exhibit 10.3 to the Registrant's Form 10-K for the fiscal year ended June 30, 1991 (the "1991 Form 10-K")).

    10.2  Incentive  Stock  Option Plan  (incorporated  by  reference to exhibit
          10.10 to the Registrant's Form 10-K for the fiscal year ended June 30, 1987 (the "1987 Form 10-K")).**

    10.3 Executive Tax and Investment Counseling Program (incorporated by reference to exhibit 10.11 to the Form S-1).

    10.4  Nonqualified  Stock Option Plan  (incorporated by reference to exhibit
          10.12 to the 1987 Form 10-K).**

    10.5 Employee Incentive Plan, as amended (incorporated by reference to exhibit 10.13 to the Registrant's Form 10-K for the fiscal year ended June 30, 1990 (the "1990 Form 10-K")).**

    10.6  Deferred Compensation Agreements dated as follows:

          July 1, 1987 between the Registrant and Charles I. Judkins, Jr. (incorporated by reference to exhibit 10.17 to the Registrant's Form 10-K for the fiscal year ended June 30, 1988 (the "1988 Form 10-K")).

          July 1, 1988 between the Registrant and Gayaneh Contos (incorporated by reference to exhibit 10.17 to the Registrant's Form 10-Q for the fiscal quarter ended September 30, 1989).

    10.7 Executive Medical Plan dated August 21, 1991, effective July 1, 1991 (incorporated by reference to exhibit 10.26 to the 1991 Form 10-K).

    10.8 Agreement dated March 30, 1990 between the Registrant, the Department of the Army, U.S. Army Toxic and Hazardous Materials Agency as modified through March 29, 1993 (incorporated by reference to exhibit
          10.44 to the Registrant's Form 10-K for the fiscal year ended June 30, 1992 and exhibit 10.44 to the Registrant's Form 10-K for the fiscal year ended June 30, 1993 (the "1993 Form 10-K")).

    10.9 Incentive Stock Option Plan of Versar, Inc. dated December 1, 1992 (incorporated by reference to exhibit 10.52 to the 1993 Form 10-K).**

    10.10 Agreement dated March 10, 1993 between the Registrant and the Environmental Protection Agency (incorporated by reference to exhibit
          10.58 to the 1993 Form 10-K).

    10.11 Asset Purchase Agreement dated July 29, 1994 between Registrant and Kemron Environmental Services, Inc. of certain assets of the registrants wholly-owned subsidiary Versar Laboratories, Inc. (incorporated by reference to exhibit 10.64 to the Registrant's Form 10-K for the fiscal year ended June 30, 1994 (the "1994 Form 10-K")).

    10.12 Agreement dated January 13, 1994 between the Registrant and the Department of the Air Force (incorporated by reference to exhibit
          10.66 to the 1994 Form 10-K).

    10.13 Agreement dated January 18, 1994 between the Registrant and OHM Services Remediation Corporation (incorporated by reference to exhibit
          10.67 to the 1994 Form 10-K).

    10.14 Agreement dated July 18, 1995 between the Registrant and the U.S. Air Force Human Systems Center (incorporated by reference to exhibit 10.70 to the Registrant's Form 10-K for the fiscal year ended June 30, 1995 (the "1995 Form 10-K")).

    10.15 Agreement dated March 29, 1995 between the Registrant and the U.S. Army Norfolk Corps of Engineers (incorporated by reference to exhibit
          10.71 to the 1995 Form 10-K).

    10.16 Agreement dated March 16, 1995 between the Registrant and the U.S. Army Baltimore Corps of Engineers (incorporated by reference to exhibit 10.72 to the 1995 Form 10-K).

    10.17 Agreement dated April 25, 1995 between the Registrant and the U.S. Army Philadelphia Corps of Engineers (incorporated by reference to exhibit 10.73 to the 1995 Form 10-K).

    10.18 Agreement dated August 10, 1995 between the Registrant and the Environmental Protection Agency (incorporated by reference to exhibit
          10.74 to the 1995 Form 10-K).

    10.19 Agreement dated January 31, 1995 between Geomet Technologies, Inc., a subsidiary of the Registrant and the U.S. Army Soldier Systems Command (incorporated by reference to exhibit 10.75 to the 1995 Form 10-K).

    10.20 Agreement dated July 13, 1995 between Geomet Technologies, Inc., a subsidiary of the Registrant and the U.S. General Services Administration (incorporated by reference to exhibit 10.76 to the 1995 Form 10-K).

    10.21 Employment Agreement dated September 1, 1996 between the Registrant and Benjamin M. Rawls (incorporated by reference to exhibit 10.79 to the Registrant's Form 10-K for the fiscal year ended June 30, 1996 (the "1996 Form 10-K")).**

    10.22 Employment Agreement dated September 1, 1996 between the Registrant and Thomas S. Rooney (incorporated by reference to exhibit 10.80 to the 1996 Form 10-K).**

    10.23 Change of Control Severance Agreement dated September 1, 1996 between the Registrant and Lawrence W. Sinnott (incorporated by reference to exhibit 10.81 to the 1996 Form 10-K).**

    10.24 Change of Control Severance Agreement dated September 1, 1996 between the Registrant and James C. Dobbs (incorporated by reference to exhibit 10.82 to the 1996 Form 10-K).**

    11.0  Statement Re: Computation of Earnings Per Common Share.***

    21.0  Subsidiaries of Versar, Inc.***


    23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.*


    23.2 Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinions relating to the legality of the securities and the tax consequences of the Merger. Such consent is contained in their opinions filed as Exhibits 5 and 8 to this Registration Statement.*

    24 Power of Attorney authorizing Benjamin M. Rawls and James C. Dobbs to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).


    99.1  Form of Proxy.***



--------------------------------
*   Filed by this amendment.
**  Management contract or compensatory plan or arrangement.
*** Previously filed.



Item 22.   Undertakings

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Virginia, on this 25th day of September, 1997.



                                        VERSAR, INC.


                                        By:/s/ Benjamin M. Rawls
                                           ---------------------
                                           Benjamin M. Rawls
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin M. Rawls and James C. Dobbs, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


/s/          *                                                       09/25/97
----------------------------------                                   --------
Benjamin M. Rawls, Chairman                                            Date
of the Board of Directors,
President and Chief Executive
Officer and Director
(Principal Executive Officer)


/s/          *                                                       09/25/97
----------------------------------                                   --------
Michael Markels, Jr.                                                    Date
Chairman Emeritus and Director


/s/          *                                                       09/25/97
----------------------------------                                   --------
Lawrence W. Sinnott, Vice                                               Date
President, Chief Financial
Officer and Principal Accounting Officer




                                             [Signatures continued on next page]

                                 [Signatures continued from preceding next page]



/s/          *                                                       09/25/97
----------------------------------                                   --------
Robert L. Durfee, Executive Vice                                        Date
President and Director



----------------------------------                                   --------
John E. Gray                                                            Date
Director


----------------------------------                                   --------
John P. Horton                                                          Date
Director



/s/          *                                                       09/25/97
----------------------------------                                   --------
Charles I. Judkins, Jr.                                                 Date
Director


/s/          *                                                       09/25/97
----------------------------------                                   --------
M. Lee Rice                                                             Date
Director


/s/          *                                                       09/25/97
----------------------------------                                   --------
Thomas J. Shields                                                       Date
Director


/s/          *                                                       09/25/97
----------------------------------                                   --------
James A. Skidmore, Jr.                                                  Date
Director


* /s/ James C. Dobbs                                                 09/25/97
  -------------------------------                                    --------
  James C. Dobbs, as                                                    Date
  attorney in fact

                                  EXHIBIT INDEX


Exhibit
Number                           Description of Exhibit
----------                       ----------------------
    2.0 Agreement and Plan of Merger among Versar, Inc., Versar Acquisition I, Corp. and Science Management Corporation, dated July 29, 1997 (included as Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement).

    4.1 Restated Certificate of Incorporation of Versar, Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1 effective November 20, 1986 File No. 33-9391 (the "Form S-1")).

    4.2 Amendment to Restated Certificate of Incorporation (incorporated by reference to the Registrant's Form 10-Q for the fiscal quarter ended December 31, 1996).

    4.3 Bylaws of Versar, Inc. (incorporated by reference to the Registrant's Form 10-K for the fiscal year ended June 30, 1996).

    5.0 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.*

    8.0 Opinion of Paul, Hastings, Janofsky & Walker LLP pertaining to the federal income tax consequences of the Merger.*

    10.1 Agreement dated July 31, 1990 between the Registrant and the U.S. Army Natick RD&E Center and as modified through May 23, 1991 (incorporated by reference to exhibit 10.3 to the Registrant's Form 10-K for the fiscal year ended June 30, 1991 (the "1991 Form 10-K")).

    10.2  Incentive  Stock  Option Plan  (incorporated  by  reference to exhibit
          10.10 to the Registrant's Form 10-K for the fiscal year ended June 30, 1987 (the "1987 Form 10- K")).**

    10.3 Executive Tax and Investment Counseling Program (incorporated by reference to exhibit 10.11 to the Form S-1).

    10.4  Nonqualified  Stock Option Plan  (incorporated by reference to exhibit
          10.12 to the 1987 Form 10-K).**

    10.5 Employee Incentive Plan, as amended (incorporated by reference to exhibit 10.13 to the Registrant's Form 10-K for the fiscal year ended June 30, 1990 (the "1990 Form 10-K")).**

    10.6  Deferred Compensation Agreements dated as follows:

          July 1, 1987 between the Registrant and Charles I. Judkins, Jr. (incorporated by reference to exhibit 10.17 to the Registrant's Form 10-K for the fiscal year ended June 30, 1988 (the "1988 Form 10-K")).

          July 1, 1988 between the Registrant and Gayaneh Contos (incorporated by reference to exhibit 10.17 to the Registrant's Form 10-Q for the fiscal quarter ended September 30, 1989).

    10.7 Executive Medical Plan dated August 21, 1991, effective July 1, 1991 (incorporated by reference to exhibit 10.26 to the 1991 Form 10-K).

    10.8 Agreement dated March 30, 1990 between the Registrant, the Department of the Army, U.S. Army Toxic and Hazardous Materials Agency as modified through March 29, 1993 (incorporated by reference to exhibit
          10.44 to the Registrant's Form 10-K for the fiscal year ended June 30, 1992 and exhibit 10.44 to the Registrant's Form 10-K for the fiscal year ended June 30, 1993 (the "1993 Form 10-K")).

    10.9 Incentive Stock Option Plan of Versar, Inc. dated December 1, 1992 (incorporated by reference to exhibit 10.52 to the 1993 Form 10-K).**

    10.10 Agreement dated March 10, 1993 between the Registrant and the Environmental Protection Agency (incorporated by reference to exhibit
          10.58 to the 1993 Form 10- K).

    10.11 Asset Purchase Agreement dated July 29, 1994 between Registrant and Kemron Environmental Services, Inc. of certain assets of the registrants wholly-owned subsidiary Versar Laboratories, Inc. (incorporated by reference to exhibit 10.64 to the Registrant's Form 10-K for the fiscal year ended June 30, 1994 (the "1994 Form 10-K")).

    10.12 Agreement dated January 13, 1994 between the Registrant and the Department of the Air Force (incorporated by reference to exhibit
          10.66 to the 1994 Form 10-K).

    10.13 Agreement dated January 18, 1994 between the Registrant and OHM Services Remediation Corporation (incorporated by reference to exhibit
          10.67 to the 1994 Form 10-K).

    10.14 Agreement dated July 18, 1995 between the Registrant and the U.S. Air Force Human Systems Center (incorporated by reference to exhibit 10.70 to the Registrant's Form 10-K for the fiscal year ended June 30, 1995 (the "1995 Form 10-K")).

    10.15 Agreement dated March 29, 1995 between the Registrant and the U.S. Army Norfolk Corps of Engineers (incorporated by reference to exhibit
          10.71 to the 1995 Form 10- K).

    10.16 Agreement dated March 16, 1995 between the Registrant and the U.S. Army Baltimore Corps of Engineers (incorporated by reference to exhibit 10.72 to the 1995 Form 10-K).

    10.17 Agreement dated April 25, 1995 between the Registrant and the U.S. Army Philadelphia Corps of Engineers (incorporated by reference to exhibit 10.73 to the 1995 Form 10-K).

    10.18 Agreement dated August 10, 1995 between the Registrant and the Environmental Protection Agency (incorporated by reference to exhibit
          10.74 to the 1995 Form 10- K).

    10.19 Agreement dated January 31, 1995 between Geomet Technologies, Inc., a subsidiary of the Registrant and the U.S. Army Soldier Systems Command (incorporated by reference to exhibit 10.75 to the 1995 Form 10-K).

    10.20 Agreement dated July 13, 1995 between Geomet Technologies, Inc., a subsidiary of the Registrant and the U.S. General Services Administration (incorporated by reference to exhibit 10.76 to the 1995 Form 10-K).

    10.21 Employment Agreement dated September 1, 1996 between the Registrant and Benjamin M. Rawls (incorporated by reference to exhibit 10.79 to the Registrant's Form 10-K for the fiscal year ended June 30, 1996 (the "1996 Form 10-K")).**

    10.22 Employment Agreement dated September 1, 1996 between the Registrant and Thomas S. Rooney (incorporated by reference to exhibit 10.80 to the 1996 Form 10- K).**

    10.23 Change of Control Severance Agreement dated September 1, 1996 between the Registrant and Lawrence W. Sinnott (incorporated by reference to exhibit 10.81 to the 1996 Form 10-K).**

    10.24 Change of Control Severance Agreement dated September 1, 1996 between the Registrant and James C. Dobbs (incorporated by reference to exhibit 10.82 to the 1996 Form 10-K).**

    11.0  Statement Re: Computation of Earnings Per Common Share.***

    21.0  Subsidiaries of Versar, Inc.***


    23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.*


    23.2 Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinions relating to the legality of the securities and the tax consequences of the Merger. Such consent is contained in their opinions filed as Exhibits 5 and 8 to this Registration Statement.*

    24 Power of Attorney authorizing Benjamin M. Rawls and James C. Dobbs to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).


    99.1  Form of Proxy.***




--------------------------------
*   Filed by this amendment.
**  Management contract or compensatory plan or arrangement.
*** Previously filed.